UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement.
☐  Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐  Definitive Proxy Statement.
☐  Definitive Additional Materials.
☐  Soliciting Material Pursuant to §240.14a-12.

SYMBION, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of Symbion, Inc. (“Symbion common stock”)

(2)	Aggregate number of securities to which transaction applies:
21,835,689 shares of Symbion common stock (including 107,766 shares of restricted stock)
1,991,444 options and warrants to purchase shares of Symbion common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Calculated solely for purposes of determining the filing fee. The filing fee was calculated based on the sum of (1) an aggregate cash payment of $488,027,650 for the proposed per share cash payment of $22.35 for 21,835,689 outstanding shares of Symbion common stock (including 107,766 shares of restricted stock) and (2) an aggregate cash payment of $9,047,359 expected to be paid upon the cancellation of outstanding options and warrants having an exercise price of less than $22.35 (the sum of (1) and (2), the “Total Consideration”). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, the filing fee was determined by multiplying .0000307 by the Total Consideration.

(4)	Proposed maximum aggregate value of transaction: $497,075,009

(5)	Total fee paid: $15,261

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SYMBION, INC.
40 Burton Hills Boulevard, Suite 500
Nashville, Tennessee 37215

           , 2007

To Our Stockholders:

You are cordially invited to attend a special meeting of stockholders of Symbion, Inc., a Delaware corporation, to be held at  :00 a.m., Central Time, on          , 2007, at the offices of Waller Lansden Dortch & Davis, LLP, 511 Union Street, Suite 2700, Nashville, Tennessee 37219. The attached notice of the special meeting and proxy statement provide information regarding the matters to be acted on at the special meeting, including at any adjournment or postponement thereof.

At the special meeting you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 24, 2007, referred to as the merger agreement, among Symbol Acquisition, L.L.C., a Delaware limited liability company, referred to as Parent, Symbol Merger Sub, Inc., a Delaware corporation, referred to as Merger Sub, and Symbion. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement. Under the merger agreement, Merger Sub, a wholly owned subsidiary of Parent, will be merged with and into Symbion, with Symbion being the surviving corporation. Parent and Merger Sub were formed in connection with the execution of the merger agreement. Parent is currently owned by Crestview Partners, L.P. (formerly known as Crestview Capital Partners, L.P.), referred to as Crestview, a private equity firm. If the merger is completed, a group of investors led by funds affiliated with Crestview and including certain members of Symbion’s management will own all of the outstanding capital stock of Parent, and Symbion will no longer be a publicly-traded company. In connection with the merger, we expect that Richard E. Francis, Jr. and Clifford G. Adlerz, referred to as rollover investors, will exchange all or a portion of their equity interests in Symbion and/or pay cash for equity interests in Parent. Certain other Symbion executives and employees will likewise be offered the opportunity to make such exchanges and become rollover investors.

If Symbion’s stockholders adopt the merger agreement and the merger is completed, each share of Symbion common stock (other than treasury shares, shares to be exchanged for equity interests in Parent by rollover investors, shares held by Parent, Merger Sub or their respective subsidiaries and affiliates and shares held by Symbion stockholders who choose to be dissenting stockholders by exercising and perfecting their appraisal rights under Delaware law with respect to the merger) will be converted into the right to receive $22.35 in cash, without interest and less any applicable withholding taxes. The receipt of cash in exchange for shares of Symbion common stock in the merger will constitute a taxable transaction for stockholders for U.S. federal income tax purposes.

On March 26, 2007, the board of directors of Symbion established a special committee comprised of three independent and disinterested directors and empowered it to, among other things, consider, evaluate, assess, negotiate and reject or recommend to Symbion’s full board of directors any potential transaction related to the merger proposal submitted by Crestview. The special committee unanimously determined that the merger agreement is advisable and fair to and in the best interests of Symbion and the holders of Symbion’s common stock (other than Parent, Merger Sub or their respective subsidiaries and affiliates and the rollover investors) and has recommended (1) that the board of directors declare the advisability of, and approve, the merger, the merger agreement, and the transactions contemplated thereby; (2) that the board of directors resolve to recommend that Symbion’s stockholders adopt the merger agreement; and (3) that the stockholders of Symbion vote to adopt the merger agreement.

The Symbion board of directors (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of Symbion and its stockholders (other than Parent, Merger Sub or their respective subsidiaries and affiliates and the rollover investors); (2) determined that the consideration to be paid for each share of common stock is fair to the stockholders (other than Parent, Merger Sub or their respective subsidiaries and affiliates); and (3) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger. This determination is based in part upon the unanimous recommendation of the special committee.

The Symbion board of directors recommends that you vote FOR the adoption of the merger agreement and FOR any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement in the event that there are not sufficient votes represented at the special meeting to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please give this material your careful attention. You also may obtain more information about Symbion from documents we have filed with the Securities and Exchange Commission.

Regardless of the number of shares you own, your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Symbion common stock entitled to vote thereon. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement. Whether or not you plan to attend the special meeting, please submit your proxy in one of the following ways:

•	use the toll-free number shown on your proxy card;

•	use the Internet website shown on your proxy card; or

•	complete, sign, date and return the enclosed proxy card at your first opportunity.

Returning the proxy card or submitting your vote using the telephone or Internet will not deprive you of your right to attend the special meeting and vote your shares in person. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. If you complete, sign and submit your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and approval of any adjournment of the special meeting.

If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc., our proxy solicitation agent, toll-free at 1-800-758-5378 or collect at 1-212-269-5550.

Thank you for your cooperation and continued support.

Very truly yours,

DAVID M. WILDS Chairman of the Special Committee	RICHARD E. FRANCIS, JR. Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.

The proxy statement is dated          , 2007, and is first being mailed to stockholders on or about          , 2007.

SYMBION, INC.
40 Burton Hills Boulevard, Suite 500
Nashville, Tennessee 37215

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON          , 2007

To Our Stockholders:

You are invited to attend a special meeting of the stockholders of Symbion, Inc., a Delaware corporation, to be held at   a.m., Central Time, on          , 2007, at the offices of Waller Lansden Dortch & Davis, LLP, 511 Union Street, Suite 2700, Nashville, Tennessee 37219, to consider and vote upon the following matters:

•	a proposal to adopt the Agreement and Plan of Merger, dated as of April 24, 2007, referred to as the merger agreement, by and among Symbion, Symbol Acquisition, L.L.C., a Delaware limited liability company, referred to as Parent, and Symbol Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, referred to as Merger Sub, as it may be amended from time to time;

•	the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•	such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only stockholders who owned Symbion common stock of record at the close of business on          , 2007 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. A list of Symbion stockholders will be available at our principal offices at 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215, during ordinary business hours for the ten days immediately prior to the special meeting.

The Symbion board of directors, based in part on the unanimous recommendation of the special committee, (1) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Symbion and its stockholders (other than Parent, Merger Sub or their respective subsidiaries and affiliates and the rollover investors); (2) determined that the consideration to be paid for each share of common stock is fair to the stockholders (other than Parent, Merger Sub or their respective subsidiaries and affiliates); and (3) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, the Symbion board of directors unanimously recommends that you vote FOR the adoption of the merger agreement and FOR any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement in the event that there are not sufficient votes represented at the special meeting to adopt the merger agreement.

Regardless of the number of shares that you own, your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Symbion common stock entitled to vote thereon. The adjournment proposal requires the affirmative vote of a majority of the shares of Symbion common stock present at the special meeting and entitled to vote thereon. Even if you plan to attend the special meeting, we request that you submit your proxy in one of the following ways:

•	use the toll-free number shown on your proxy card;

•	use the Internet website shown on your proxy card; or

•	complete, sign, date and return the enclosed proxy card at your first opportunity.

If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, which will have the same effect as a vote against the adoption of the merger agreement but will not affect the outcome of the vote regarding the adjournment proposal.

Returning the proxy card or submitting your vote using the telephone or Internet will not deprive you of your right to attend the special meeting and vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name or present a copy of a brokerage statement reflecting stock ownership as of the record date.

If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards through one of the methods described above. If you submit your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and approval of any adjournment of the special meeting referred to above.

Symbion’s stockholders have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares under applicable provisions of Delaware law. In order to perfect and exercise appraisal rights, stockholders must give written demand for appraisal of their shares before the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Appendix C to the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Appraisal Rights” in the accompanying proxy statement.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

If you have any questions or need assistance in voting your shares, please call D.F. King & Co., Inc., our proxy solicitation agent, toll-free at 1-800-758-5378 or collect at 1-212-269-5550.

The merger agreement and the merger are described in the accompanying proxy statement. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

BY ORDER OF THE BOARD OF DIRECTORS,

R. Dale Kennedy
Secretary

           , 2007

ii

SUMMARY TERM SHEET

This Summary Term Sheet summarizes the material information in the proxy statement. However, it may not contain all of the information that may be important to your consideration of the proposed merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Symbion. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find Additional Information” beginning on page 80.

The Parties to the Merger

•	Symbion, Inc., a Delaware corporation headquartered in Nashville, Tennessee, owns and operates short-stay surgical facilities, including ambulatory surgery centers and surgical hospitals in 23 states. References to “Symbion,” the “Company,” “we,” “our,” or “us” in this proxy statement refer to Symbion, Inc. and its subsidiaries, unless otherwise indicated by context.

•	Symbol Acquisition, L.L.C., a Delaware limited liability company, referred to as Parent, was formed solely for the purpose of effecting the merger (as defined below) and the transactions related to the merger and has not engaged in any business except in furtherance of this purpose. Parent is currently owned by Crestview Partners, L.P. (formerly known as Crestview Capital Partners, L.P.), referred to as Crestview, a private equity firm. If the merger is completed, a group of investors led by Crestview (including Crestview Partners, L.P., Crestview Offshore Holdings (Cayman), L.P., Crestview Holdings (TE), L.P., Crestview Partners (ERISA), L.P. and Crestview Partners (PF) L.P.) and certain members of Symbion’s management will own all of the outstanding capital stock of Parent, and Symbion will no longer be a publicly-traded company. In connection with the merger, we expect that Richard E. Francis, Jr. and Clifford G. Adlerz will exchange all or a portion of their equity interests in Symbion and/or pay cash for equity interests in Parent. Certain other Symbion executives and employees will likewise be offered the opportunity to make such exchanges and become rollover investors. See “Special Factors — Interests of Symbion’s Directors and Executive Officers in the Merger” beginning on page 37.

•	Symbol Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent, referred to as Merger Sub, was formed solely for the purpose of effecting the merger. Merger Sub has not engaged in any business except in furtherance of this purpose.

See “The Parties to the Merger” beginning on page 48.

The Merger

You are being asked to vote to adopt the Agreement and Plan of Merger, dated as of April 24, 2007, among Parent, Merger Sub and Symbion, referred to as the merger agreement, pursuant to which Merger Sub will merge with and into Symbion, with Symbion continuing as the surviving corporation in the merger, referred to as the surviving corporation. The surviving corporation will continue to do business under the name “Symbion, Inc.” following the merger and will be a wholly owned subsidiary of Parent. As a result of the merger, Symbion will cease to be an independent, publicly traded company. See “The Merger Agreement” beginning on page 52. A copy of the merger agreement is attached as Appendix A to this proxy statement. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

Merger Consideration

If the merger is completed, you will be entitled to receive $22.35 in cash, without interest and less any applicable withholding taxes, for each share of Symbion common stock, par value $0.01 per share, that you own (unless you choose to be a dissenting stockholder by exercising and perfecting your appraisal rights under Delaware law with respect to the merger). See “The Merger Agreement — Merger Consideration” and “Dissenters’ Appraisal Rights” beginning on pages 52 and 76, respectively.

Treatment of Outstanding Options and Restricted Stock

At the effective time of the merger, unless otherwise agreed between Parent and the holder thereof:

•	each outstanding option to acquire Symbion common stock will become fully vested and immediately exercisable and, subject in each case to the approval of the respective option holder, shall be cancelled and converted into a right to receive a cash payment of an amount equal to (1) the excess, if any, of $22.35 over the exercise price per share of the common stock subject to the option, multiplied by (2) the number of shares of common stock subject to the option;

•	each outstanding share of restricted stock subject to vesting or other restrictions will vest and become free of such restrictions, and the holder thereof will be entitled to receive $22.35 in cash for each share of restricted stock held by such holder; and

•	each outstanding warrant to acquire Symbion common stock will, subject in each case to the approval of the respective warrant holder, be cancelled and converted into a right to receive a cash payment of an amount equal to (1) the excess, if any, of $22.35 over the exercise price per share of the common stock subject to the warrant, multiplied by (2) the number of shares of common stock subject to the warrant;

in each case without interest and less any applicable withholding taxes. See “The Merger Agreement — Treatment of Options and Restricted Stock” on page 53.

Record Date and Voting

You are entitled to vote at the special meeting if you owned shares of Symbion common stock at the close of business on          , 2007, the record date for the special meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting and any adjournment thereof. As of the record date, there were           shares of Symbion common stock entitled to be voted at the special meeting. See “The Special Meeting of Stockholders — Record Date” and “— Voting Rights; Quorum; Vote Required for Approval,” each beginning on page 49.

Stockholder Vote Required to Adopt the Merger Agreement

You are being asked to consider and vote upon a proposal to adopt the merger agreement. For us to complete the merger, stockholders holding a majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote thereon must vote FOR the adoption of the merger agreement. Abstentions and broker non-votes will have the effect of a vote against adoption of the merger agreement. See “The Special Meeting of Stockholders — Voting Rights; Quorum; Vote Required for Approval” beginning on page 49.

Voting Information

Before voting your shares of Symbion common stock, we encourage you to read this proxy statement in its entirety, including its appendices and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your shares can be voted at the special meeting, please complete, sign, date and return the enclosed proxy card (which requires no postage if mailed in the United States), or submit your vote via the Internet or by telephone as soon as possible. If a broker holds your shares in “street name,” your broker should provide you with instructions on how to record your vote. See “The Special Meeting of Stockholders — Voting and Revocation of Proxies” beginning on page 50.

Recommendations of the Special Committee and the Board of Directors

See “Special Factors — Recommendations of the Special Committee and Board of Directors; Reasons for Approval of the Merger” beginning on page 18.

•	On March 26, 2007, the board of directors of Symbion established a special committee comprised of three independent and disinterested directors and empowered it to, among other things, consider,

evaluate, assess, negotiate and reject or recommend to Symbion’s full board of directors any potential transaction related to the merger proposal submitted by Crestview. The members of the special committee are David M. Wilds, Frederick L. Bryant and Jack Tyrrell.

•	The special committee has unanimously determined that the merger agreement is advisable and fair to and in the best interests of the Company and the holders of the Company’s common stock (other than Parent, Merger Sub or their respective subsidiaries and affiliates and the rollover investors) and has recommended (1) that the board of directors declare the advisability of, and approve, the merger, the merger agreement, and the transactions contemplated thereby, (2) that the board of directors resolve to recommend that the Company’s stockholders adopt the merger agreement and (3) that the stockholders of the Company vote to adopt the merger agreement. See “Special Factors — Recommendations of the Special Committee and Board of Directors; Reasons for Approval of the Merger” beginning on page 18.

•	The Symbion board of directors, based on the unanimous recommendation of the special committee, has (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and its stockholders (other than Parent, Merger Sub or their respective subsidiaries and affiliates and the rollover investors); (2) determined that the consideration to be paid for each share of common stock is fair to the stockholders (other than Parent, Merger Sub or their respective subsidiaries and affiliates); and (3) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, the Symbion board of directors recommends that you vote FOR the adoption of merger agreement and FOR any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement in the event that there are not sufficient votes represented at the special meeting to adopt the merger agreement.

Share Ownership of Symbion Directors and Officers

As of June 14, 2007, the directors and executive officers of Symbion held and are entitled to vote, in the aggregate, shares of Symbion common stock representing less than 8.4% of the outstanding shares of Symbion common stock. The directors and executive officers have informed Symbion that they currently intend to vote all of their shares of Symbion common stock FOR the adoption of the merger agreement and FOR the adjournment proposal. See “The Special Meeting of Stockholders — Voting Rights; Quorum; Vote Required for Approval” beginning on page 49.

Opinion of the Special Committee’s Financial Advisor

The special committee engaged Bear, Stearns & Co. Inc., referred to as Bear Stearns, as its financial advisor in connection with its evaluation of the proposed merger and potential alternatives. On April 24, 2007, Bear Stearns delivered its oral opinion (subsequently confirmed in writing) to the special committee and the Symbion board of directors that, as of April 24, 2007 and based upon and subject to the factors and assumptions set forth in the written opinion, the consideration to be received by the holders of Symbion common stock (other than Parent, Merger Sub and their respective subsidiaries and affiliates and the rollover investors) in the proposed merger was fair, from a financial point of view, to such holders. The full text of Bear Stearns’ written opinion is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Bear Stearns’ opinion was provided to the special committee and Symbion’s board of directors in connection with their respective evaluation of the merger and does not constitute a recommendation to any stockholder of Symbion as to how such stockholder should vote with respect to the merger or any other matter. See “Special Factors — Opinion of Financial Advisor” beginning on page 23 and Appendix B.

Material United States Federal Income Tax Consequences

The merger will be a taxable transaction to you for United States federal income tax purposes. For United States federal income tax purposes, your receipt of cash (whether as merger consideration or pursuant to the proper exercise of appraisal rights) in exchange for your shares of Symbion common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of Symbion common stock. Under United States federal income tax law, you may be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Tax matters are very complicated. The tax consequences of the merger to you will depend upon your particular circumstances. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local, foreign and other taxes and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of your options to purchase Symbion common stock, your shares of restricted stock and/or your warrants. See “Special Factors — Material United States Federal Income Tax Consequences” beginning on page 42.

Accounting Treatment of the Merger

The merger is expected to be accounted for as a business combination using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to the assets and liabilities of Symbion based on their relative fair values in accordance with Financial Accounting Standards No. 141, Business Combinations.

Appraisal Rights

Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all applicable requirements of Delaware law. A summary of the relevant provisions of Delaware law is included in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Holders of our common stock intending to exercise their appraisal rights must, among other things, submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Appraisal Rights” beginning on page 76 and the text of the Delaware appraisal rights statute reproduced in its entirety as Appendix C.

Termination of the Merger Agreement

Under certain circumstances, Symbion, Parent and/or Merger Sub may terminate the merger agreement and abandon the merger prior to the effective time of the merger, whether before or after obtaining the required stockholder approval. See “The Merger Agreement — Termination” beginning on page 67. Circumstances under which the merger agreement can be terminated include the following:

•	by mutual written consent of Symbion, Parent and Merger Sub;

•	by Parent or Symbion, if (1) a court or other governmental entity issues an order or takes any other action permanently restraining or prohibiting the merger and such order or action is final and non-appealable, (2) the special meeting of the stockholders is held and Symbion fails to obtain the approval of the majority of the holders of Symbion’s outstanding common stock, or (3) the effective time of merger does not occur on or before 5:00 p.m. Eastern Standard Time on October 31, 2007, which period Parent may extend under certain circumstances;

•	by Parent, if (1) either (a) any representation or warranty of Symbion in the merger agreement fails to be true or correct, except where such failure would not reasonably be expected to have a material adverse effect on Symbion’s business, financial condition or results of operations or (b) Symbion breaches or fails to comply with any of its obligations under the merger agreement, and in either case the applicable closing conditions in the merger agreement would not be satisfied and such failure or breach is either not curable or is not cured after notice and during a specified cure period, (2) the Symbion board of directors or the special committee withdraws or modifies (or publicly proposes to do the same), in any manner adverse to Parent or Merger Sub, its recommendation or approval of the merger agreement and the merger or recommends, adopts or approves (or publicly proposes to do the same) any alternative acquisition proposal submitted by a third party to acquire Symbion, (3) the Symbion board of directors fails to recommend to the Symbion stockholders that they approve the merger agreement and the merger at the special meeting, (4) the Symbion board of directors or any committee thereof resolves to take any actions in clauses (2) or (3) above, or (5) there shall have occurred an intentional breach of any material term of the no-shop provisions by any of the directors of Symbion, its chairman, chief executive officer or chief financial officer or by Symbion’s senior banking advisors at Bear Stearns; or

•	by Symbion, if (1) either (a) any representation or warranty of Parent or Merger Sub fails to be true or correct, except where such failure would not reasonably be expected to have a material adverse effect on Parent or Merger Sub or their respective properties or assets or (b) Parent or Merger Sub breaches or fails to comply with its obligations under the merger agreement, and in either case the applicable closing conditions in the merger agreement would not be satisfied and such failure or breach is either not curable or is not cured after notice and during a specified cure period, (2) at any time prior to its obtaining the requisite stockholder approval, in compliance with the terms specified on the merger agreement, the Symbion board of directors resolves to enter into a definitive agreement containing an acquisition proposal by a third party that constitutes a superior proposal under the terms of the merger agreement, or (3) if certain material closing conditions have been satisfied and Parent has failed to consummate the merger no later than ten calendar days after the final day of a 20-business day “marketing period” (which may be extended for up to an additional five business days under certain circumstances, see “The Merger Agreement — Reasonable Best Efforts; Financing” on page 64) that Parent may use to complete its financing for the merger. The marketing period begins to run after Symbion has provided Parent with certain required financial information regarding Symbion necessary to undertake the financing and satisfied certain other conditions under the merger agreement. See “The Merger Agreement — Reasonable Best Efforts; Financing” and “— Conditions to Completing the Merger” beginning on pages 64 and 66, respectively.

Termination Fee

If the merger agreement is terminated under certain circumstances:

•	Symbion will be obligated to pay a termination fee of $12.5 million to Parent (if Symbion had accepted an acquisition proposal made prior to the termination of the go-shop period, the termination fee could have been $5 million rather than $12.5 million, depending on the circumstances and timing of the termination);

•	Symbion will be obligated to pay the expenses of Parent, up to $3 million; or

•	Parent will be obligated to pay Symbion a termination fee of $12.5 million.

Crestview has agreed to guarantee the obligation of Parent to pay the termination fee. See “The Merger Agreement — Fees and Expenses” beginning on page 62.

Conditions to the Merger

The obligation of each party to consummate the merger is subject to the satisfaction or waiver of a number of conditions. See “The Merger Agreement — Conditions to Completing the Merger” beginning on page 66. Those conditions include the following:

•	the merger agreement must have been adopted by the affirmative vote of the holders of not less than a majority of the outstanding shares of Symbion common stock;

•	the waiting period (and any extension of the waiting period) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act, must have expired or been terminated (see “Special Factors — Regulatory Approvals” on page 43);

•	no injunction, judgment, decree or similar governmental order or regulation or law which prevents or restricts the consummation of the merger shall be in effect;

•	certain state notices, applications, approvals, consents or determination letters agreed to by the parties and contemplated in connection with the change in control of any of Symbion’s facilities shall have been made or obtained except to the extent such facilities for which state notice, application, approval, consent or determination letters have not been made or obtained represent less than 4.5% of the aggregate three-month EBITDA (less minority interest expense) for all such facilities;

•	the representations and warranties of each of Symbion, Parent and Merger Sub must be true and correct as of the closing date, subject to a material adverse effect qualification; and

•	Symbion, Parent and Merger Sub must have performed in all material respects all obligations that each is required under the merger agreement to perform on or prior to the consummation of the merger.

Solicitations of Other Acquisition Offers

•	The merger agreement provides that until 12:01 a.m. on May 25, 2007, which period we refer to as the go-shop period, Symbion and its representatives were permitted, subject to certain conditions, to initiate, solicit and encourage acquisition proposals for Symbion (including by way of providing information), to enter into and maintain discussions or negotiations concerning acquisition proposals for Symbion or otherwise cooperate with or assist or participate in, or facilitate any such proposals, discussions or negotiations. Prior to terminating the merger agreement or entering into an acquisition agreement with respect to any such proposal, Symbion was required to comply with certain terms of the merger agreement described under “The Merger Agreement — Solicitation of Alternate Transactions” beginning on page 59. These terms included negotiating with Parent in good faith to make adjustments to the merger agreement and, if required, paying a termination fee. The merger agreement also provides that if such a proposal had occurred prior to 12:01 a.m. on May 8, 2007, Parent would not have been entitled to notice of such proposal or afforded the opportunity to negotiate a matching proposal.

•	Symbion did not receive any acquisition proposals during the go-shop period.

•	From and after the expiration of the go-shop period, Symbion generally must (1) immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to an acquisition proposal; and (2) from the expiration of the go-shop period until the effective time of the merger or the earlier termination of the merger agreement, not (A) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any proposal to acquire 15% or more of Symbion’s common stock or assets or subsidiaries of Symbion accounting for 15% or more of the net revenues, net income or assets of Symbion or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or (B) grant any release or waiver under any standstill or similar agreement relating to Symbion or any of its subsidiaries. Notwithstanding these restrictions, under certain circumstances, the board of directors or the special committee may respond to a bona fide unsolicited written proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal (as defined in the merger agreement), so long as Symbion complies with certain terms of the merger agreement described under “The Merger Agreement — Solicitation of Alternate Transactions” beginning on page 59. These terms include negotiating with Parent in good faith to make adjustments to the merger agreement and, if required, paying a termination fee.

Financing of the Merger

The merger agreement does not contain any condition relating to the receipt of financing by Parent and Merger Sub. Parent estimates that the total amount of funds necessary to consummate the transaction, including debt to be refinanced in connection with the merger and anticipated fees and expenses, is approximately $665.4 million. The amount is expected to be provided through debt and equity financing. Funding of the debt and equity financing is subject to the satisfaction of conditions set forth in commitment letters pursuant to which the financing will be provided. See “Special Factors — Financing” beginning on page 34. Parent has entered into a debt financing commitment letter, referred to as the debt commitment letter, with Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Banc of America Bridge, LLC and Bank of America, N.A. pursuant to which such lenders (and their assignees) have severally and not jointly committed, subject to the terms and conditions set forth therein, to provide (1) $275 million of senior secured debt financing and (2) $250 million of bridge financing in the form of senior subordinated increasing rate bridge loans (such financing described in the debt commitment letter, being referred to herein as the debt financing). In addition, Parent has entered into commitment letters (collectively referred to as the equity commitment letters and, together with the debt commitment letter, as the financing letters), with Crestview for $250 million, up to $75 million of which has been syndicated to The Northwestern Mutual Life Insurance Company. See “Special Factors — Financing” beginning on page 34.

Interests of Symbion’s Directors and Executive Officers

•	In considering the recommendations of the board of directors, Symbion’s stockholders should be aware that certain of Symbion’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of Symbion’s stockholders generally. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. See “Special Factors — Interests of Symbion’s Directors and Executive Officers in the Merger” beginning on page 37.

•	At the effective time of the merger, shares of Symbion common stock and equity compensation awards held by our executive officers and directors will be converted into cash consideration on the same terms as the common stock and equity compensation awards held by other stockholders are converted. However, Richard E. Francis, Jr. and Clifford G. Adlerz will be rollover investors, and such persons are making an investment in Parent by acquiring Parent stock on the same basis as Crestview. These rollover investors are expected to purchase equity securities of Parent (which we anticipate at the time the merger is completed will be approximately 3% of the fully diluted equity capitalization of Parent, excluding any restricted stock or option grants made to rollover investors pursuant to the new equity incentive plan to be adopted by Parent in connection with the merger) through a combination of cash they expect to receive in the merger and the contribution of equity interests currently held by them. The aggregate equity investment of these executive officers is expected to be approximately $7.45 million. Certain other Symbion executives and employees will be offered the opportunity to exchange all or a portion of their equity interests in Symbion for equity interests in Parent and become rollover investors. We do not yet know whether such individuals will elect to exchange their equity interests or be cashed out (whether in full or in part). See “Special Factors — Interests of Symbion’s Directors and Executive Officers in the Merger” beginning on page 37.

•	In connection with the consummation of the merger, Parent will adopt a new equity incentive plan pursuant to which certain employees will receive non-qualified stock options. Each option will have an exercise price equal to the fair market value paid for the underlying share of common stock by

Crestview in connection with the consummation of the merger. See “Special Factors — Interests of Symbion’s Directors and Executive Officers in the Merger” beginning on page 37.

•	We expect that certain of our executive officers and directors will serve as executive officers and directors of the surviving corporation and/or Parent following the merger. Discussions regarding these arrangements are ongoing at this time.

•	Our executive officers and directors will also benefit from the indemnification and insurance provisions contained in the merger agreement with respect to their acts or omissions as executive officers or directors.

•	Each member of the special committee is entitled to a fee in the amount of $10,000 per month, plus $1,000 for each meeting of the special committee, starting March 26, 2007 for such member’s service on the special committee. Each member of the special committee has received, or will be entitled to receive, approximately $29,936 and will also be reimbursed for any out-of-pocket expenses incurred in connection with such service. David M. Wilds will receive an additional $25,000 for his service as chairman of the special committee.

Regulatory Approvals

Under the HSR Act, the merger may not be completed until notification and report forms have been filed with the Federal Trade Commission, referred to as the FTC, and the Antitrust Division of the Department of Justice, referred to as the DOJ, and the applicable waiting period has expired or been terminated. Symbion and Parent filed notification and report forms under the HSR Act with the FTC and DOJ on May 8, 2007, and the FTC granted early termination of the applicable waiting period on May 18, 2007. Additionally, it is a condition to closing the merger that certain state notices, applications, approvals, consents or determination letters agreed to by the parties and contemplated in connection with the change in control of any of Symbion’s facilities shall have been made or obtained except to the extent such facilities for which state notice, application, approval, consent or determination letters have not been made or obtained represent less than 4.5% of the aggregate three-month EBITDA (less minority interest expense) for all such facilities. In addition, though not a condition to the consummation of the merger, federal and state laws and regulations may require that Symbion or Parent obtain other approvals or certificates of need from, file new license and/or permit applications with, and/or provide notice to, applicable governmental authorities in connection with the merger. See “Special Factors — Regulatory Approvals” beginning on page 43.

Applicability of Rules Related to “Going Private” Transactions; Positions as to the Fairness of and Reasons for the Merger

The requirements of Rule 13e-3 under the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act), may apply to the merger because Parent, Merger Sub, Crestview, certain co-investors and Messrs. Francis and Adlerz, collectively referred to as the buying group, may be deemed to be engaged in a “going private” transaction under the applicable rules. To comply with the requirements of Rule 13e-3, our board of directors, the special committee and the buying group are required to make certain statements as to, among other matters, their purposes and reasons for the merger, and their belief as to the fairness of the merger to our unaffiliated stockholders. See “Special Factors — Recommendations of the Special Committee and Board of Directors; Reasons for Approval of the Merger” and “— Purpose and Reasons of the Buying Group for the Merger; Position as to Fairness” beginning on pages 18 and 28, respectively.

Market Price of Symbion Common Stock

The closing price of Symbion common stock on the NASDAQ Global Select Market on April 23, 2007, the last trading date prior to announcement of the proposed merger transaction, was $19.03 per share. The $22.35 per share to be paid for each share of Symbion common stock in the merger represents a premium of approximately 17.4% to the closing price of Symbion common stock on April 23, 2007 and a premium of approximately 26.9% to the closing price of $17.61 on January 5, 2007, the trading date immediately prior to the date that United Surgical Partners International, Inc. (“USPI”) announced that it had signed an agreement to be acquired by Welsh, Carson, Anderson & Stowe (“Welsh Carson”).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Symbion. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at a.m., Central Time, on , 2007, at the offices of Waller Lansden Dortch & Davis, LLP at 511 Union Street, Suite 2700, Nashville, Tennessee 37219.

Q:	Who can vote on the merger agreement?

A:	You are entitled to vote at the special meeting (in person or by proxy) if you owned shares of Symbion common stock at the close of business on , 2007, the record date for the special meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were shares of common stock of Symbion entitled to be voted and there were record holders. A list of stockholders eligible to vote at the special meeting will be available at the offices of Symbion, 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215, beginning on , 2007. Stockholders may examine this list during normal business hours for any proper purpose relating to the special meeting. See “The Special Meeting of Stockholders — Record Date” and “— Voting Rights; Quorum; Vote Required for Approval,” each beginning on page 49.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on proposals to do the following:

• to adopt the merger agreement;

• to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes at the time of the meeting to adopt the merger agreement; and

• to act upon other business that may properly come before the special meeting or any adjournment thereof.

Q:	What will be the effect of the merger?

A:	Under the merger agreement, Merger Sub, a wholly owned subsidiary of Parent, will be merged with and into Symbion, with Symbion being the surviving corporation. Both Parent and Merger Sub are Delaware entities formed by Crestview for the purpose of completing the merger and related financing transactions. If the merger is completed, a group of investors led by Crestview and certain members of Symbion’s management will own all of the outstanding capital stock of Parent and Symbion will no longer be a publicly-traded company. Accordingly, after the merger, you will no longer have an equity interest in Symbion and will not participate in any potential future earnings or growth of Symbion. In connection with the merger, we expect that certain members of Symbion’s senior management, referred to as rollover investors, will exchange all or a portion of their equity interests in Symbion and/or pay cash for equity interests in Parent. Certain other Symbion executives and employees will likewise be offered the opportunity to make such exchanges and become rollover investors. See “Special Factors — Interests of
Symbion’s Directors and Executive Officers in the Merger” beginning on page 37.

If the merger is completed, you will be entitled to receive $22.35 in cash, without interest and less any applicable withholding taxes, for each share of Symbion common stock, par value $0.01 per share, that you own (unless you choose to be a dissenting stockholder by exercising and perfecting your appraisal rights under Delaware law with respect to the merger). At the effective time of the merger, unless otherwise agreed between Parent and the holder thereof:

• each outstanding option to acquire Symbion common stock will become fully vested and immediately exercisable and, subject in each case to the approval of the respective option holder, shall be cancelled and converted into a right to receive a cash payment of an amount equal to (1) the excess, if any, of $22.35 over the exercise price per share of the common stock subject to the option, multiplied by (2) the number of shares of common stock subject to the option;

• each outstanding share of restricted stock subject to vesting or other restrictions will vest and become free of such restrictions, and the holder thereof will be entitled to receive $22.35 in cash for each share of restricted stock held by such holder; and

• each outstanding warrant to acquire Symbion common stock will, subject in each case to the approval of the respective warrant holder, be cancelled and converted into a right to receive a cash payment of an amount equal to (1) the excess, if any, of $22.35 over the exercise price per share of the common stock subject to the warrant, multiplied by (2) the number of shares of common stock subject to the warrant;

in each case without interest and less any applicable withholding taxes. See “The Merger Agreement — Treatment of Options and Restricted Stock” on page 53.

Q:	How does Symbion’s board of directors recommend that I vote?

A:	The Symbion board of directors recommends that you vote:

• FOR the proposal to adopt the merger agreement; and

• FOR the adjournment proposal.

Q:	How do Symbion’s directors and executive officers intend to vote on the merger?

A:	Our directors and executive officers have informed Symbion that they currently intend to vote all of their shares of Symbion common stock FOR the adoption of the merger agreement and FOR the adjournment proposal.

Q:	What vote of our stockholders is required to adopt the merger agreement and to approve the adjournment proposal?

A:	For us to complete the merger, stockholders holding a majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote thereon must vote FOR the adoption of the merger agreement. A failure to vote or an abstention will have the same effect as a vote against adoption of the merger agreement. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Symbion common stock present or represented by proxy at the meeting and entitled to vote on the matter.

Q:	What function did the special committee serve with respect to the merger and who are its members?

A:	The principal function of the special committee with respect to the merger was to consider, evaluate, assess, negotiate and reject or recommend to Symbion’s full board of directors any potential transaction related to the merger proposal submitted by Crestview. The special committee is composed of three independent and disinterested directors, Frederick L. Bryant, Jack Tyrrell and David M. Wilds.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made and paid for by Symbion. In addition, we have retained D.F. King & Co., Inc. to assist in the solicitation. We will pay D.F. King & Co., Inc. approximately $15,000 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request that brokers and other fiduciaries forward proxy solicitation material to the beneficial owners of shares of Symbion common stock that brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please submit your proxy in one of the following ways:

• by completing, signing, dating and returning the enclosed proxy card;

• by using the telephone number printed on your proxy card; or

• by using the Internet voting instructions printed on your proxy card.

You can also attend the special meeting and vote, or change your prior vote, in person. Even if you plan to attend the special meeting, if you hold your shares in your own name as the stockholder of record, please vote your shares using one of the methods described above. Do NOT enclose or return your stock certificate(s) with your proxy. If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee along with the nominee’s proxy card, which includes voting instructions and instructions on how to change your vote.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the adoption of the merger agreement.

Q:	How are votes counted?

A:	For the proposal relating to the adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal relating to adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. As a result, if you ABSTAIN, it will have the same effect as if you vote AGAINST the adoption of the merger agreement. For the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast and will have no effect on the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present.

If you sign your proxy card without indicating your vote, your shares will be voted FOR the adoption of the merger agreement, FOR adjournment of the meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of Symbion’s board of directors on any other matters properly brought before the meeting for a vote.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present. As a result, broker non-votes will have the same effect as a vote AGAINST the adoption of the merger agreement but will have no effect on the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies.

Q:	How do I revoke or change my vote?

A:	You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy if you are a stockholder of record by notifying the Secretary of Symbion in writing or by delivering a new proxy, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting will not revoke your proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as soon as possible, and we anticipate that it will be completed in the third quarter of 2007, subject to receipt of stockholder approval and the satisfaction of the other closing conditions under the merger agreement.

Q:	What is the “marketing period”?

A:	Parent is not obligated to complete the merger until the expiration of a 20-business day “marketing period” that it may use to complete its financing for the merger. The marketing period begins after the Parent has received certain financial information from Symbion customarily included in offering circulars relating to private placements under Rule 144A promulgated under the Securities Act, provided that (a) nothing has occurred and no condition exists that would cause certain closing conditions in the merger agreement not to be satisfied assuming the closing were to be scheduled for any time during such period and (b) all conditions to closing (except those conditions that by their nature can only be satisfied at closing) have been satisfied, including, among others, stockholder approval of the merger.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign or other tax laws. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local, foreign and other taxes and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of your options to purchase Symbion common stock, your shares of restricted stock and/or your warrants. See “Special Factors — Material United States Federal Income Tax Consequences” beginning on page 42.

Q:	Am I entitled to appraisal rights?

A:	Yes. If you are a stockholder who objects to the merger, and if you comply with the required procedures under Delaware law, you will be entitled to appraisal rights under Delaware law. See “Dissenters’ Appraisal Rights” beginning on page 76 and the text of the Delaware appraisal rights statute reproduced in its entirety as Appendix C.

Q:	How can I obtain additional information about Symbion?

A:	We will provide a copy of our Annual Report to Stockholders and/or our Annual Report on Form 10-K for the year ended December 31, 2006, excluding certain of its exhibits, and other filings with the Securities and Exchange Commission, or the SEC, without charge to any stockholder who makes a written or oral request to R. Dale Kennedy, Secretary, Symbion, Inc., 40 Burton Hills Boulevard, Suite 500, Nashville, TN 37215, tel. (615) 234-5900. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the Internet at www.sec.gov or on the Investor Relations page of our website at www.symbion.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find Additional Information” beginning on page 80.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact D.F. King & Co., Inc., our proxy solicitation agent, by telephone toll-free at 1-800-758-5378 or collect at 1-212-269-5550.

You may also wish to consult your own legal, tax and/or other financial advisors with respect to the merger agreement, the merger or other matters described in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you to in this proxy statement, contain forward-looking statements, including, among others, under the headings “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “Special Factors” and “The Merger Agreement” and in statements containing the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or other similar expressions.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Symbion. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Symbion, members of our board of directors and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummate the merger;

•	the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	a significant delay in the expected completion of the merger;

•	the effect of the announcement of the merger on our physician, hospital and health system relationships, operating results and business generally;

•	regulatory review, approvals or restrictions;

•	general economic and market conditions; and

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger.

The foregoing list and the risks reflected in our documents incorporated by reference in this proxy statement should not be construed to be exhaustive. Actual results or matters related to the merger could differ materially from the forward-looking statements contained in this proxy statement as a result of the timing of the completion of the merger or the impact of the merger on our operating results, capital resources, profitability, cash requirements, management resources and liquidity. In view of these uncertainties, you should not place undue reliance on any forward-looking statements, which are based on our current expectations as of the date of this proxy statement. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

SPECIAL FACTORS

Background of the Merger

Our board of directors periodically evaluates potential strategic alternatives that may be available to enhance stockholder value. During 2005 and 2006, the board evaluated various strategic alternatives, including potential acquisitions of, or combinations with, companies in the short-stay surgical facility business, and seeking ownership of facilities where more complex, higher revenue procedures are performed. In late February 2006 and prior to any determination to seek a sale of the Company, the Company was approached by a strategic investor which indicated an interest in exploring the acquisition of the Company at a premium to the then-current price of the Company’s common stock. On that basis, the Company permitted the strategic investor to perform limited due diligence. In March 2006, the strategic investor advised the Company that it would not make an offer and discussions between the parties were terminated.

In April 2006, the board of directors continued to discuss various strategic alternatives consisting of the topics discussed during 2005 and 2006 listed above as well as whether or not strategic or financial buyers might have an interest in acquiring the Company, and Mr. Richard E. Francis, Jr. discussed with the board senior management’s interest in exploring on an informal basis whether private equity firms would be interested in acquiring the Company. At that time, Mr. Francis did not indicate that he would participate in the purchase by a private equity firm.

The board authorized Mr. Francis to make such inquiries and, in July 2006, a limited number of financial sponsors were contacted. By this time, Mr. Francis and Mr. Adlerz had determined that they might be prepared to explore participating in the purchase of the Company by a private equity firm. The board did not seek a strategic buyer because the board had not made a determination to seek a sale of the Company but was interested in learning whether or not there was interest by any financial buyer in acquiring the Company at a price that would be in the best interest of stockholders. Ten financial sponsors executed confidentiality agreements and were provided certain financial information about the Company. On August 18, 2006, five such sponsors provided preliminary indications of interest ranging from $24.00 to $27.00 per share. Based upon these preliminary indications of interest, three financial sponsors were invited to continue in the process and were provided more detailed financial and operational information. In late September 2006, the three financial sponsors met with representatives of the Company’s management to discuss such information in greater detail.

At a meeting held on October 11, 2006, the board created a committee of independent directors, consisting of Messrs. Wilds, Bryant and Tyrrell, to oversee the process of exploring the interest of such financial sponsors in a transaction with the Company.

On October 25, 2006, the Company issued a press release revising downward its revenue and income per diluted share guidance for fiscal year 2006.

Prior to October 31, 2006, one financial sponsor withdrew from the process. Another financial sponsor proposed acquiring a significant minority interest in the Company in connection with pursuing an acquisition of another business. On October 31, 2006, the remaining financial sponsor (the “Remaining Sponsor”) provided a revised indication of interest which proposed to acquire the Company for a purchase price in the range of $21.00 to $22.00 per share, subject to additional due diligence.

In a meeting held November 2, 2006, the committee agreed to allow management to continue discussions with the Remaining Sponsor regarding a transaction relating to acquiring the Company.

The Remaining Sponsor did not submit a formal proposal to acquire the Company and, in early December 2006, the Remaining Sponsor indicated that it was terminating discussions.

In December 2006, the committee was disbanded.

In addition to its discussions with the Remaining Sponsor, in November 2006, the Company provided an initial indication of interest and conducted management interviews and due diligence in connection with a possible significant strategic acquisition. In early December 2006, the Company submitted a revised indication of interest and was invited to negotiate an agreement to acquire the other company. Negotiations and due diligence continued until late February 2007 when discussions were terminated because the other company decided it did not want to engage in a transaction at that time. The Company continued to explore strategic acquisition opportunities in the ordinary course of its business following termination of those discussions.

On February 28, 2007, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) contacted Mr. Francis about Crestview and indicated that Crestview was interested in exploring a transaction to acquire the Company. Crestview was not one of the financial sponsors contacted in 2006 and this contact was not initiated by either the Company or its management.

On March 6, 2007, Merrill Lynch introduced representatives of Crestview to Mr. Francis. At such meeting, Crestview indicated an interest in exploring a transaction to acquire all of the Company’s common stock for a price per share in the $21.00 to $22.00 or $23.00 range.

On March 7, 2007, Mr. Francis advised Messrs. Wilds, Bryant and Tyrrell, who constituted the members of the committee formed in 2006, of the results of the March 6, 2007 meeting with Crestview. Such directors authorized Mr. Francis to negotiate and enter into a confidentiality agreement with Crestview, which was entered into on March 8, 2007, and to provide information about the Company to Crestview.

Commencing on March 9, 2007, Mr. Francis and other members of senior management met with representatives of Crestview and provided information to such representatives about the Company and its operations.

After conducting initial due diligence, on or about March 20, 2007, Crestview provided a preliminary indication of interest in acquiring all of the outstanding common stock of the Company for a price of $22.00 per share, with the potential to increase the price depending on the results of additional due diligence.

At a meeting of the board of directors held on March 26, 2007, the entire board reviewed the status of the discussions with Crestview, and a special committee consisting of Messrs. Wilds, Bryant and Tyrrell was established to, among other things, oversee any discussions or negotiations with Crestview and to consider alternative transactions.

Later that day, the special committee retained and met telephonically with Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), its legal advisor, and Bear Stearns, its financial advisor, to discuss the process for engaging in discussions and negotiations with Crestview. Akin Gump and Bear Stearns had provided advice to the committee formed in October 2006 and were familiar with the Company.

Commencing March 26, 2007, Crestview and Merrill Lynch had numerous phone calls and meetings with the Company’s management and Bear Stearns.

On March 29, 2007, the special committee met with Akin Gump and Bear Stearns to discuss the diligence process, and the process and methodologies for seeking the best transaction in the event a decision to proceed with a sale of the Company was made.

From April 5 through April 16, 2007, Bear Stearns and Company representatives had numerous phone calls and meetings to discuss and review the Company’s 2007 budget, financial models, and related financial information.

On April 6, 2007, the special committee, Bear Stearns and Akin Gump met telephonically to discuss the draft merger agreement prepared by Akin Gump. Later that day, Akin Gump provided an initial draft of the merger agreement to Davis Polk & Wardwell (“Davis Polk”), legal advisor to Crestview.

On April 16, 2007, the special committee and Bear Stearns met in person and telephonically with members of the Company’s senior management to discuss business operations and financial results, as well as the Company’s financial models. On that same day, Bear Stearns received a non-binding proposal expressing Crestview’s interest in acquiring all of the outstanding common stock of the Company for a per share price of $21.50. Crestview also delivered its comments on the draft merger agreement.

Following receipt of the proposal, the special committee held a meeting with its advisors on April 16, 2007, at which the Crestview proposal and the comments to the merger agreement were discussed. The special committee determined that Crestview would need to increase the price to continue the negotiations. The following day, representatives of Bear Stearns relayed to representatives of Crestview the special committee’s position that it must increase its proposed price in order to continue negotiating the terms of a potential transaction and suggested a price in the $23.00 per share range.

On April 18, 2007, Akin Gump delivered a revised merger agreement to Davis Polk.

On April 19, 2007, Merrill Lynch communicated a revised offer price of $22.00 per share and indicated that Crestview would not be able to offer a price of $23.00 per share. The special committee, representatives of Bear Stearns and Akin Gump met telephonically to discuss the revised proposal.

Bear Stearns relayed to Crestview on April 20, 2007, a proposal to discuss a transaction at a price of $22.80 per share. Later that day, Merrill Lynch, on behalf of Crestview, contacted Bear Stearns to inform the special committee of Crestview’s revised proposal of $22.25, and indicated that Crestview had little or no flexibility to move beyond that price level. After discussions between Bear Stearns and Merrill Lynch, Bear Stearns, on behalf of the special committee, proposed a price of $22.35 per share. On April 21, 2007, Crestview indicated its willingness to consider a transaction at that price level. Representatives of Akin Gump and Davis Polk continued to negotiate the terms of the merger agreement and related documentation.

On April 22, 2007, the board of directors, along with representatives of Bear Stearns, Akin Gump and Waller Lansden Dortch & Davis, LLP (“Waller”), counsel to the Company, met in person and telephonically to discuss the revised Crestview proposal of $22.35. At the meeting, the board of directors was provided with an overview of the process that had taken place to date relating to the Crestview offer and the recent negotiations. The board of directors’ fiduciary duties were reviewed with representatives of Waller. In addition, representatives of Akin Gump and Waller provided an overview of the material terms of the merger agreement and other related agreements. Also at this meeting, representatives of Bear Stearns reviewed with the board a preliminary summary of their financial analyses of the merger consideration assuming the proposed price of $22.35 per share.

Later that evening, the board of directors met telephonically and was updated on the status of negotiations with Crestview.

The parties and their respective advisors worked to finalize the merger agreement and related documentation. The special committee, along with representatives from Bear Stearns, Akin Gump and Waller, met telephonically on April 23, 2007, to discuss the negotiations of the merger agreement and related documentation. The board of directors, along with representatives from Bear Stearns, Akin Gump and Waller met telephonically later on April 23, 2007, to discuss the status of negotiations on the merger agreement and related documentation.

On the morning of April 24, 2007, the special committee, along with representatives from Bear Stearns, Akin Gump and Waller, as well as each of the other directors of the Company, met in person and telephonically. The special committee was provided with an update of the recent negotiations. Representatives of Bear Stearns discussed with the special committee updates to its valuation analyses of the transaction and the price to be received by the Company’s stockholders in the transaction, following which Bear Stearns rendered to the special committee its oral opinion, which was subsequently confirmed in writing, that, as of April 24, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion, the consideration to be received was fair, from a financial point of view, to the holders of the Company’s common stock, excluding Parent, Merger Sub and their respective subsidiaries and affiliates and the rollover investors. The special committee unanimously determined that the merger agreement is advisable and fair to and in the best interests of the Company and the holders of the Company’s common stock (other than Parent, Merger Sub and their respective subsidiaries and affiliates and the rollover investors) and recommended (1) that the board of directors declare the advisability of, and approve, the merger, the merger agreement, and the transactions contemplated thereby, (2) that the board of directors resolve to recommend that the Company’s stockholders adopt the merger agreement and (3) that the stockholders of the Company vote to adopt the merger agreement.

Immediately following the meeting of the special committee, a meeting of the board of directors was convened in person and telephonically. Representatives of Waller summarized the board of directors’ fiduciary duties. Representatives of Bear Stearns then provided a review of its valuation analyses of the transaction and the price to be received by the Company’s stockholders in the transaction, following which Bear Stearns rendered to the board of directors its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of April 24, 2007, based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion, the consideration to be received was fair, from a financial point of view, to the holders of the Company’s common stock, other than common stock held by Parent, Merger Sub and their respective subsidiaries and affiliates and the rollover investors. Representatives of Bear Stearns also provided the board an overview of the go-shop process which would begin upon execution of the merger agreement and the potential parties that were anticipated to be contacted during such process. Representatives of Akin Gump then updated the board on the final provisions of the merger agreement and related documentation. Thereafter, the Company’s board of directors, based on the unanimous recommendation of the special committee, (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and its stockholders (other than Parent, Merger Sub or their respective subsidiaries and affiliates and the rollover investors); (2) determined that the consideration to be paid for each share of common stock is fair to the stockholders (other than Parent, Merger Sub or their respective subsidiaries and affiliates); (3) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger; and (4) resolved to recommend that the Company’s stockholders adopt the merger agreement.

Following the meeting of the board of directors, the Company executed an amendment to its rights agreement which provides that neither the execution of the merger agreement nor the consummation of the merger agreement or other transactions contemplated by the merger agreement will trigger the separation or exercise of the stockholder rights. Shortly thereafter, the merger agreement, dated as of April 24, 2007, was executed by the Company, Parent and Merger Sub, and related documentation was executed, including the limited guarantee by Crestview. Later that morning, the Company and Crestview issued a joint press release announcing the transaction.

Beginning April 24, 2007, at the direction and under the supervision of the special committee, representatives of Bear Stearns contacted 49 potential strategic and financial sponsor buyers that they believed would be capable of, and might be interested in, consummating an acquisition of the Company. Of the parties contacted by Bear Stearns, two parties entered into a confidentiality agreement and received preliminary confidential information regarding the Company. The Company did not receive any acquisition proposals as a result of this process.

Recommendations of the Special Committee and Board of Directors; Reasons for Approval of the Merger

Special Committee

The special committee, acting with the assistance of its financial and legal advisors, evaluated and negotiated the proposed merger with Merger Sub, including the terms and conditions of the merger agreement. In considering the decision to enter into the merger agreement, the special committee also considered the alternative of remaining a stand-alone independent company, which would permit the stockholders to remain as equity holders in the Company, but would be subject to the risks and uncertainties summarized in the first bullet point below. On April 24, 2007, based upon such advice, the special committee unanimously determined that the merger agreement is advisable and fair to and in the best interests of the Company and the holders of the Company’s common stock (other than Parent, Merger Sub or their respective subsidiaries and affiliates and the rollover investors) and has recommended (1) that the board of directors declare the advisability of, and approve, the merger, the merger agreement, and the transactions contemplated thereby, (2) that the board of directors resolve to recommend that the Company’s stockholders adopt the merger agreement and (3) that the stockholders of the Company vote to adopt the merger agreement.

In the course of reaching the determinations and decisions, and making the recommendations described above, the special committee considered a variety of substantive positive factors and potential benefits of the merger agreement, the merger and the other transactions contemplated by the merger agreement, each of which the special committee believed supported its decision, including the following:

•	Its belief that the merger was more favorable to stockholders not affiliated with Parent and Merger Sub than the alternative of remaining a stand-alone, independent company in light of evolving industry trends and uncertainties, including the following: the Company’s ability to control costs as the volume of cases performed at the Company’s facilities changes; risks related to the Deficit Reduction Act of 2005, and other pending legislation, which could restrict the Company’s ability to operate its facilities licensed as hospitals and could adversely impact reimbursement revenues; risks associated with the practice of some of the Company’s facilities in billing for services “out of network,” including the risk that out-of-network payments by some third-party payors may be reduced or eliminated and the Company’s facilities may be unable to negotiate satisfactory contracts with these payors; and efforts by certain states to reduce payments from workers’ compensation payors for services provided to injured workers;

•	Its belief that execution of the merger agreement with a 30 day go-shop period provided the Company with the certainty of a definitive transaction agreement, along with sufficient time to explore the interest of other financial or strategic buyers to propose a more favorable price or transaction;

•	$22.35 was the highest price offered as a result of the negotiation process with Crestview;

•	Its belief that $22.35 per share represents the highest price that Crestview is willing to pay;

•	The merger consideration of $22.35 per share represents a premium of approximately 17.4% above the April 23, 2007 closing price of $19.03 and a premium of approximately 26.9% to the closing price of $17.61 on January 5, 2007, the trading date immediately prior to the date that USPI announced that it had signed an agreement to be acquired by Welsh Carson;

•	The $22.35 per share merger consideration exceeded the publicly traded closing price of the shares for the period from the date of the announcement of revised earnings and revenue guidance on October 25, 2006 through the date of the signing of the merger agreement, even though the committee recognized that the price of the stock had been higher than $22.35 per share at points during 2006 prior to October 25, 2006 and, if the Company remained independent, could, depending on market factors and the performance of the Company, exceed such price in the future;

•	Bear Stearns’ opinion concluded that the $22.35 per share is fair, from a financial point of view, to the holders of the Company’s common stock, other than Parent, Merger Sub, their respective subsidiaries and affiliates and the rollover investors;

•	The fact that a transaction involving the potential sale of the Company was explored in 2006, which ultimately resulted in a preliminary indication of interest in the $22 per share range (below the $22.35 per share price offered in the merger) which was never converted into a formal proposal;

•	The Company was able to solicit, encourage and negotiate other acquisition proposals during the first 30 days after signing the merger agreement;

•	The merger agreement allows the Company to respond to certain third-party acquisition proposals and, if a superior proposal is made, to terminate the merger agreement and accept the superior proposal until the time of the stockholder vote on the merger agreement, subject to certain limitations and the payment of certain termination fees;

•	The merger agreement provides that during the first 14 days of the post-signing go-shop period, the Company was not obligated to advise Parent of, or to allow Parent the opportunity to match, an alternative transaction proposed by a third party;

•	The merger agreement requires Parent and Merger Sub to pay a termination fee of $12.5 million if Parent and Merger Sub fail to consummate the merger after all of the closing conditions are satisfied;

•	Crestview guaranteed Parent’s obligation to pay a termination fee of $12.5 million pursuant to the terms of a limited guarantee;

•	The belief, based upon advice from its financial and legal advisors, that the termination fees to be paid by the Company in certain instances if it terminates the agreement are within the range of termination fees in comparable transactions;

•	The consideration paid to the stockholders (other than Parent and Merger Sub and, to the extent they contribute their shares to Parent prior to the effective time of the merger, the rollover investors) will be entirely in cash, which allows such stockholders to immediately realize a fair value for their investment and provides certainty of value for their shares;

•	The financial and other terms of the merger agreement, including the limited and customary conditions, including the fact that the merger would not be subject to a financing condition;

•	The availability of appraisal rights to holders of the Company’s common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery; and

•	The special committee, its legal advisor and financial advisor conducted multiple active negotiating sessions and discussions with Crestview.

In addition, the special committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the special committee to represent effectively the interests of the Company’s stockholders other than Parent, Merger Sub and their respective subsidiaries and affiliates without retaining an unaffiliated representative to act solely on behalf of such stockholders. The special committee considered a number of factors relating to these procedural safeguards, including those discussed below, each of which it believed supported its decision and provided assurance of the fairness of the merger to the stockholders of the Company other than Parent, Merger Sub and their respective subsidiaries and affiliates and the rollover investors:

•	The special committee consisted entirely of independent directors who are not officers or employees of the Company or affiliated with Parent, Merger Sub or their investors;

•	The special committee retained and received advice and assistance from its own independent financial and legal advisors, each of which has extensive experience in transactions similar to the proposed merger, in evaluating, negotiating and recommending the terms of the merger agreement;

•	The board of directors could not proceed with a transaction involving Crestview without the approval of the special committee, which had the ultimate authority to decide whether or not to pursue such a transaction (subject to approval of the agreement by the Company’s board of directors);

•	The members of the special committee will not receive any merger consideration in connection with the merger that is different from that received by any other stockholder of the Company unaffiliated with Parent, Merger Sub or their respective subsidiaries and affiliates;

•	The merger agreement resulted from active and extensive negotiations between Crestview and the Company in consultation with the special committee, and their respective financial and legal advisors;

•	The special committee’s independent financial and independent legal advisors reported directly to the special committee and took direction exclusively from the special committee;

•	The merger agreement contains a go-shop provision pursuant to which the Company, at the direction of the special committee, had the right to solicit and engage in discussions and negotiations with respect to competing proposals for a period of 30 days following execution of the merger agreement and, after that time, to continue discussions with certain of such parties provided certain conditions are met, and/or to respond to inquiries regarding acquisition proposals under certain circumstances;

•	The terms of the merger agreement provide that during the first 14 days of the post-signing go-shop period, the Company was not obligated to allow Parent the opportunity to match an alternative transaction proposed by a third party;

•	A provision in the merger agreement allows the board of directors or the special committee to withdraw or change its recommendation of the merger agreement, and to terminate the merger agreement, in certain circumstances, subject to the payment by the Company of a termination fee; and

•	Appraisal rights under Delaware law are available to holders of shares of the Company’s common stock who dissent from the merger and comply with all of the required procedures under Delaware law, which provides stockholders who dispute the fairness of the merger consideration with an opportunity to have the Delaware Court of Chancery determine the fair value of their shares.

In light of the procedural safeguards discussed above and the level of current beneficial ownership of the Company’s common stock by Messrs. Francis and Adlerz, which as of June 14, 2007, represented approximately 3.6% of the Company’s outstanding common stock (or approximately 5.8% giving effect to the exercisable options held by Messrs. Francis and Adlerz), the special committee did not consider it necessary to explicitly require adoption of the merger agreement by at least a majority of the Company’s unaffiliated stockholders.

In the course of reaching the determinations and decisions, and making the recommendations described above, the special committee considered a variety of risks and potentially negative factors relating to the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the following:

•	Stockholders will have no ongoing equity participation in the Company following the merger, will cease to participate in the Company’s future earnings or growth, or to benefit from increases in the value of the Company’s stock and will not participate in any future sale of the Company to a third party;

•	The Company may be required to pay a termination fee of $12.5 million under certain circumstances, including if the Company determines to accept a superior proposal (if Symbion had accepted an acquisition proposal made prior to the termination of the go-shop period, the termination fee could have been $5 million rather than $12.5 million, depending on the circumstances and timing of the termination);

•	The merger consideration will be taxable to the stockholders;

•	The Company is unable to solicit or encourage other acquisition proposals after 30 days from the signing of the merger agreement except as expressly permitted by the merger agreement;

•	The merger may not be completed even if approved by stockholders as a result of a breach of the merger agreement or the failure of a party to satisfy all applicable conditions to complete the merger, and any failure to complete the merger may adversely impact the Company’s stock price;

•	An auction was not conducted for the sale of the Company prior to the execution of the merger agreement;

•	The merger agreement restrictions on the conduct of the Company’s business prior to the completion of the merger, generally requiring the Company to conduct its business only in the ordinary course, subject to specific limitations and exceptions, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	The risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	Parent and Merger Sub’s maximum exposure for wrongfully failing to close the merger or breaching the merger agreement is $12.5 million; and no recourse may be had against Crestview in excess of that amount, and no recourse may be had against any person or entity other than Crestview, Parent and Merger Sub; and

•	The stockholders must accept $22.35 per share unless they exercise dissenters’ rights.

In the course of reaching its decision to approve the merger agreement and the merger, the special committee did not consider liquidation value because it considers the Company to be a viable going concern business. Further, the special committee did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company’s net diluted book value per share (which gives effect to the exercise of all options and warrants) as of December 31, 2006 was approximately $13.58 per share, which is below the $22.35 per share cash merger consideration.

The special committee considered the going concern value of the Company in making its fairness determination. To measure the Company’s going concern value, the special committee considered, among other things, the discounted cash flow analyses with respect to the Company prepared by Bear Stearns. The opinion of Bear Stearns’ addressed the fairness, from a financial point of view, as of April 24, 2007, of the consideration to be received by the holders of the Company’s common stock (other than Parent, Merger Sub and their respective subsidiaries and affiliates and the rollover investors) in the merger and was based upon and subject to the factors and assumptions set forth therein and other matters as Bear Stearns’ considered relevant. See “Special Factors — Opinion of Financial Advisor” on page 23 for a summary of the Bear Stearns’ presentation provided to the special committee.

The foregoing discussion of the information and factors considered by the special committee includes the material factors considered by the special committee. Due to the variety of factors considered in connection with its evaluation, the special committee did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual members of the special committee may have assigned different weights to various factors. The special committee approved and recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

The special committee recommends that you vote FOR the proposal to adopt the merger agreement and FOR the adjournment proposal.

Board of Directors

On April 24, 2007, the Company’s board of directors, based on the unanimous recommendation of the special committee, (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and its stockholders (other than Parent, Merger Sub or their respective subsidiaries and affiliates and the rollover investors); (2) determined that the consideration to be paid for each share of common stock is fair to the stockholders (other than Parent, Merger Sub or their respective subsidiaries and affiliates); (3) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and (4) resolved to recommend that the Company’s stockholders adopt the merger agreement.

In reaching these determinations, the board of directors considered (1) the financial presentation of Bear Stearns that was prepared for the special committee and the board of directors, as well as the fact that the special committee and, at the request of the special committee, the board of directors received an opinion delivered by Bear Stearns as to the fairness, as of April 24, 2007, from a financial point of view, to the holders of the Company’s common stock (other than Parent, Merger Sub and their respective subsidiaries and affiliates and the rollover investors) of the consideration to be received by such holders in the merger and (2) the analysis of the proposed transaction performed by the special committee and its unanimous recommendation, as described above, and adopted such recommendation and analysis in reaching its determinations.

In the course of reaching its decision to approve the merger agreement, our board of directors did not consider the liquidation value of the Company’s assets because it considers the Company to be a viable going concern business. Further, the board of directors did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger. After considering these factors, the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. Due to the wide variety of factors considered by our board of directors, and the complexity of these matters, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. The board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

The Company’s board of directors recommends that you vote FOR the proposal to adopt the merger agreement and FOR any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement in the event that there are not sufficient votes represented at the special meeting to adopt the merger agreement.

Opinion of Financial Advisor

Pursuant to an engagement letter dated April 18, 2007, the Company’s special committee of the board of directors retained Bear Stearns to act as its financial advisor with respect to a possible transaction with Crestview or its affiliates. In selecting Bear Stearns, the Company’s special committee considered, among other things, the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the healthcare industry as well as substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services.

At the April 24, 2007 meeting of the Company’s special committee and board of directors, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, that, as of April 24, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the consideration to be received was fair, from a financial point of view, to the holders of the Company’s common stock, other than Parent, Merger Sub and their respective subsidiaries and affiliates and the rollover investors.

The full text of Bear Stearns’ written opinion is attached as Appendix B to this proxy statement and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion.

In reading the discussion of the fairness opinion set forth below, you should be aware that Bear Stearns’ opinion:

•	was provided to the Company’s special committee and the board of directors for its benefit and use;

•	did not constitute a recommendation to the special committee or board of directors of the Company or any stockholder of the Company as to how to vote in connection with the merger or otherwise; and

•	did not address the Company’s underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company, the financing of the merger or the effects of any other transaction in which the Company might engage.

The Company did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, Bear Stearns:

•	reviewed a draft of the merger agreement, dated April 24, 2007;

•	reviewed a draft of the equity commitment letters from Crestview and debt commitment papers from Crestview’s financing sources;

•	reviewed the Company’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2006, 2005 and 2004, its preliminary results for the quarter ended March 31, 2007 and its Current Reports on Form 8-K filed since December 31, 2006;

•	reviewed certain operating and financial information relating to the Company’s business and prospects, including projections for the six years ending December 31, 2012, all as prepared and provided to Bear Stearns by the Company’s management (which are referred to as the “Company projections”);

•	met with certain members of the Company’s senior management to discuss the Company’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of the common shares of the Company;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to the Company;

•	reviewed the terms of recent mergers and acquisitions involving companies which Bear Stearns deemed generally comparable to the Company;

•	performed discounted cash flow analyses based on the Company projections; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by the Company or obtained by Bear Stearns from public sources, including, without limitation, the Company projections. With respect to the Company projections, Bear Stearns relied on representations that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company as to the expected future performance of the Company. Bear Stearns did not assume any responsibility for the independent verification of any such information, including, without limitation, the Company projections, and Bear Stearns further relied upon the assurances of the senior management of the Company that they are unaware of any facts that would make the information and the Company projections incomplete or misleading.

In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Bear Stearns furnished with any such appraisals. Bear Stearns was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction involving the Company, but did note that the Company and its advisors have the right in accordance with the merger agreement to do so for a prescribed period of time following the execution of the merger agreement, subject to the terms set forth therein. Bear Stearns assumed that the merger will be consummated in a timely manner and in accordance with the terms of the agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on the Company.

Bear Stearns did not express any opinion as to the price or range of prices at which the shares of common stock of the Company may trade subsequent to the announcement of the merger.

The following is a brief summary of the material financial analyses performed by Bear Stearns and presented to the Company’s special committee and board of directors in connection with rendering its fairness opinion.

Summary of Financial Analyses

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.

Discounted Cash Flow Analysis.  Based on cash flow projections for the Company as prepared by the Company, Bear Stearns performed a discounted cash flow analysis to assist the Company’s special committee and board of directors in determining the fairness of the transaction. In conducting its analysis, at the direction of management, Bear Stearns considered two projected financial cases: base case projections (excluding acquisition and de novo activity) and growth case projections (including acquisition and de novo activity).

Bear Stearns performed a discounted cash flow analysis assuming:

•	A range of illustrative discount rates of 11.0% to 13.0%; and

•	A range of terminal EBITDA multiples (based on estimated 2012 EBITDA) of 8.5x to 10.5x.

Discounted cash flow valuations were calculated for the Company using the base case and growth case projections. Bear Stearns derived a range of implied equity values per share for the Company as follows:

	Range
	Low		High
	($ per share)
Discounted Cash Flow Analysis
Base case projections	$16.00	—	$22.23
Growth case projections	19.60	—	28.08

Comparable Public Companies Analysis.  Bear Stearns performed an analysis to assist the Company’s special committee in determining the fairness of the transaction based on various financial multiples of selected comparable public companies that own and/or operate short-stay surgical facilities. In performing this analysis, Bear Stearns reviewed certain financial information relating to the Company and compared this information to the corresponding financial information of publicly-traded companies that own and/or operate short-stay surgical facilities, which Bear Stearns deemed to be generally comparable to the Company.

Bear Stearns compared the projected financial performance and the resulting multiples of the Company at the $22.35 per share merger consideration to four publicly-traded companies that own and/or operate short-stay surgical facilities, which it deemed generally comparable to the Company. Bear Stearns then separated the four publicly-traded companies into two categories: primary comparable companies and secondary comparable companies. The primary comparable companies consist of companies that are most comparable to the Company based on each company’s current stage in its life cycle, primary business focus and facility mix (i.e., ambulatory surgery centers vs. surgical hospitals), case mix diversification (i.e., multi vs. single-specialty facilities), reliance on government payors and geographic dispersion of facilities. The secondary comparable companies, while still comparable to the Company based on the factors set forth above, were deemed to be less similar to the Company than those categorized as primary comparable companies. The two categories are comprised of the following companies:

Primary Comparable Companies	Secondary Comparable Companies
United Surgical Partners International, Inc.	MedCath Corporation
AmSurg Corp.	NovaMed, Inc.

Using publicly available information and market data as of April 21, 2007 (except for USPI, for which Bear Stearns used the market data as of January 5, 2007, which represents the unaffected market data prior to USPI’s announcement on January 8, 2007 that it had signed an agreement to be acquired by Welsh Carson), and using Wall Street research projections for EBITDA and consensus estimates for EPS and EPS growth for the above comparable companies, and in the case of the Company, the Company projections, Bear Stearns calculated the following harmonic mean multiples for the above public comparable companies and compared the results to the Company’s multiples at market and at deal price:

	Year Ending December 31,
Comparable Public Companies Analysis	2006A		2007E

Primary Comparables Harmonic Mean Multiples
Enterprise Value/EBITDA	11.0	x	9.7	x
Share Price/EPS	—		19.6
Share Price/EPS/Growth Rate	—		1.06
Secondary Comparables Harmonic Mean Multiples
Enterprise Value/EBITDA	12.2	x	9.1	x
Share Price/EPS	—		25.4
Share Price/EPS/Growth Rate	—		1.16
Symbion at Market
Enterprise Value/EBITDA	10.8	x	9.3	x
Enterprise Value/Pro Forma EBITDA	10.4		—
Share Price/EPS	—		21.8
Share Price/EPS/Growth Rate	—		1.72
Symbion at Deal
Enterprise Value/EBITDA	12.0	x	10.4	x
Enterprise Value/Pro Forma EBITDA	11.5		10.3
Share Price/EPS	—		24.7
Share Price/EPS/Growth Rate	—		1.95

“Harmonic mean” is calculated by taking the inverse of the average reciprocals of the multiples and gives equal weight to equal dollar investments in the securities whose ratios are being averaged. Bear Stearns utilizes the harmonic mean in averaging ratios in which price is the numerator. “Enterprise Value” is calculated as the sum of the value of the common equity on a fully diluted basis and the value of net debt and preferred stock. “EBITDA” is a company’s earnings before interest, taxes, depreciation and amortization plus equity income/(loss) in affiliates less minority interest expense. “Pro Forma EBITDA” is defined as the Company’s EBITDA as defined above, pro forma for full year impact of acquisitions, de novo and divestiture activity. “EPS” is a company’s earnings per share. “Growth Rate” is defined as the consensus long-term consensus growth rate as provided by First Call for comparable companies, and for the Company, the compounded annual growth rate from 2006 to 2012 in the Company projections. “Symbion at Market” is defined as the Company’s enterprise value and share price based on the closing share price of the Company’s common stock as of April 20, 2007. “Symbion at Deal” is defined as the Company’s enterprise value and equity value based on the $22.35 per share purchase price and the value of net debt outstanding.

Precedent M&A Transaction Analysis.  Bear Stearns performed a precedent transactions analysis to assist the Company’s special committee and board of directors in determining the fairness of the transaction. This analysis was based on various financial multiples of selected comparable precedent transactions in which the target was a company that owns and/or operates short-stay surgical facilities, which Bear Stearns deemed generally comparable to the Company. In performing this analysis, Bear Stearns reviewed certain financial information relating to the Company and the merger and compared this information to the corresponding financial information of precedent transactions.

Bear Stearns compared the financial performance and the resulting multiples of the Company at the $22.35 per share purchase price in the transaction to the following four primary precedent transactions:

Date Announced	Target/Acquiror

03/26/07	HealthSouth Corp., Surgery Division/Texas Pacific Group
01/07/07	United Surgical Partners International, Inc./Welsh, Carson, Anderson & Stowe
01/30/06	Surgis, Inc./United Surgical Partners International, Inc.
07/29/04	United Surgical Partners Europe, S.L./Mercapital, S.L.

For each selected transaction, Bear Stearns reviewed the multiple of enterprise value of the target company to its latest twelve months EBITDA and next twelve months EBITDA. Bear Stearns reviewed USPI’s acquisition of Surgis, Inc. on both a pre-synergy and post-synergy basis. The following table presents the harmonic mean of the multiples calculated with respect to the transactions analyzed:

	Latest	Current
	Twelve Months	Year

Precedent Transactions Harmonic Mean Multiples
Enterprise Value/EBITDA	11.9x	9.8x

Bear Stearns performed a more detailed review of the two most recent acquisitions in the short-stay surgical facility industry which Bear Stearns viewed as the most relevant precedents: HealthSouth’s Surgery Division sale to Texas Pacific Group and USPI’s sale to Welsh Carson. For each of these transactions, Bear Stearns reviewed the multiple of enterprise value of the target company to its latest twelve months EBITDA, next twelve months EBITDA, and growth adjusted EBITDA multiples. The following table presents the multiples calculated with respect to each transaction:

	Latest		Current
	Twelve Months		Year
HealthSouth Corp., Surgery Division
Enterprise Value/EBITDA	10.1	x	9.1	x
Enterprise Value/EBITDA/Growth Rate	1.13		1.02
USPI
Enterprise Value/EBITDA	12.7	x	11.1	x
Enterprise Value/Pro Forma EBITDA	12.0		11.0
Enterprise Value/Pro Forma EBITDA/Growth Rate	1.09		1.00
Symbion at Deal
Enterprise Value/EBITDA	12.0	x	10.4	x
Enterprise Value/Pro Forma EBITDA	11.5		10.3
Enterprise Value/EBITDA/Growth Rate	1.25		1.13

Miscellaneous

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns’ fairness opinion. Bear Stearns based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the consideration to be received by the Company’s stockholders, other than Parent, Merger Sub and their respective subsidiaries and affiliates and the rollover investors. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

None of the public companies used in the comparable company analysis described above are identical to the Company, and none of the precedent transactions used in the precedent transactions analysis described above are identical to the merger. Accordingly, an analysis of publicly traded comparable companies and comparable precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of the Company and the public trading values of the comparable companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Bear Stearns’ fairness opinion was just one of the many factors taken into consideration by the Company’s special committee and the Company’s board of directors in evaluating the proposed transaction. Consequently, Bear Stearns’ analysis should not be viewed as determinative of the decision of the Company’s special committee or with respect to the fairness of the merger agreement and the transactions contemplated by it, from a financial point of view, to the Company and the stockholders of the Company, other than Parent, Merger Sub and their respective subsidiaries and affiliates and the rollover investors.

Pursuant to the terms of Bear Stearns’ engagement letter, the Company has agreed to pay Bear Stearns a customary transaction fee of 0.75% of the Aggregate Consideration (as defined in the engagement letter), of which $1.5 million was payable at the rendering of Bear Stearns’ opinion and the remainder of which is payable upon consummation of the transactions contemplated by the merger agreement. Based upon the $22.35 per share merger consideration, it is anticipated that $3.2 million will be payable to Bear Stearns upon consummation of the transactions contemplated by the merger agreement. In addition, the Company has agreed to reimburse Bear Stearns for reasonable out-of-pocket expenses and to indemnify Bear Stearns against certain liabilities arising out of Bear Stearns’ engagement.

Bear Stearns (1) has not previously been retained by the Company to provide investment banking and other services on matters unrelated to the activities of the special committee and the merger, and (2) has previously been retained by Crestview or its affiliates to provide investment banking and other services on matters unrelated to the merger, on which Bear Stearns received (or expects to receive) customary fees. Bear Stearns may seek to provide the Company and Crestview or their respective affiliates with investment banking and other services unrelated to the merger in the future.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of the Company and its respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

Bear Stearns and/or certain of its personnel and affiliates may have passive minority investments in certain investment funds managed directly or indirectly by Crestview and/or its affiliates, and in portfolio companies of such funds. Additionally, a Senior Managing Director of Bear Stearns who is involved in advising the Company’s special committee is the owner of less than 0.1% of the Company’s outstanding shares.

Purpose and Reasons of the Buying Group for the Merger; Position as to Fairness

Under an interpretation of the rules governing “going private” transactions, Parent, Merger Sub, the Crestview funds, Crestview Partners GP, L.P. and Richard E. Francis, Jr. and Clifford G. Adlerz, collectively referred to as the buying group, may be required to express their beliefs as to the fairness of the merger to our unaffiliated stockholders. The members of the buying group (other than Messrs. Francis and Adlerz) are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. No member of the buying group (other than

Messrs. Francis and Adlerz) believes that it has or had any fiduciary duty to Symbion or its stockholders, including with respect to the merger and its terms. The views of the members of the buying group should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement or the adjournment proposal. The members of the buying group note that Messrs. Francis and Adlerz have interests in the merger different from, and in addition to, the other stockholders of Symbion. These interests are described under “Special Factors — Interests of Symbion’s Directors and Executive Officers in the Merger” beginning on page 37.

None of the members of the buying group participated in the deliberation process of the special committee or the board of directors of Symbion relating to the merger. However, the members of the buying group found persuasive the conclusions of the special committee and the board of directors of Symbion as to the substantive and procedural fairness of the merger to the unaffiliated Symbion stockholders. See “Special Factors — Recommendations of the Special Committee and Board of Directors; Reasons for Approval of the Merger” beginning on page 18.

Accordingly, each of the members of the buying group believes that the merger is substantively and procedurally fair to Symbion’s unaffiliated stockholders because, among other things:

•	the fact that the merger consideration of $22.35 per share represents a premium of approximately 17.4% above the April 23, 2007 closing price of $19.03 (the last trading day completed prior to receipt of Crestview’s initial offer) and a premium of approximately 26.9% to the closing price of $17.61 on January 5, 2007, the trading date immediately prior to the date that USPI announced that it had signed an agreement to be acquired by Welsh Carson;

•	the buying group’s belief that it is paying an attractive price for Symbion relative to the two most recent comparable transactions in the short-stay surgical facility industry and that its offer of $22.35 per share translates into an Enterprise Value to 2007 Pro Forma EBITDA multiple of 10.5x, which the buying group believes compares favorably to the implied valuation of both Welsh Carson’s acquisition of USPI (Enterprise Value of 2007 Pro Forma EBITDA of 9.8x excluding payables due to affiliates which the buying group believes to be an appropriate adjustment) and Texas Pacific Group’s acquisition of HealthSouth Corp.’s Surgery Division (Enterprise Value to 2007 Pro Forma EBITDA of 9.5x);

•	the fact that negotiations were conducted by a special committee comprised of independent directors who are not employees of the Company and who have no financial interest in the merger that is different from that of the stockholders of the Company unaffiliated with Parent, Merger Sub or their subsidiaries and respective affiliates;

•	the fact that the board of directors could not proceed with a transaction involving Crestview without the approval of the special committee, which had the ultimate authority to decide whether or not to pursue such a transaction (subject to approval of the merger agreement by the Company’s board of directors);

•	the fact that the special committee retained and received advice and assistance from its own independent financial and legal advisors, each of which has extensive experience in transactions similar to the proposed merger, in evaluating, negotiating and recommending the terms of the merger agreement, as applicable;

•	the substantial efforts made by the special committee and its advisors to negotiate and execute a merger agreement favorable to the Company;

•	the financial and other terms and conditions of the merger agreement, including the fact that the merger would not be subject to a financing condition, and the fact that they were the product of arms-length negotiations between the parties;

•	the merger will provide consideration to the stockholders (other than Parent, Merger Sub and, to the extent they contribute their shares to Parent prior to the effective time of the merger, the rollover investors) entirely in cash, which allows such stockholders to immediately realize a fair value for their investment and provides such stockholders certainty of value for their shares;

•	the fact that the merger agreement provided the Company with a 30-day post-signing go-shop period during which the Company solicited interest in alternative transactions involving the Company, and,

after expiration of such 30-day period, permits the Company to respond to unsolicited proposals under certain circumstances;

•	the fact that the terms of the merger agreement provide that during the first 14 days of the post-signing go shop period, the Company was not obligated to allow Parent the opportunity to match an alternative transaction proposed by a third party that was a “superior proposal” as defined in the merger agreement;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, the Symbion board of directors is permitted to change its recommendation or terminate the merger agreement, prior to the adoption of the merger agreement by Symbion’s stockholders, in order to approve a superior proposal, upon the payment to Parent of (1) a $5 million termination fee (representing approximately 1% of the total equity value of the Company) in the event that such proposal arises out of the go-shop period, or (2) a $12.5 million termination fee (representing approximately 2.5% of the total equity value of the Company) in the event that such proposal was made by a third party submitting the offer after the end of the go-shop period;

•	the fact that the merger agreement provided the Company with the go-shop period allowed the Company to both secure the Crestview offer and explore the possibility of securing alternative buyers with a relatively low break-up fee of only 1% of equity value, which should not serve as a meaningful deterrent to such an offer emerging were an alternative buyer to be interested;

•	the fact that Crestview guaranteed Parent’s obligation to pay a termination fee pursuant to the terms of a limited guarantee;

•	Symbion would receive a termination fee from Parent without having to establish damages in the event of a failure of the merger to be consummated under certain circumstances; and

•	the availability of appraisal rights to holders of Symbion common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

Each member of the buying group believes that the merger is procedurally fair for all the reasons listed above, notwithstanding the fact that Symbion did not retain an unaffiliated representative to act on behalf of Symbion’s unaffiliated stockholders. In this regard, each member of the buying group notes that Symbion’s board of directors believed it was not necessary to appoint an additional representative unaffiliated with Symbion to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger in light of the fact that the use of a special committee of this type is a well-recognized mechanism to achieve fairness in transactions such as the merger. The members of the buying group (including Crestview affiliates) together with Messrs. Francis and Adlerz currently own less than 3.5% (or approximately 6.0% giving effect to the exercisable options held by Messrs. Francis and Adlerz) of the Company’s common stock. Other members of Symbion’s management (none of whom have a material equity interest in the Company) will be given the opportunity to participate as rollover investors, none of whom will have a material interest in Parent upon the closing of the merger. See “— Recommendations of the Special Committee and the Board of Directors; Reasons for Approval of the Merger” beginning on page 18 and “— Interests of Symbion’s Directors and Executive Officers in the Merger” beginning on page 37.

In evaluating the fairness of the merger to Symbion’s unaffiliated stockholders, the buying group did not consider net book value because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices for Symbion common stock. The buying group noted, however, that the merger consideration of $22.35 per share is higher than the last reported share price of Symbion common stock. The buying group did not consider liquidation value in determining the fairness of the merger to Symbion’s unaffiliated stockholders because Symbion will continue to operate its businesses following completion of the merger and because of the buying group’s belief that liquidation sales generally result in proceeds substantially less than sales of a going concern. The buying group did not establish going concern value for the Symbion common stock as a public company to determine the fairness of the merger consideration to the unaffiliated stockholders. None of the members of the buying group believe that there is a single method for determining going concern value and, therefore, did not base their valuation of Symbion on a concept that is subject to various interpretations. Further, the members of the buying group believed that, to the extent that Symbion’s pre-merger going concern value was already reflected in the pre-announcement per share stock price of Symbion’s common stock, such pre-merger going concern value undervalued Symbion in comparison to the offer prices being discussed in the merger negotiations, which from the outset reflected a premium to such pre-announcement stock price.

The buying group did not receive any opinion, report or appraisal from an outside source that is materially related to the merger.

Since the members of the buying group relied on their own analysis and conclusions in forming their belief as to the fairness of the proposed merger to Symbion’s unaffiliated stockholders, they did not adopt the conclusions of the special committee or the board of directors of Symbion with respect to such fairness and accordingly, did not adopt the analysis or opinion of the special committee’s financial advisor.

The foregoing discussion of the information and factors considered and given weight by the buying group in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by the members of the buying group. The buying group did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger agreement and the merger. The members of the buying group believe that these factors provide a reasonable basis for their position that they believe that the merger is fair to the unaffiliated stockholders.

Plans for Symbion after the Merger

It is expected that, upon consummation of the merger (and excluding the transactions contemplated in connection with the merger as described in this proxy statement), the operations of Symbion will be conducted substantially as they currently are being conducted. The buying group has advised Symbion that it does not have any current intentions, plans or proposals to cause the surviving corporation to engage in any of the following:

•	an extraordinary corporate transaction following consummation of the merger involving Symbion’s corporate structure, business or management, such as a merger, reorganization or liquidation;

•	the relocation of any material operations or sale or transfer of a material amount of assets; or

•	any other material changes in its business.

Nevertheless, following consummation of the merger, the management and/or board of directors of the surviving corporation may initiate a review of the surviving corporation and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if the management and/or board of directors of the surviving corporation decides that such transactions are in the best interests of the surviving corporation upon review. The surviving corporation expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Effects of the Merger

If the merger is approved by Symbion’s stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Symbion, with Symbion being the surviving corporation. After the merger, Parent will own all of the capital stock of Symbion, Parent will be owned by a group of investors led by Crestview, certain members of Symbion senior management, and possibly other Symbion employees, and Symbion will no longer be a publicly-traded company. Crestview currently expects to invest $150 to $170 million of the $255 million of Parent capital stock with the remainder of the Parent equity to be held by the rollover investors and other co-investors to whom Crestview expects to syndicate a portion of its equity commitment. The expected percentage of the ultimate amount of the equity to be invested by Crestview in Parent by each of the five Crestview funds is as follows: Crestview Partners, L.P., 64.0%; Crestview Offshore Holdings (Cayman), L.P., 15.4%; Crestview Holdings (TE), L.P., 4.4%; Crestview Partners (ERISA), L.P., 5.2%; and Crestview Partners (PF), L.P., 11.1%. The remainder of the outstanding equity of Parent at closing will be held by the rollover investors and certain co-investors with Crestview. In connection with the merger, we expect that Richard E. Francis, Jr. and Clifford G. Adlerz will exchange all or a portion of their equity interests in Symbion and/or pay cash for equity interests in Parent. Certain other Symbion executives and employees will likewise be offered the opportunity to make such exchanges and become rollover investors. See “— Interests of Symbion’s Directors and Executive Officers in the Merger” beginning on page 37.

When the merger is completed, each share of Symbion common stock issued and outstanding immediately prior to the effective time of the merger (other than treasury shares, shares to be exchanged for equity interests in Parent by rollover investors, shares held by Parent or Merger Sub and shares held by Symbion stockholders who choose to be dissenting stockholders by exercising and perfecting their appraisal rights under Delaware law with respect to the merger) will be converted into the right to receive $22.35 in cash without interest and less any applicable withholding taxes. At the effective time of the merger, unless otherwise agreed between Parent and the holder thereof:

•	each outstanding option to acquire Symbion common stock will become fully vested and immediately exercisable and, subject in each case to the approval of the respective option holder, shall be cancelled and converted into a right to receive a cash payment of an amount equal to (1) the excess, if any, of $22.35 over the exercise price per share of the common stock subject to the option, multiplied by (2) the number of shares of common stock subject to the option;

•	each outstanding share of restricted stock subject to vesting or other restrictions will vest and become free of such restrictions, and the holder thereof will be entitled to receive $22.35 in cash for each share of restricted stock held by such holder; and

•	each outstanding warrant to acquire Symbion common stock will, subject in each case to the approval of the respective warrant holder, be cancelled and converted into a right to receive a cash payment of an amount equal to (1) the excess, if any, of $22.35 over the exercise price per share of the common stock subject to the warrant, multiplied by (2) the number of shares of common stock subject to the warrant;

in each case without interest and less any applicable withholding taxes. Certain options, warrants and shares of restricted stock held by the rollover investors may be exchanged for equity interests in Parent at the time of the merger. See “The Merger Agreement — Treatment of Options and Restricted Stock” on page 53 and “Special Factors — Interests of Symbion’s Directors and Executive Officers in the Merger” beginning on page 37.

At the effective time of the merger, current Symbion stockholders (other than the rollover investors) will cease to have ownership interests in Symbion or rights as Symbion stockholders. Therefore, current stockholders of Symbion (other than the rollover investors) will not participate in any future earnings or growth of Symbion and will not benefit from any appreciation in the value of Symbion.

Symbion’s common stock is currently registered under the Exchange Act and is quoted on the NASDAQ Global Select Market under the symbol “SMBI.” As a result of the merger, Symbion will be a privately held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be quoted on the NASDAQ Global Select Market, and price quotations with respect to shares of Symbion common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to Symbion. After the effective time of the merger, Symbion will also no longer be required to file periodic reports with the SEC unless required by the indenture to be executed in connection with the debt financing entered into in connection with the merger.

At the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger are expected to become the directors of the surviving corporation and the officers of Symbion immediately prior to the effective time of the merger are expected to remain the officers of the surviving corporation. The certificate of incorporation of Symbion will be amended to be the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name, incorporator, registered agent, liability exculpating provisions applicable to directors of Symbion and indemnification rights of the officers and directors of Symbion shall not be amended and the name of Merger Sub’s incorporator shall be omitted. The bylaws of Merger Sub in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.

A benefit of the merger to the buying group is that our future earnings and growth will be solely for their benefit (and that of the rollover investors) and not for the benefit of our current stockholders (other than the rollover investors). The detriments to the members of the buying group are the lack of liquidity for Parent’s capital stock following the merger, the risk that Symbion will decrease in value following the merger, the incurrence by Parent and the surviving corporation of approximately $400.0 million of long-term debt and the payment by us of approximately $33.0 million in estimated fees and expenses related to the merger. See “Special Factors — Financing” and “— Fees and Expenses of the Merger” beginning on pages 34 and 45 respectively.

The following table sets forth for each member of the buying group (1) such person’s interest in the stockholders’ equity (net book value) of Symbion at March 31, 2007, (2) such person’s interest in the net income of Symbion for the quarter ended March 31, 2007 (in the case of (1) and (2), such person’s interest has been calculated to give pro forma effect to the exercise of all stock options (vested or unvested) and unvested restricted stock that were outstanding on June 14, 2007) and (3) the approximate percentage interest expected to be held by each such person in the equity (and accordingly the net book value and net income) of the surviving corporation, without giving effect to option or restricted stock ownership, immediately following the merger.

Pro Forma Changes in Investors’ Interests As a Result of the Merger

					Percentage
			Net Income for the		Interest in
	Net Book Value at		Quarter Ended		Net Book Value
	March 31, 2007(1)		March 31, 2007(2)		and Net Income
	Percentage		Percentage		Following the
	Interest	Amount	Interest	Amount	Merger(3)(4)
	(Dollars in millions)

Crestview Partners, L.P.	—%	—	—%	—	40.2%
Crestview Offshore Holdings (Cayman), L.P.	—%	—	—%	—	9.7%
Crestview Holdings (TE), L.P.	—%	—	—%	—	2.8%
Crestview Partners (ERISA), L.P.	—%	—	—%	—	3.3%
Crestview Partners (PF), L.P.	—%	—	—%	—	7.0%
Crestview Partners GP, L.P.	—%	—	—%	—	62.7%
Symbol Merger Sub, Inc.	—%	—	—%	—	—%
Symbol Acquisition, L.L.C.	—%	—	—%	—	100.0%
Richard E. Francis, Jr.	3.6%	$10.5	3.6%	$0.1	1.8%
Clifford G. Adlerz	2.2%	6.4	2.2%	0.1	1.1%

(1)	Total net book value of Symbion at March 31, 2007 was $290.3 million.

(2)	Net income of Symbion for the quarter ended March 31, 2007 was $4.0 million.

(3)	Amounts represent anticipated beneficial ownership of equity securities of Parent, assuming for purposes of these calculations that Crestview invests $160 million of the $255 million of Parent capital stock expected to be outstanding following the closing of the merger. Excludes amounts that may be granted pursuant to awards under Parent’s new stock option and restricted stock plan. Following the merger, Parent will have substantially more indebtedness than Symbion presently has and, therefore, lower stockholders’ equity.

(4)	Certain members of the buying group own interests in other members of the buying group and, therefore, the percentages included in this column do not total 100%.

Effects on Symbion if the Merger is not Completed

In the event that the proposal to adopt the merger agreement is not approved by Symbion’s stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, Symbion will remain an independent public company and its common stock will continue to be listed and traded on the NASDAQ Global Select Market. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that Symbion stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the healthcare industry on which Symbion’s business largely depends, and general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of Symbion common stock. From time to time, Symbion’s board will evaluate and review the business operations, properties, dividend policy and capitalization of Symbion, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the proposal to adopt the merger agreement is not approved by Symbion’s stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Symbion will be offered, or that the business, prospects or results of operations of Symbion will not be adversely impacted.

In addition, if the merger agreement is terminated under certain circumstances, Symbion will be obligated to pay a termination fee of $12.5 million to Crestview (if Symbion had accepted an acquisition proposal made prior to the termination of the go-shop period, the termination fee could have been $5 million rather than $12.5 million, depending on the circumstances and timing of the termination). Under certain circumstances, Symbion may be required to pay up to $3 million of Parent’s expenses in the event that the merger agreement is terminated. See “The Merger Agreement — Fees and Expenses” beginning on page 62.

Accounting Treatment of the Merger

The merger is expected to be accounted for as a business combination using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to the assets and liabilities of Symbion based on their relative fair values in accordance with Financial Accounting Standards No. 141, Business Combinations.

Financing

Parent estimates that the total amount of funds necessary to consummate the merger and related transactions is approximately $665.4 million, consisting of (1) approximately $498.4 million to pay holders of Symbion securities the amounts due to them under the merger agreement, assuming that no stockholder validly exercises and perfects its appraisal rights, (2) approximately $123.2 million to refinance or repay existing indebtedness and (3) approximately $33.0 million to pay fees and expenses in connection with the merger and related transactions.

These funds are anticipated to come from the following sources:

•	cash investments made by an investor group led by Crestview in Parent of up to $250 million;

•	borrowings by Merger Sub of $150 million of term loans under new senior secured credit facilities; and

•	the issuance by Merger Sub of $250 million in aggregate principal amount of senior notes in a public offering or Rule 144A or other private offering, or if and to the extent Merger Sub does not, or is unable to, issue the notes in at least $250 million in aggregate principal amount on or prior to the closing date, borrowings by Symbion, as the surviving corporation, under a new senior unsecured bridge facility in the amount of at least $250 million, less the amount of the senior notes issued on or prior to the closing date.

The following arrangements are intended to provide the necessary financing for the merger:

Equity Financing

Parent has received fully executed commitment letters, dated April 23 and 24, 2007 (which are each referred to as an equity commitment letter and collectively referred to as the equity commitment letters), from Crestview and The Northwestern Mutual Life Insurance Company, referred to as Northwestern, pursuant to which Crestview and Northwestern have committed, subject to the terms and conditions set forth in the respective equity commitment letters, to provide to Parent $250 million and $75 million, respectively, in cash in exchange for shares of capital stock of Parent (such amounts provided in exchange for shares of capital stock of Parent referred to as the equity financing). Each of Crestview and Northwestern reserve the right to syndicate a portion of their respective equity commitment to Parent. In fact, the $75 million commitment from Northwestern reflects a syndication of part of Crestview’s own $250 million commitment. The terms of the equity commitment letter with Northwestern also provides that Parent must pay to Northwestern a commitment fee equal to approximately $0.35 million at the closing of the merger. The documentation governing the equity financing has not been finalized and, accordingly, the actual terms of such equity financing may differ from those described in this proxy statement.

Debt Financing

Parent has entered into a debt financing commitment letter, referred to as the debt commitment letter, with Merrill Lynch Capital Corporation (“MLC”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Banc of America Securities LLC (“BAS”), Banc of America Bridge, LLC (“Banc of America Bridge”) and Bank of America, N.A. (“Bank of America”) providing Merger Sub with committed financing for $275 million in senior secured credit facilities, including the $150 million term loans referred to above, and a $250 million senior subordinated bridge facility.

The documentation governing the senior secured credit facilities and the bridge facility has not been finalized and, accordingly, the actual terms of the debt facilities may differ from those described in this proxy statement. Except as described herein, there is no current plan or arrangement to finance or repay the debt financing arrangements.

Senior Secured Credit Facilities

The senior secured credit facilities are expected to be comprised of a $50 million senior secured delayed draw term loan facility, a $150 million term loan facility and a $75 million revolving credit facility. As a result of the merger, Merger Sub will be merged with and into Symbion, and Symbion, as the surviving corporation, will be the borrower under the senior secured credit facilities. All obligations of Symbion under the senior secured credit facilities will be guaranteed by Parent and each existing and future direct and indirect wholly owned domestic subsidiary, subject to certain exceptions. The obligations of Symbion and the guarantors under the senior secured credit facilities will be secured by substantially all the assets of Symbion and the guarantors, including their equity interests in certain subsidiaries.

Loans under the senior secured credit facilities are expected to bear interest, at the borrower’s option, at (1) adjusted LIBOR (London Interbank Offered Rate) plus 2.00% or (2) the alternate base rate plus 1.00%. The term loans, including any delayed draw term loans, will mature seven years after the effective date of the merger and the revolving credit facilities will mature six years after the effective date of the merger. The term loan facilities will also require quarterly interim amortization payments of 0.25% of their principal amount, with the balance payable at the final maturity date of the term loans. The borrower may make voluntary prepayments of the term loans at any time. In addition, the term loans are required to be prepaid in certain circumstances, including with the net cash proceeds of debt issuances (other than permitted debt), the net cash proceeds of certain asset sales (subject to reinvestment rights and other exceptions) and specified percentages of excess cash flow.

The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, sales of assets, mergers and consolidations, dividends and other distributions, redemptions, prepayments of subordinated indebtedness, transactions with affiliates, sale-leaseback transactions, and a maximum senior secured leverage ratio that will apply only when revolver borrowings are outstanding. The senior secured facilities will also include customary events of default, including upon a change of control.

Senior Notes

Parent intends to issue and sell $250 million in aggregate principal amount of senior notes in a Rule 144A or other private placement. As a result of the merger, Merger Sub will be merged with and into Symbion, and Symbion, as the surviving corporation, will be the issuer of the senior notes. Although the interest rate, maturity and other material terms of the senior notes have not been finalized, we expect that the senior notes will have terms and conditions customary for senior note offerings of issuers that are affiliates of Parent.

The senior notes will not be registered under the Securities Act of 1933 or under securities laws of any state, and may not be offered or sold within the United States, absent registration or applicable exemption from such registration requirements. This proxy statement is neither an offer to sell nor a solicitation of any offer to buy any of the senior notes.

Senior Bridge Facility

If and to the extent the offering or placement of the senior notes is not completed on or prior to the closing of the merger, MLC and Banc of America Bridge have committed to provide $250 million of loans under a senior bridge facility. Merger Sub, and following the closing of the merger, Symbion as the surviving corporation, will be the borrower under the senior bridge facility. Symbion’s obligations under the senior bridge facility will be guaranteed on a senior unsecured basis by each of its subsidiaries that is a guarantor of the senior secured credit facilities.

The loans under the senior bridge facility will be increasing rate bridge loans. For the initial six month period under the senior bridge facility, interest on the bridge loans is expected to accrue at a rate per annum equal to the three month adjusted LIBOR plus an initial spread equal to 4.00% per annum. If the bridge loans are not fully repaid at the end of the initial six month period, the spread will increase by 50 basis points at the end of such period and at the end of each successive three month period thereafter, subject to a maximum overall interest cap. The bridge loans will have an initial maturity of one year after the effective date of the merger, but the maturity of any bridge loans outstanding at that time will automatically be extended to the eighth anniversary of the effective date of the merger. Holders of the extended term loans will have the right to exchange such loans for exchange notes maturing on the eighth anniversary of the effective date of the merger and to require the borrower to register the exchange notes for public resale under a registration statement in compliance with applicable securities laws.

The borrower will be required to prepay or offer to prepay the bridge loans, to prepay or offer to prepay the extended loans and to redeem or offer to purchase the exchange notes under certain circumstances, including upon certain non-ordinary course asset sales (subject to certain repayment rights) or certain issuances of debt or equity securities (in each case, with certain exceptions) and upon a change of control.

The senior bridge facility will contain customary representations and warranties and covenants for similar financings, including restrictions on incurring debt and liens and making restricted payments. The bridge loans will contain no financial maintenance covenants. The senior bridge facility will also include customary events of default for high yield debt securities.

Conditions to the Debt Financing

The debt financing commitments will expire if not drawn on or prior to October 31, 2007. The facilities contemplated by the debt financing commitments are subject to customary closing conditions, including:

•	there not having occurred a “Material Adverse Effect” as defined in the merger agreement;

•	the execution and delivery of definitive documents with respect to the facilities;

•	the merger and all related transactions being consummated in accordance with the terms of the merger agreement;

•	delivery of certain specified financial statements of Symbion;

•	receipt of equity contributions in an amount equal to at least 25% of the consolidated capitalization of Parent after giving effect to the merger;

•	the repayment (or reasonably satisfactory arrangements for the repayment) of indebtedness existing prior to the effective time of the merger and the release of liens related thereto, subject to certain exceptions; and

•	receipt of customary closing documents.

Since the final terms of the debt financing facilities have not been agreed upon, such terms and amounts may differ from those set forth above and, in certain cases, such differences may be significant. In the event of any material change in the terms set forth above, Symbion will (1) update such information through a supplement to this proxy statement and (2) amend the Schedule 13E-3 filed in connection with the merger, in each case to the extent required by applicable law.

As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

Limited Guarantee of Crestview Partners, L.P.; Remedies under the Merger Agreement

In connection with the merger agreement, Crestview has agreed to guarantee the due and punctual performance of all of the payment obligations of Parent and Merger Sub under the merger agreement, up to a maximum amount of $12.5 million. The guarantee will remain in full force and effect until the effective time of the merger or, if the merger agreement is terminated under circumstances in which Parent would be obligated to make any payments under the terms of the merger agreement, the first anniversary of such termination.

The merger agreement provides that, in addition to any other remedies, each party is entitled to enforce the terms of the merger agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages or any other remedy.

Interests of Symbion’s Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors, Symbion’s stockholders should be aware that certain of Symbion’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of Symbion’s stockholders generally. The special committee and Symbion’s board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters.

Treatment of Stock, Options and Restricted Stock

At the effective time of the merger, each of Symbion’s equity-based compensation or stock plans will terminate and all of Symbion’s equity compensation awards (including awards held by Symbion’s executive officers and directors, unless otherwise agreed by such holder and Parent) will be subject to the following treatment:

•	Each share of Symbion common stock (other than treasury shares, shares to be exchanged for equity interests in Parent by rollover investors, shares held by the buying group and shares held by Symbion stockholders who choose to be dissenting stockholders by exercising and perfecting their appraisal rights under Delaware law with respect to the merger) will be converted into the right to receive $22.35 in cash, without interest and less any applicable withholding taxes;

•	All outstanding options under Symbion’s equity-based compensation or stock option plans (excluding the employee stock purchase plan) will become fully vested and exercisable and, subject in each case to the approval of the respective option holder, will be canceled in exchange for the right to receive a cash payment equal to (1) the excess, if any, of $22.35 over the per share exercise price of the option, multiplied by (2) the number of shares of Symbion’s common stock subject to the option, without interest and net of any applicable withholding taxes;

•	Each share of restricted stock subject to vesting or other restrictions that is outstanding immediately prior to the effective time of the merger will vest and become free of such restrictions as of the effective time and the holder thereof will be entitled to receive $22.35, without interest and less any applicable withholding taxes, with respect to each restricted share held by such holder; and

•	Pursuant to the terms of the merger agreement, Symbion caused new offerings under the employee stock purchase plan to cease as of April 30, 2007 and will take all actions necessary to terminate Symbion’s employee stock purchase plan and all outstanding rights under the employee stock purchase plan as of the effective time of the merger. On the last day of the current offering period under the employee stock purchase plan, each participant was credited with the number of shares of Symbion common stock purchased for his or her account under the employee stock purchase plan in respect of the offering period in accordance with the terms of the employee stock purchase plan.

Certain equity interests held by the rollover investors may be exchanged for equity interests in Parent at the time of the merger.

The table below sets forth, as of June 14, 2007, for each of our directors and executive officers (without taking into account any rollover):

•	the number of stock options (both vested and unvested) held by such persons;

•	the aggregate cash payment that will be made in respect of such stock options upon consummation of the merger;

•	the number of shares of restricted stock held by such person;

•	the aggregate cash payment that will be made in respect of restricted stock awards upon consummation of the merger;

•	the number of shares of common stock held by such person; and

•	the aggregate cash payment that will be made in respect of such shares of common stock upon consummation of the merger.

	Options					Restricted Stock		Common Stock
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
		Price of		Price of
	Vested	Vested	Unvested	Unvested	Resulting	Unvested	Resulting	Shares	Resulting	Total
	Options	Options	Options	Options	Consideration(1)	Shares	Consideration	Owned(2)	Consideration	Consideration(3)

Richard E. Francis, Jr.	301,454	$16.26	206,505	$20.01	$2,434,592	47,777	$1,067,816	462,237	$10,330,997	$13,833,405
Clifford G. Adlerz	223,324	$15.95	136,991	$19.82	$1,849,307	31,439	$702,662	235,776	$5,269,594	$7,821,563
Kenneth C. Mitchell	79,701	$17.02	64,955	$20.12	$605,241	15,395	$344,078	48,158	$1,076,331	$2,025,651
R. Dale Kennedy	56,939	$16.85	46,868	$20.40	$433,592	11,332	$253,270	40,803	$911,947	$1,598,809
Frederick L. Bryant	25,047	$18.32	2,666	$17.18	$123,245	1,831	$40,923	40,600	$907,410	$1,071,578
Donald W. Burton	25,047	$18.32	2,666	$17.18	$123,245	1,831	$40,923	75,252	$1,681,882	$1,846,050
Eve M. Kurtin	25,047	$18.32	2,666	$17.18	$123,245	1,831	$40,923	5,000	$111,750	$275,918
Jack Tyrrell	25,047	$18.32	2,666	$17.18	$123,245	1,831	$40,923	719,832	$16,088,245	$16,252,413
David M. Wilds	25,047	$18.32	2,666	$17.18	$123,245	1,831	$40,923	84,512	$1,888,843	$2,053,011

(1)	The amounts in this column are calculated based on the weighted average exercise price per share of vested and unvested options, excluding options with an exercise price higher than $22.35.

(2)	Includes shares not directly owned but which may be deemed to be beneficially owned by the listed individuals, which means that the listed individuals may not personally receive the full economic benefit of the consideration reflected in this table. See “Other Important Information Regarding Symbion — Security Ownership of Certain Beneficial Owners and Management” on page 73 for additional information.

(3)	Certain equity interests held by the rollover investors may be exchanged for equity interests in Parent at the time of the merger.

Severance Arrangements

Each of Richard E. Francis, Jr. and Clifford G. Adlerz is a party to an employment agreement with Symbion. These employment agreements provide that Symbion must pay the employee a severance benefit if we terminate his employment without cause or if the employee terminates his employment upon the occurrence of certain events specified in the agreement, including a change in the control of the Company and our material breach of the agreement that is not cured within 90 days. The severance benefit is generally equal to three times the employee’s highest base salary and the incentive bonus amount that would be paid for the current year as if the performance goals were fully achieved. Severance benefits are payable to the executive in a lump sum within 15 days following the date of termination. The employee is also entitled to continuation of benefits under our benefit programs for the period of time that the employee is eligible under COBRA. If the employee receives severance payments following a change in control that are subject to tax under Section 4999 of the Internal Revenue Code, Symbion or the acquirer are to pay additional amounts to offset the effect of such taxes on the employee. However, Messrs. Francis and Adlerz have agreed to waive their severance rights in relation to this transaction under terms of the new employment agreements they entered into with Merger Sub that are described under the heading “Employment Agreements” below.

Symbion adopted an Executive Change in Control Severance Plan in December 1997, which currently provides for severance benefits for certain senior level employees. Eligible individuals are those identified in the severance plan and whose employment is terminated in connection with a change in the control of Symbion, as defined in the severance plan, and who are not offered employment by Symbion or a successor employer that is substantially equivalent to or better than the position held with us immediately prior to the change in control or the position is not maintained for at least 12 months thereafter. The benefits provided are cash compensation equal to the eligible employee’s annual pay or one-half of the eligible employee’s annual pay, as set forth in the severance plan, and participation in medical, life, disability and similar benefit plans that are offered to our active employees or those of its successor for a period of six or 12 months, as provided in the severance plan. The severance plan does not cover individuals who are subject to individual employment agreements that address severance on a change in control. Cash benefits are paid in a single lump sum within 30 days following termination.

Management Investment

During negotiations between Crestview and the special committee and board of directors, Crestview made it clear that it would not be prepared to pay the proposed merger price or proceed with any transaction unless it was able to negotiate satisfactory post-closing employment arrangements with Richard E. Francis, Jr. and Clifford G. Adlerz. Pursuant to their employment agreements with Merger Sub (described below), Mr. Francis and Mr. Adlerz agreed to invest in Parent.

Mr. Francis is expected to invest approximately $4.7 million (which, at the time the merger is completed, is expected to be approximately 1.8% of the outstanding capital stock of Parent, as compared to the approximately 3.7% ownership interest in Symbion currently held by Mr. Francis (giving effect in each case to exercisable options)).

Mr. Adlerz is expected to invest approximately $2.75 million (which, at the time the merger is completed, is expected to be approximately 1.1% of the outstanding capital stock of Parent, as compared to the approximately 2.2% ownership interest in Symbion currently held by Mr. Adlerz (giving effect in each case to exercisable options)).

In addition to the expected investments of Messrs. Francis and Adlerz, certain other Symbion executives and employees will be offered the opportunity to exchange their Symbion stock options and/or shares of Symbion common stock for Parent stock options and/or other Parent equity. Kenneth C. Mitchell, Symbion’s

Chief Financial Officer and Senior Vice President of Finance, and R. Dale Kennedy, Symbion’s Senior Vice President of Management Services and Secretary, will be offered the opportunity to exchange Symbion equity for up to 0.7% and 0.6%, respectively, of the outstanding equity of Parent. Thirty-five non-executive officers and employees with the titles of Vice President, Assistant Vice President, Regional Vice President, Group President and Group Vice President will be offered the opportunity to exchange Symbion equity for an aggregate of up to approximately 1.2% of the outstanding equity of Parent. The potential outstanding equity in Parent as of the closing of the merger described above includes exercisable options and is based upon an estimated total of $255.0 million of outstanding equity of Parent as of the closing of the merger. We do not yet know whether individuals other than Messrs. Francis and Adlerz will elect to exchange their equity interests or be cashed out (whether in full or in part).

New Equity Incentive Plan

In connection with the consummation of the merger, Parent will adopt a new equity incentive plan pursuant to which certain employees will receive non-qualified stock options. Each initial option grant will have an exercise price equal to the fair market value paid for the underlying share of common stock by Crestview in connection with the consummation of the merger. This new equity incentive plan will permit the grant of awards covering 11.25% of the fully diluted equity of Parent immediately after consummation of the merger. All of these awards will be subject to vesting, with a portion of the awards vesting solely based on continued employment over a specific period of time and other portions vesting based upon a combination of both continued employment over a specific period of time and upon the achievement of various pre-established rates of return. In addition, the plan provides for accelerated vesting in the event of a change in control. A change in control is deemed to have occurred in the event that any person, entity or group other than Crestview and its related funds holds (other than pursuant to a registered initial public offering) Company stock representing at least 50% of the combined voting power of all outstanding Company equity securities.

The size of the individual awards under the plan to executive officers and other plan participants has not been determined at this time. It is expected that the size of such awards will generally be customary and will vary depending on the participant’s responsibilities with and potential contributions to Parent.

Employment Agreements

Messrs. Francis and Adlerz have entered into new employment agreements with Merger Sub which will become effective upon the consummation of the merger and will supersede their existing employment agreements with Symbion. Under these new agreements, Mr. Francis will continue to serve as Symbion’s Chairman and Chief Executive Officer, and Mr. Adlerz will continue to serve as Symbion’s President and Chief Operating Officer. In addition, Merger Sub will seek the election of Messrs. Francis and Adlerz to Symbion’s board of directors. These employment agreements will provide for base salaries for Messrs. Francis and Adlerz to continue at the current rates for 2007 and, for 2008, to increase to $525,000 for Mr. Francis and $375,000 for Mr. Adlerz. The employment agreements will also provide for an incentive bonus payment upon achievement of goals set by Merger Sub’s Compensation Committee and entitle the executives to participate in certain employee benefit programs and equity incentive plans. In addition, the employment agreements will provide that Messrs. Francis and Adlerz will invest approximately $4.7 million and $2.75 million, respectively, in Parent through the purchase of Parent equity. For further information on management investment in Parent in connection with the merger, see “Management Investment” above.

The initial term of each of the employment agreements will be three years, which is automatically extended so that the term will be three years until terminated. Merger Sub will be able to terminate each employment agreement for cause, including (but not limited to) the executive’s conviction of a felony and gross negligence or internal misconduct in the performance of executive’s duties to the extent it causes demonstrable harm to Merger Sub. In addition, either party would be able to terminate the employment agreement at any time by giving prior written notice to the other party. However, Merger Sub would be obligated to pay the executive a severance benefit if it terminated the executive’s employment without cause or if the executive terminated his employment upon the occurrence of certain events specified in the agreement, including (but not limited to) a change in the control of Merger Sub or Merger Sub’s material breach of the agreement which is not cured promptly. The severance benefit will generally be equal to three times the executive’s highest base salary and the incentive bonus amount that would be paid for the current year as if the incentive bonus performance goals were fully achieved. Severance benefits will be payable to the executive in a lump sum within 15 days following the date of termination. Upon a termination of employment as a result of the executive’s disability, Merger Sub will pay the executive 75% of his base salary then in effect until the earlier of 36 months or the executive’s death. The executive will also be entitled to continuation of benefits under Merger Sub’s benefit programs for the period of time that the executive is eligible under COBRA. If the executive receives severance payments following a change in control of Symbion (see “New Equity Incentive Plan” above) that are subject to tax under Section 4999 of the Internal Revenue Code, Merger Sub will pay additional amounts to offset the effect of such taxes on the executive. Each of the employment agreements will also include a covenant not to compete in which the executive agrees that, during the term of the employment agreement and for a period of one year thereafter, he will not own or work for any other company that is predominantly engaged in the ownership and management of surgery centers.

In the event that the merger agreement is terminated, these employment agreements with Merger Sub will terminate, and the existing employment agreements of Messrs. Francis and Adlerz with Symbion will continue to be in full force and effect.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, Parent has agreed:

•	subject to certain conditions, to cause the surviving corporation to indemnify and hold harmless, and to advance expenses as incurred by, each present and former director and officer of Symbion and its subsidiaries against any liabilities incurred in connection with claims arising out of or related to such person’s service as a director or officer of Symbion or its subsidiaries or services performed by such person at the request of Symbion or its subsidiaries at or prior to the effective time of the merger, to the fullest extent permitted under applicable laws;

•	that the certificate of incorporation and bylaws of the surviving corporation will contain provisions with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Symbion and its subsidiaries that are no less favorable than as presently set forth in Symbion’s certificate of incorporation and bylaws;

•	subject to limitations regarding the cost of coverage, that the surviving corporation shall either (1) obtain and maintain “tail” insurance policies with a claims period of at least six years from the effective time of the merger with respect to directors’ and officers’ liability insurance and fiduciary liability insurance for acts and omissions occurring at or prior to the effective time of the merger and covering those persons who are currently covered by Symbion’s existing directors’ and officers’ insurance policies, or (2) maintain such directors’ and officers’ insurance for a period of six years after the effective time of the merger in each case in amount and scope and on other terms no less advantageous to such covered parties than Symbion’s existing insurance coverage.

These obligations will be binding upon any successor to or assignee of substantially all of the properties and assets of the surviving corporation. See “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance” beginning on page 63.

Special Committee

If the merger is completed, members of the special committee will, along with other stock, restricted stock and option holders, receive cash payments for shares of Symbion common stock, shares of restricted stock and vested in-the-money options as described on page 53 below under the heading “The Merger Agreement — Treatment of Options and Restricted Stock.” As members of the Symbion board of directors, members of the special committee will also benefit from the indemnification and insurance provisions contained in the merger agreement with respect to their acts or omissions as directors as described above under the heading “— Indemnification and Insurance.” Each member of the special committee is entitled to receive a fee equal to $10,000 per month plus $1,000 for each meeting of the special committee for such member’s service on the special committee and will be reimbursed for any out-of-pocket expenses incurred in connection with such service. Each member of the special committee has received, or will be entitled to receive, approximately $29,936 in fees. David M. Wilds will receive an additional $25,000 for his service as chairman of the special committee.

Amendment to Symbion’s Rights Agreement

Symbion entered into a rights agreement, dated as of February 6, 2004, with Computershare Trust Company, N.A., as successor to SunTrust Bank, as rights agent, which contains certain restrictions on Symbion’s ability to merge or consolidate with any other entity. On April 24, 2007, immediately prior to the execution of the merger agreement, Symbion and the rights agent entered into an amendment to the rights agreement which provides that neither the execution of the merger agreement nor the consummation of the merger will trigger the provisions of the rights agreement. In particular, the amendment to the rights agreement provides that neither Parent, Merger Sub nor any of their affiliates or associates will be deemed to be an acquiring person (as defined in the rights agreement) solely by virtue of the approval, execution, delivery and adoption or performance of the merger agreement or the consummation of the merger or any other transactions contemplated by the merger agreement.

Material United States Federal Income Tax Consequences

The following is a discussion of the material United States federal income tax consequences of the merger to U.S. holders (as defined below). This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this proxy statement/prospectus, all of which may change, possibly with retroactive effect. This discussion assumes that the merger will be completed in accordance with the terms of the merger agreement. No ruling has been or will be sought from the Internal Revenue Service (“IRS”) as to the United States federal income tax consequences of the merger, and the following summary is not binding on the IRS or the courts. As a result, the IRS could adopt a contrary position, and such a contrary position could be sustained by a court.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a share of Symbion common stock that is for United States Federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to United States federal income tax regardless of its source; or

•	a trust if, in general, the trust is subject to the supervision of a court within the United States and one or more United States persons have the authority to control all significant decisions of the trust.

This discussion only addresses U.S. holders who hold shares of Symbion common stock as capital assets within the meaning of Section 1221 of the Code.

This discussion does not purport to be a complete analysis of all potential tax effects of the merger, and, in particular, does not address United States federal income tax considerations applicable to shareholders subject to special treatment under United States federal income tax law (including, for example, non-U.S. holders, brokers or dealers in securities, financial institutions, mutual funds, insurance companies, tax-exempt entities, holders who hold Symbion common stock as part of a hedge, appreciated financial position, straddle, conversion transaction or other risk reduction strategy, holders who acquired Symbion common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, holders exercising appraisal rights, holders that are partnerships or other pass-through entities or investors in partnerships or other pass-through entities and U.S. holders liable for the alternative minimum tax). In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions occur in connection with the merger), including, without limitation, any exercise of an option or the acquisition or disposition of shares of Symbion common stock other than pursuant to the merger. Also, this discussion does not address United States federal income tax considerations applicable to holders of options or warrants to purchase Symbion common stock, or holders of debt instruments convertible into Symbion common stock. No information is provided herein with respect to the tax consequences of the merger under applicable state, local or foreign laws, or under any proposed Treasury regulations that have not taken effect as of the date of this proxy statement/prospectus.

The receipt of cash for Symbion common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same price per share in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year at the time of consummation of the merger. The maximum federal income tax rate on net long-term capital gain recognized by individuals is 15% under current law. The maximum federal income tax rate on net long-term capital gain realized by a corporation is 35% under current law. Capital losses are subject to limitations on deductibility for both corporations and individuals.

In general, holders who exercise appraisal rights will also recognize gain or loss. Any holder considering exercising appraisal rights should consult its own tax advisor.

Information returns will be filed with the IRS in connection with cash payments made pursuant to the merger. Backup withholding at a 28% rate may apply to cash payments a U.S. holder receives pursuant to the merger. Backup withholding generally will apply only if the U.S. holder fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding rules and certification requirements. Each U.S. holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner acceptable to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a U.S. holder’s United States federal income tax liability provided the required information is furnished to the IRS in a timely manner. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

The United States federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each U.S. holder of shares is urged to consult its tax advisor as to the particular tax consequences to such beneficial holder of the merger, including the application and effect of state, local, foreign and other tax laws.

Regulatory Approvals

The HSR Act provides that transactions such as the merger may not be completed until certain information has been submitted to the FTC and DOJ and specified waiting period requirements have been satisfied. On May 8, 2007, Symbion, Parent and Merger Sub made the required filings, and the FTC granted early termination of the applicable waiting period on May 18, 2007.

At any time before or after consummation of the merger, the FTC and DOJ may, however, challenge the merger on antitrust grounds. Private parties could take antitrust action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after consummation of the merger, notwithstanding the termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Symbion and Merger Sub will prevail.

Under the merger agreement, Symbion, Parent and Merger Sub have agreed to use their reasonable best efforts to obtain all required governmental approvals in connection with the completion of the merger. In addition, Symbion, Parent and Merger Sub have agreed to use their reasonable best efforts to resolve any objections or suits asserted by the FTC or DOJ or any other applicable governmental agency.

Except as noted above, and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Under the merger agreement, it is a condition to closing the merger that certain state notices, applications, approvals, consents or determination letters agreed to by the parties and contemplated in connection with the change in control of any of Symbion’s facilities shall have been made or obtained except to the extent such facilities for which state notice, application, approval, consent or determination letters have not been made or obtained represent less than 4.5% of the aggregate three-month EBITDA (less minority interest expense) for all such facilities. In addition, though not a condition to the consummation of the merger, federal and state laws and regulations may require that Symbion or Parent obtain other approvals or certificates of need from, file new license and/or permit applications with, and/or provide notice to, applicable governmental authorities in connection with the merger.

Litigation

Symbion is aware of two lawsuits filed in connection with the proposed merger. On May 17, 2007, C. Steadman Morris, III filed a class action petition, referred to as the Morris petition, in the Circuit Court for Davidson County, Tennessee against Symbion and all of the directors of Symbion. On May 29, 2007, the plaintiff filed to have the lawsuit voluntarily dismissed without prejudice, and an order of dismissal was granted on June 5, 2007.

On May 30, 2007, Tracy Swiderski filed a class action petition, referred to as the Swiderski petition, in the Chancery Court for Davidson County, Tennessee against Symbion and all of the directors of Symbion. The Swiderski petition alleges, among other things, that the Symbion directors breached their fiduciary duties to Symbion’s stockholders in approving the merger agreement and that the Symbion directors engaged in self-dealing. The Swiderski petition seeks, among other things, class certification and an injunction preventing the proposed merger, and a declaration that the directors breached their fiduciary duties.

Symbion believes that the active lawsuit is without merit and plans to defend it vigorously. Additional lawsuits pertaining to the proposed merger could be filed in the future.

Fees and Expenses of the Merger

The merger agreement provides that Symbion and Parent shall share equally all printing and mailing costs and SEC filing fees in connection with the preparation of this proxy statement and the Schedule 13E-3 related to the transactions contemplated by the merger agreement. Symbion estimates that it will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, HSR Act filing fees, fees and expenses of attorneys and accountants and other related charges, totaling approximately $33.0 million. This amount consists of the following estimated fees and expenses (in millions):

Description	Amount

Financial advisory fees and expenses	$14.0
Legal, accounting and tax advisory fees and expenses	4.8
Financing fees and expenses	12.9
HSR Act filing fees	0.1
SEC filing fees	0.1
Printing, proxy solicitation and mailing costs	0.1
Miscellaneous	1.0

Total	$33.0

In addition, if the merger agreement is terminated under certain circumstances, Symbion will be obligated to pay a termination fee of $12.5 million to Crestview (if Symbion had accepted an acquisition proposal made prior to the termination of the go-shop period, the termination fee could have been $5 million rather than $12.5 million, depending on the circumstances and timing of the termination). Under certain circumstances, Symbion may, in each case, be required to pay up to $3 million of Parent’s expenses in the event that the merger agreement is terminated. See “The Merger Agreement — Fees and Expenses” beginning on page 62.

Financial Projections

Symbion does not, as a matter of course, publicly disclose projections of future revenues or earnings other than periodic earnings guidance. However, senior management of Symbion did provide its 2007 budget, which was approved by the board of directors on December 12, 2006 in accordance with past practice, to Crestview and its financial advisor, Merrill Lynch, and responded to questions regarding the budget, development plans and other matters. Senior management also provided its 2007 budget to Bear Stearns, financial advisor to the special committee. Senior management discussed with Bear Stearns financial projections as well as the operating assumptions and methodologies used to create the projections. These projections were provided to the special committee and the board of directors in connection with their assessment of the Crestview offer. We have included the principal line items of the projected financial information used by our special committee and board of directors for purposes of considering and evaluating the merger. The Symbion projections were not prepared with a view toward public disclosure or to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The inclusion of this information should not be regarded as an indication that Crestview, the special committee or board of directors, Bear Stearns or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

The Symbion projections included in this proxy statement have been prepared by, and are the responsibility of, Symbion’s management. Symbion’s independent public registered accounting firm has not examined or compiled any of the Symbion projections, expressed any conclusion or provided any form of assurance with respect to the Symbion projections and, accordingly, assumes no responsibility for them. In compiling the Symbion projections, Symbion’s management took into account historical performance, combined with estimates regarding revenues, EBITDA and capital spending. The Symbion projections were developed in a manner consistent with management’s historical development of budgets and were not developed for public disclosure. Although the Symbion projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events that Symbion’s management believed were reasonable at the time the projections were prepared. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Symbion’s management, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the Symbion projections will be realized, and actual results may be materially greater or less than those contained in the projections.

Symbion does not intend to update or otherwise revise the Symbion projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. A summary of the Symbion projections is set forth below (dollars in millions):

	Symbion Projections
	Base Case (Without Acquisitions)(1)
	2007	2008	2009	2010	2011	2012
	(In millions)

Revenues	$347.7	$391.2	$408.1	$449.5	$483.0	$507.1
Operating expenses	$232.4	$260.6	$271.9	$299.8	$321.8	$337.9
General & administrative expenses	$28.3	$29.7	$31.2	$32.7	$34.3	$36.0
(Income)/loss on equity investments	$(1.4)	$(1.7)	$(1.8)	$(1.6)	$(1.6)	$(1.7)
Minority interest expense	$30.0	$35.0	$36.5	$39.9	$43.4	$45.7

EBITDA (less minority interest expense)	$58.3	$67.6	$70.4	$78.7	$85.1	$89.1
Net income	$20.0	$24.9	$27.8	$32.7	$36.7	$40.3
Total capital expenditures	$74.1	$13.2	$14.3	$57.6	$23.1	$17.4

	Symbion Projections
	Growth Case (Including Acquisitions)(2)
	2007	2008	2009	2010	2011	2012
	(In millions)

Revenues	$347.7	$404.1	$447.9	$524.7	$595.5	$659.0
Operating expenses	$232.4	$269.6	$298.6	$349.5	$395.8	$437.5
General & administrative	$28.3	$30.0	$31.9	$33.9	$36.0	$38.2
(Income)/loss on equity investments	$(1.4)	$(2.0)	$(3.6)	$(4.8)	$(6.4)	$(8.1)
Minority interest expense	$30.0	$36.1	$40.4	$47.6	$55.2	$62.0

EBITDA (less minority interest expense)	$58.3	$70.6	$80.7	$98.4	$114.8	$129.4
Net income	$20.0	$25.6	$31.1	$39.7	$47.7	$56.0
Total capital expenditures	$74.1	$44.6	$46.1	$94.9	$61.6	$57.1

(1)	The base case assumes the Company neither makes any facility acquisitions nor develops any facilities in each of 2008 through 2012. The material assumptions made by Symbion in developing the base case are as follows:

	2007	2008	2009	2010	2011	2012

Same facility case growth(*)	4%	4%	4%	4%	4%	4%
Revenue per case growth(*)	1%	1%	1%	1%	1%	1%
Operating expenses % of revenue	67%	67%	67%	67%	67%	67%
General & administrative expense % of revenue	8%	8%	8%	7%	7%	7%
Minority interest expense % of revenue	9%	9%	9%	9%	9%	9%
    _ _

(*)	Expressed as a percentage change over the prior year.

The base case also assumes that the Company exits its remaining physician practice management contracts at the end of 2008 and exercises buy-up options for majority ownership stakes in two facilities in 2010 and one facility in 2011 at contractual multiples ranging from 6.75 to 7.50x EBITDA.

(2)	In addition to the assumptions identified in footnote (1), the growth case assumes the Company:

•	makes three facility acquisitions in each of 2008 through 2012 at a valuation of 6.75x EBITDA, resulting in a 55% ownership stake in each acquired facility;

•	develops one facility in each of 2008 through 2012, each requiring an initial Company investment of $765,000 for a 51% ownership stake; and

•	develops three facilities in each of 2008 through 2012, each requiring an initial Company investment of $300,000 for a 20% ownership stake, and in each of 2010 through 2012, the Company buys up one of these facilities to a 51% ownership stake at a valuation of 6.75x EBITDA.

Senior management of Symbion did not provide Crestview with any projections of future revenues or earnings. However, the 2007 budget was provided to Crestview and its financial advisor, Merrill Lynch, by senior management. With Merrill Lynch’s assistance, Crestview created its own financial projections for the Company reflecting Crestview’s own views of the Company’s prospects. As Crestview developed its model, it reviewed the assumptions underlying these projections with senior management which we have summarized below.

	Crestview Projections (Without Acquisitions)
	2007	2008	2009	2010	2011	2012
	(In millions)

Revenues	$327.8	$348.2	$366.4	$388.4	$411.6	$436.3
EBITDA (less minority interest expense)(1)	$58.6	$64.1	$69.6	$75.0	$81.3	$88.2

(1)	Reflects lower expenses of $4.9 million annually related to public company and stock option expenses which would not apply if Crestview were to acquire Symbion. Note that these assumptions are not reflected in the Symbion projections where it was assumed that Symbion would remain a public company.

	Major Assumptions (dollars expressed in millions)
	2007	2008	2009	2010	2011	2012

Same facility case growth(*)	9.2%	6.5%	5.0%	5.0%	5.0%	5.0%
Revenue per case growth(*)	1.0%	1.0%	1.0%	1.0%	1.0%	1.0%
Maintenance capital expenditures	$14.4	$11.0	$11.7	$12.3	$13.0	$13.8
    _ _

(*)	Expressed as a percentage change over the prior year.

	Crestview Projections (Including Acquisitions)
	2007	2008	2009	2010	2011	2012
	(In millions)

Revenues	$334.0	$376.2	$430.2	$492.2	$531.0	$572.2
EBITDA (less minority interest expense)(1)	$60.2	$70.9	$84.6	$98.3	$109.1	$120.7
Total capital expenditures(2)	$39.4	$44.3	$45.8	$33.0	$27.7	$29.0

(1)	Reflects lower expenses of $4.9 million annually related to public company and stock option expenses which would not apply if Crestview were to acquire Symbion. Note that these assumptions are not reflected in the Symbion projections where it was assumed that Symbion would remain a public company.

(2)	Total capital expenditures include $12.0 million for proceeds from sale of assets in 2007.

THE PARTIES TO THE MERGER

Symbion, Inc.

Symbion owns and operates a network of short stay surgical facilities in 23 states. Our surgical facilities primarily provide non-emergency surgical procedures across many specialties. We offer services designed to meet the health care needs of the communities in which we operate and seek to develop strong relationships with physicians and other health care providers in these markets. We believe that one of our competitive advantages is the experience of our senior management team, as our executive officers have an average of over 30 years of experience in the health care industry, including senior management positions at public and private health care companies. The remaining members of our senior management team have an average of over 20 years of experience in the health care industry. As of June 14, 2007, we owned and operated 49 surgical facilities including 46 ambulatory surgery centers and three hospitals. We also managed eight additional ambulatory surgery centers. In addition to our surgical facilities, we also operate one diagnostic center and manage two physician networks, including one physician network in a market in which we operate a surgical facility.

A detailed description of Symbion’s business is contained in its Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this proxy statement. See “Where You Can Find Additional Information” beginning on page 80.

Symbion’s principal executive offices are located at 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215 and its telephone number is (615) 234-5900. Symbion is publicly traded on the NASDAQ Global Select Market under the symbol “SMBI.”

Symbol Acquisition, L.L.C.

Parent is a Delaware limited liability company organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Parent’s principal executive offices are located at c/o Crestview Partners, L.P., 667 Madison Ave., New York, New York 10021 and its telephone number is (212) 906-0700. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Crestview is the current owner of Parent. Crestview anticipates converting Parent into a Delaware corporation immediately prior to the closing of the transaction contemplated by the merger agreement.

Symbol Merger Sub, Inc.

Merger Sub is a Delaware corporation wholly owned by Parent, with its principal executive offices located at c/o Crestview Partners, L.P., 667 Madison Ave., New York, New York 10021. Merger Sub’s telephone number is (212) 906-0700. Merger Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including related financing transactions. It has not conducted any activities to date other than activities incidental to its organization and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Merger Sub will merge with and into Symbion. Symbion will survive the merger and Merger Sub will cease to exist.

Additional information concerning these transaction participants is set forth on Appendix D.

THE SPECIAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by Symbion’s board of directors in connection with the special meeting of our stockholders relating to the merger.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date:	, 2007
Time:	a.m., Central Time
Place:	Offices of Waller Lansden Dortch & Davis, LLP 511 Union Street, Suite 2700 Nashville, Tennessee 37219

Proposals to be Considered at the Special Meeting

At the special meeting, you will be asked to consider and vote on proposals to do the following:

•	to adopt the merger agreement;

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•	to act upon such other business as may properly come before the special meeting and any adjournment thereof.

Record Date

Symbion’s board of directors has fixed the close of business on          , 2007 as the record date for the special meeting, and only holders of record of Symbion common stock on the record date are entitled to vote (in person or by proxy) at the special meeting. On the record date, there were           shares of Symbion common stock outstanding and entitled to vote.

Voting Rights; Quorum; Vote Required for Approval

Each share of Symbion common stock entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of stockholders entitled to cast a majority of the votes of all issued and outstanding shares entitled to vote shall constitute a quorum for the purpose of considering the proposals. Shares of Symbion common stock represented at the special meeting but not voted, including shares of Symbion common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Symbion common stock entitled to vote on the matter. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you ABSTAIN, it will have the same effect as a vote AGAINST the adoption of the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST the adoption of the merger agreement. Your broker, bank or nominee will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or nominee.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the outstanding shares of Symbion common stock present or represented by proxy at the special meeting and entitled to vote on the matter. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but abstentions and broker non-votes will not count as shares present and entitled to vote on the proposal to adjourn the meeting. As a result, abstentions and broker non-votes will have no effect on the vote to adjourn the special meeting, which requires the vote of the holders of a majority of the shares of Symbion common stock present or represented by proxy at the meeting and entitled to vote on the matter.

As of June 14, 2007, the directors and executive officers of Symbion held and are entitled to vote, in the aggregate, 1,827,268 shares of Symbion common stock, representing approximately 8.4% of the outstanding voting Symbion common stock. The directors and executive officers have informed Symbion that they currently intend to vote all of their shares of Symbion common stock FOR the adoption of the merger agreement and FOR the adjournment proposal. If our directors and executive officers vote their shares in favor of adopting the merger agreement, 8.4% of the outstanding shares of Symbion common stock will have voted for the proposal to adopt the merger agreement. This means that additional holders of Symbion common stock in excess of 41.7% of all shares entitled to vote at the special meeting would need to vote for the proposal to adopt the merger agreement in order for it to be adopted.

Voting and Revocation of Proxies

Stockholders of record may submit proxies by mail. Stockholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. If you hold your shares in your name as a stockholder of record, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. Stockholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by mail, or by telephone or the Internet if those services are offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted FOR the adoption of the merger agreement and FOR the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

You have the right to revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying Symbion’s Secretary, R. Dale Kennedy, c/o Symbion, Inc., 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215, tel: (615) 234-5900;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card prior to the vote being taken at the special meeting; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

Rights of Stockholders Who Object to the Merger

Stockholders of Symbion are entitled to appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Symbion before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Appraisal Rights” beginning on page 76 and the text of the Delaware appraisal rights statute reproduced in its entirety as Appendix C.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Symbion on behalf of its board of directors. In addition, we have retained D.F. King & Co., Inc. to assist in the solicitation. We will pay D.F. King & Co., Inc. approximately $15,000 plus out-of-pocket expenses for their assistance in the solicitation of proxies for the special meeting. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Symbion common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify D.F. King & Co., Inc. against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of Symbion common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call D.F. King & Co., Inc., our proxy solicitor, toll free at 1-800-758-5378 or collect at 1-212-269-5550, or contact Symbion in writing at our principal executive offices at Symbion, Inc., 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215, Attention: R. Dale Kennedy, Secretary, or by telephone at (615) 234-5900.

Availability of Documents

The reports, opinions, analyses or appraisals referenced in this proxy statement and filed as exhibits to the Schedule 13E-3 filed by Symbion concurrently with this proxy statement will be made available for inspection and copying at the principal executive offices of Symbion during its regular business hours by any interested holder of Symbion common stock.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, which is qualified in its entirety by the merger agreement. A copy of the merger agreement is attached to this proxy statement as Appendix A and is incorporated herein by reference. This summary may not contain all of the information that is important to you. Stockholders are urged to read the merger agreement in its entirety.

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into Symbion and the separate corporate existence of Merger Sub will cease. Symbion will continue as the surviving corporation and will be a wholly owned subsidiary of Parent. The buying group and Symbion chose to structure the transaction as a one-step merger as opposed to a two-step tender offer followed by a merger because there was no timing advantage to structuring the transaction as a tender offer because of the lag time associated with the regulatory approval processes in various states.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger, which time is referred to as the effective time.

Certificate of Incorporation; Bylaws; and Directors and Officers of Symbion and the Surviving Corporation

At the effective time of the merger:

•	the certificate of incorporation of Symbion will be amended in its entirety to be the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation shall be Symbion, Inc., the name of Merger Sub’s incorporator will be omitted and certain provisions of Symbion’s certificate of incorporation (including those relating to Symbion’s registered agent, indemnification, advancement of expenses and exculpation from liability of the officers and directors of Symbion) shall continue as set forth in Symbion’s certificate of incorporation;

•	the bylaws of Symbion will be amended in their entirety to be the same as the bylaws of Merger Sub as in effect immediately prior to the effective time of the merger, except that references to Merger Sub’s name shall be replaced by references to Symbion, Inc.;

•	the directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal; and

•	the officers of Symbion immediately prior to the effective time of the merger will remain the officers of the surviving corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal.

Merger Consideration

At the effective time of the merger, each share of Symbion common stock issued and outstanding immediately before the effective time of the merger (other than shares owned by Parent or Merger Sub or held in the treasury of Symbion, which are referred to as excluded shares, or shares held by a holder who has validly demanded appraisal rights, which are referred to as dissenting shares), will be cancelled and converted automatically into the right to receive a cash payment of $22.35, which amount is referred to as the merger consideration, without interest and less any applicable withholding taxes. After the effective time, each holder of a certificate representing shares of Symbion common stock (other than dissenting shares) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. At the effective time of the merger, excluded shares will be canceled and retired without any cash or other consideration and dissenting shares will be converted into the right to receive payment from the surviving corporation in accordance with Delaware law.

At the effective time of the merger, each share of capital stock of Merger Sub issued and outstanding immediately before the effective time of the merger will be converted into and become one fully paid and non-assessable share of common stock of the surviving corporation.

Treatment of Options and Restricted Stock

At, or immediately prior to, the effective time of the merger, all outstanding options under Symbion’s equity-based compensation or stock option plans (excluding Symbion’s employee stock purchase plan, referred to as Symbion ESPP) will become fully vested and exercisable and, subject in each case to the approval of the respective option holder, will be canceled in exchange for the right to receive a cash payment by the surviving corporation of an amount equal to (1) the excess, if any, of $22.35 over the per share exercise price of the option, multiplied by (2) the number of shares of Symbion’s common stock subject to the option, without interest and net of any applicable withholding taxes.

Additionally, each share of restricted stock subject to vesting or other lapse restrictions that is outstanding immediately prior to the effective time of the merger will vest and become free of such restrictions as of the effective time and the holder thereof will be entitled to receive $22.35, without interest and less any applicable withholding taxes, with respect to each restricted share held by such holder.

Each of Symbion’s equity-based compensation or stock plans shall terminate as of the effective time. The effect of the merger upon certain other employee benefit plans is described below under “— Employee Benefit Matters.”

The merger agreement further provides that Symbion will take all actions necessary to terminate Symbion ESPP and all outstanding rights under Symbion ESPP as of the effective time of the merger, and to ensure that no new offering period begins under Symbion ESPP subsequent to April 30, 2007. On the last day of the current offering period under Symbion ESPP, each participant will be credited with the number of shares of Symbion common stock purchased for his or her account under Symbion ESPP in respect of the offering period in accordance with the terms of Symbion ESPP.

Payment for Shares

Prior to the effective time of the merger, Parent will appoint a bank or trust company reasonably acceptable to Symbion to act as paying agent for the payment of the merger consideration upon surrender, pursuant to the terms of the merger agreement, of certificates representing shares of Symbion common stock, or if shares are held in book-entry or other uncertificated form, account statements relating to the ownership of shares of Symbion common stock. At the effective time of the merger, Parent will deposit with the paying agent cash sufficient to pay for the shares of Symbion common stock converted into the right to receive cash, which is referred to as the merger fund.

Promptly after the effective time of the merger, the surviving corporation will cause the paying agent to mail or deliver to each record holder of Symbion common stock whose shares were converted into the right to receive the merger consideration, a letter of transmittal containing instructions for such holders to effect the exchange of their share certificate(s) for the merger consideration. The holder will be entitled to receive the merger consideration for the number of shares represented by such certificate(s), less any applicable withholding taxes, only upon surrender to the paying agent of the holder’s share certificate(s), or book-entry account statement reflecting the surrender of the holder’s shares if such shares are uncertificated, together with the letter of transmittal and other required documentation, duly executed and completed in accordance with the instructions. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY. If payment of the merger consideration is to be made to a person other than the person in whose name a share certificate is registered, it will be a condition of payment that the share certificate so surrendered be properly endorsed, with signature guaranteed, or otherwise be in proper form for transfer, and the person requesting the consideration payment either pay the paying agent any transfer or other taxes required or establish to the satisfaction of the paying agent that the tax has been paid or is not applicable. Until properly surrendered and at any time after the effective time of the merger, each share certificate will be deemed to represent only the right to receive the merger consideration, without interest. If any share certificate is lost, stolen or destroyed, the paying agent will pay the merger consideration for the number of shares represented by such certificate upon delivery by the person seeking payment of an affidavit claiming such share certificate is lost, stolen or destroyed, and if required by the surviving corporation, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such share certificate. No interest will be paid or will accrue on any cash payable as merger consideration.

Any portion of the merger fund that remains undistributed to holders of share certificates for twelve months after the effective time of the merger, shall be delivered to the surviving corporation upon demand. Thereafter, holders of share certificates shall look only to the surviving corporation and only as general creditors thereof for payment of merger consideration to which they may be entitled. None of Parent, Merger Sub, the surviving corporation or the paying agent will be liable to any person in respect of any cash from the merger fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Transfer of Shares

After the effective time of the merger, there will be no further registration of transfers on the stock transfer books of the surviving corporation of shares of Symbion common stock that were issued and outstanding immediately prior to the effective time of the merger.

If, after the effective time of the merger, any certificates representing shares of Symbion common stock are presented to the surviving corporation for transfer, they will be canceled and exchanged for the appropriate merger consideration. All cash paid upon the surrender for exchange of share certificates, in accordance with the terms of the merger agreement, will be deemed to have been paid in full satisfaction of all rights pertaining to the shares.

Representations and Warranties

The merger agreement contains various representations and warranties made by Symbion to Parent and Merger Sub and by Parent and Merger Sub to Symbion. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

Representations and Warranties of Symbion.  In the merger agreement, Symbion made representations and warranties to Parent and Merger Sub, subject to identified exceptions, including those relating to:

•	the due organization, valid existence and good standing of Symbion and its subsidiaries;

•	the requisite corporate, partnership or limited liability company power and authority of Symbion and its subsidiaries to own, lease and operate their respective properties and to carry on their respective businesses;

•	the due qualification or licensing of Symbion and its subsidiaries to do business as a foreign corporation, partnership or limited liability company and the good standing to conduct business in each jurisdiction in which the business it is conducting or the operation, ownership or leasing of its properties makes such qualification or licensing necessary;

•	the capital structure of Symbion;

•	the valid issuance of outstanding Symbion capital stock;

•	the absence of agreements, including stockholder agreements, voting trusts or other agreements or understandings relating to the voting of Symbion’s capital stock to which Symbion is a party or is bound;

•	the jurisdictions of organization of Symbion’s subsidiaries and any joint ventures in which Symbion owns an interest, referred to as joint ventures, the percentage of equity interests held directly or indirectly by Symbion in each subsidiary or joint venture and the valid issuance of capital stock or other equity interest of Symbion’s subsidiaries and joint ventures;

•	the requisite corporate power and authority of Symbion to enter into the merger agreement and to consummate the merger;

•	the due execution and delivery of the merger agreement by Symbion;

•	the validity and binding effect of the merger agreement on Symbion;

•	the absence of any conflicts between the merger agreement and the consummation of the transactions and the organizational documents of Symbion and its subsidiaries, or to Symbion’s knowledge, joint ventures;

•	the absence of any conflicts between the merger agreement and the consummation of the transactions and any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, employee benefit plan, permit, or other agreement, obligation, instrument, concession, franchise or license which Symbion, its subsidiaries or, to the knowledge of Symbion, any joint ventures is a party or is bound;

•	the absence of any conflicts between the merger agreement and the consummation of the transactions with any laws or orders;

•	the absence of the necessity to obtain consents or approvals from government entities in connection with the merger agreement or the consummation of the transactions, except as set forth in the merger agreement;

•	the accuracy and truthfulness, as of their respective filing dates, of the reports and other documents filed by Symbion with the SEC since December 31, 2004;

•	the establishment and maintenance by Symbion’s management of disclosure controls and procedures required by rules promulgated under the Exchange Act;

•	the accuracy and truthfulness of the information supplied by Symbion for inclusion or incorporation in this proxy statement, the Schedule 13E-3 and other documents that Symbion is required to file with the SEC;

•	the compliance by Symbion, its subsidiaries and, to Symbion’s knowledge, its joint ventures, with applicable laws since December 31, 2004;

•	the compliance by Symbion, its subsidiaries and, to Symbion’s knowledge, any joint venture with necessary permits, licenses and approvals of governmental entities;

•	the absence of any claims, procedures and investigations pending or to Symbion’s knowledge, threatened against Symbion, its subsidiaries, or any joint venture or to Symbion’s knowledge, any present or former officer, director or employee for which Symbion or its subsidiaries are responsible;

•	the payment of and compliance with laws related to the payment of taxes by Symbion and its subsidiaries, and other tax matters;

•	the administration and compliance of the employee benefit plans of Symbion under the Employee Retirement Income Security Act of 1974, which is referred to as ERISA, the Code, and other applicable laws, rules and regulations;

•	the effect of the merger on the employee benefit plans of Symbion;

•	the absence of certain changes in the respective business of Symbion, and to Symbion’s knowledge, its subsidiaries, since December 31, 2006;

•	the absence of undisclosed liabilities of Symbion or its subsidiaries, subject to limited exceptions;

•	the receipt by Symbion’s board of directors of an opinion from its financial advisor;

•	the compliance of Symbion and its subsidiaries, and to Symbion’s knowledge, any joint venture, with environmental laws and permits, and other environmental matters;

•	the vote required to adopt the merger agreement and to consummate the merger;

•	the recommendation by Symbion’s board of directors that Symbion’s stockholders approve the adoption of the merger agreement;

•	the ownership, license, lawful use and confidentiality of intellectual property used by Symbion and its subsidiaries, and other intellectual property matters;

•	the real property owned or leased by Symbion and its subsidiaries and other real estate matters;

•	the absence of material claims by Symbion or its subsidiaries pending under any insurance policy or bond as to which coverage has been denied or disputed;

•	the representation of employees of Symbion and its subsidiaries by labor unions and other labor matters;

•	the disclosure of certain contracts and obligations of Symbion and its subsidiaries, and the absence of certain defaults thereunder or notifications of termination thereof;

•	the absence of certain affiliated contracts and affiliated transactions;

•	the disclosure of material insurance policies maintained by Symbion and its subsidiaries, and the absence of any material claim under any such policies as to which coverage has been denied or disputed;

•	the execution of an amendment to Symbion’s rights agreement dated as of February 6, 2004 rendering the agreement and rights thereunder inapplicable to the merger;

•	the inapplicability of state anti-takeover statutes or regulations to the merger (other than Section 203 of the General Corporation Law of the State of Delaware); and

•	the payment of any broker’s or finder’s fees.

Material Adverse Effect.  Some of the representations and warranties referred to above are qualified by a material adverse effect standard. As used in the merger agreement, a material adverse effect with respect to Symbion means any fact, circumstance, event, change, effect or occurrence, which are collectively referred to as an “effect,” that would have a material adverse effect on the business, financial condition or results of operations of Symbion and its subsidiaries, taken as a whole, other than any effect resulting from (1) any effect affecting the United States economy generally, (2) changes in United States generally accepted accounting principles or proposed changes in laws, (3) the announcement of the merger agreement or the pendency or consummation of the merger and/or the other transactions contemplated hereby (but only to the extent that such effect has been proximately caused by such announcement or consummation), including any legal proceedings made or brought by any current or former stockholders of Symbion or any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Symbion and its subsidiaries, (4) the identity of Parent or any of its affiliates as the acquirer of Symbion, (5) compliance with the terms of, or the taking of any action required by, the merger agreement or consented to by Parent or Merger Sub, (6) changes in the price or trading volume of Symbion common stock or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that, in each case, the underlying causes of such changes in price or volume or such failure nonetheless shall be considered in determining whether there is a material adverse effect), or (7) any outbreak or escalation of hostilities, any occurrence or threat of acts commonly referred to as terrorist attacks or any armed hostilities associated therewith or any escalation thereof, unless, in the case of each of clauses (1) and (7) above, such effects have a materially disproportionate effect on Symbion and its subsidiaries, taken as a whole, relative to other comparable participants in the industry in which Symbion and its subsidiaries operate.

Representations and Warranties of Parent and Merger Sub The merger agreement also contains various representations and warranties made by Parent and Merger Sub to Symbion, subject to identified exceptions and qualifications, including those relating to:

•	the due organization, valid existence and good standing of Parent and Merger Sub;

•	the requisite corporate power and authority of Parent and Merger Sub to own, lease and operate their respective properties and to carry on their respective business as now being conducted;

•	the requisite corporate power and authority of Parent and Merger Sub to enter into the merger agreement and to consummate the merger;

•	the due execution and delivery of the merger agreement by Parent and Merger Sub;

•	the validity and binding effect of the merger agreement on Parent and Merger Sub;

•	the absence of any conflicts between the merger agreement and the consummation of the transactions and (1) the organizational documents of Parent or Merger Sub and (2) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease or other agreement, obligation, concession, franchise or license to which Parent or Merger Sub is a party or is bound and any laws or orders applicable to Parent or Merger Sub or their respective properties or assets;

•	the absence of any conflicts between the merger agreement and the consummation of transactions contemplated by the merger agreement with any laws or orders;

•	the absence of the necessity to obtain consents or approvals from government entities in connection with the merger agreement or the consummation of the merger, except as described in the merger agreement;

•	the accuracy and truthfulness of the information supplied by Parent and Merger Sub for inclusion or incorporation in this proxy statement, the Schedule 13E-3 and other documents that Parent or Merger Sub are required to file with the SEC;

•	the absence of any litigation pending or, to the knowledge of Parent, threatened against Parent, Merger Sub or any other subsidiaries of Parent;

•	the absence of any direct or indirect, beneficial or of record, ownership of Symbion’s common stock, and any rights to acquire shares of Symbion’s common stock by Parent, Merger Sub or their respective controlled affiliates;

•	the limited purpose for which Parent and Merger Sub were formed and the absence of material obligations of each of them;

•	the existence of debt and equity financing commitments obtained by Parent and Merger Sub in connection with and for the purpose of funding the merger;

•	the solvency of Parent and the surviving corporation as of the effective time;

•	the existence, enforceability and valid and binding nature of the guarantee made by Crestview, of certain fees payable by Parent under the merger agreement; and

•	the payment of any broker’s or finder’s fees.

Covenants Relating to Conduct of Business Pending the Merger

Covenants of Symbion.  From the date of the merger agreement to the effective time of the merger, unless consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), subject to identified exceptions, Symbion and each of its subsidiaries shall use their reasonable best efforts to:

•	carry on their respective business in the ordinary course in the same manner as prior to the signing of the merger agreement;

•	preserve intact its business organization and goodwill;

•	retain the services of its officers and key employees;

•	maintain its relationships with customers, suppliers and persons with which Symbion or its subsidiaries have material business relationships; and

•	maintain in effect all material permits of Symbion.

From the date of the merger agreement to the effective time of the merger, and unless otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), subject to identified exceptions, Symbion and each of its subsidiaries shall not:

•	declare, set aside or pay dividends on, or make other distributions in respect of, any capital stock or other equity interests of Symbion or its subsidiaries;

•	adjust, split, combine or reclassify any capital stock or other equity interests or issue, authorize or propose the issuance of any securities in respect of, in lieu of or in substitution for, any capital stock or other equity interests;

•	purchase, redeem or otherwise acquire any capital stock or securities convertible into, or exercisable or exchangeable for, capital stock or other equity interests of Symbion or any of its subsidiaries;

•	issue, deliver, hypothecate, pledge, sell or otherwise encumber any capital stock, other voting securities or securities convertible into, or exercisable or exchangeable for, capital stock, other voting securities, “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units;

•	amend the terms of any outstanding debt or equity security or any Symbion employee benefit plan;

•	amend its certificate of incorporation or bylaws;

•	merge or consolidate with, or acquire any interest in, any person, material amount of assets or division or unit thereof or make any loan, advances or capital contributions to, or otherwise make any investment in, any person;

•	sell, lease, license, encumber or otherwise dispose of, or subject to any lien, any joint venture or any material assets of Symbion or its subsidiaries;

•	grant to any director, officer or key employee any increase in compensation, severance, termination pay or fringe or other benefits;

•	enter into any new, or amend any existing employment, indemnification, change of control, severance or termination agreement with any director, officer or key employee;

•	terminate the employment of any employee who is a participant in the Symbion, Inc. Executive Change in Control Severance Plan (other than a termination of any such employee for cause);

•	establish, adopt or become obligated under any Symbion employee benefit plan or collective bargaining agreement or amend any such plan or arrangement;

•	assume, incur, endorse or guarantee any indebtedness for borrowed money;

•	make any material change with respect to accounting policies, procedures and practices or its fiscal year;

•	settle or compromise pending or threatened claims, litigations, arbitrations or other proceedings;

•	make, change or rescind any tax election, or change the annual tax accounting period, adopt or change any method of tax accounting, file any amended tax return, file any claims for tax refunds, enter into any closing agreements or settle or compromise any claim, action, suit, arbitration, investigation, audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy or surrender any right to claim a tax refund, in each case relating to an amount of taxes not exceeding $500,000;

•	make capital expenditures;

•	enter into certain material contracts;

•	modify, amend, cancel or terminate material contracts of Symbion and its subsidiaries; or

•	agree to or make any commitment, whether orally or in writing, to take actions prohibited by the negative covenant provisions of the merger agreement.

Unless otherwise provided, none of the covenants in the merger agreement or in any certificate or other instrument delivered pursuant to the merger agreement will survive after the effective time of the merger.

Access to Information; Confidentiality

From the date of the merger agreement to the effective time of the merger, or the earlier termination of the merger agreement, Symbion and its subsidiaries will give the officers, employees, accountants, counsel and other representatives of Parent and Merger Sub, including prospective lenders, during normal business hours and upon reasonable prior notice, reasonable access to all of their properties, books, records, leases, contracts, commitments, officers and employees. In addition, Symbion will use its reasonable best efforts to provide such persons, if requested, with reasonable access to its accountants, counsel and other representatives. Parent and the prospective lenders will use their reasonable best efforts to conduct such investigation or consultation in a manner as to not unreasonably interfere with the business or operations of Symbion or its subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties. Neither Symbion nor any of its subsidiaries will be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of Symbion or its subsidiaries or contravene any law or binding agreement entered into prior to the date of the merger agreement. All information so furnished will be subject to the confidentiality agreement entered into between Crestview and Symbion on March 8, 2007.

From the date of the merger agreement to the effective time of the merger, each of Symbion and its subsidiaries will make available to Parent and Merger Sub a copy of each report, schedule, registration statement and other document filed by it with the SEC or received by it from the SEC during such period and such other information concerning its business, properties and personnel, as may be reasonably requested.

Solicitation of Alternate Transactions

From the date of the merger agreement until 12:01 a.m. (EDT) on May 25, 2007, referred to as the go-shop period, Symbion, its subsidiaries and their respective representatives had the right to:

•	initiate, solicit and encourage company acquisition proposals, including by way of providing access to non-public information pursuant to confidentiality agreements that are no less favorable to Symbion in the aggregate than those contained in the confidentiality agreement with Crestview, provided that Symbion also provides Parent with any material non-public information concerning Symbion or its subsidiaries provided to such person and not previously delivered to Parent; and

•	enter into and maintain or continue discussions or negotiations with respect to any such company acquisition proposals or otherwise cooperate with or assist or participate in or facilitate such proposals, discussions or negotiations.

As used in the merger agreement, a “company acquisition proposal” means:

•	any inquiry, proposal or offer from any person or group of persons relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of Symbion and its subsidiaries, taken as a whole, or 15% or more of the outstanding Symbion common stock,

•	any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 15% or more of the outstanding Symbion common stock or

•	any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Symbion (or any subsidiary or subsidiaries of Symbion whose business constitutes 15% or more of the net revenues, net income or assets of Symbion and its subsidiaries, taken as a whole), other than the transactions contemplated by the merger agreement.

Except as described below, during the period beginning at 12:01 a.m. (EDT) on May 25, 2007 until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance with its terms, Symbion will not, and will not direct, authorize or permit its subsidiaries or their representatives to, directly or indirectly:

•	initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to a company acquisition proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations; or

•	grant any release or waiver under any standstill or similar agreement relating to Symbion or any of its subsidiaries.

In addition, subject to certain terms and except as may relate to excluded parties, beginning at 12:01 a.m. (EDT) on May 25, 2007, Symbion shall immediately cease any discussions or negotiations with any persons conducted by Symbion, its subsidiaries or any representatives with respect to any company acquisition proposal. Under the merger agreement, an “excluded party” is a person who submits a bona fide, written company acquisition proposal prior to May 25, 2007, so long as: (1) Symbion has otherwise complied with its non-solicitation obligations under the merger agreement; (2) Symbion’s board of directors or special committee determines in good faith, after consultation with its independent financial advisors and outside counsel, that such company acquisition proposal constitutes or could reasonably be expected to result in a superior proposal; and (3) after consultation with its outside counsel, the Symbion board of directors or special committee determines in good faith that the failure to take such action could violate its fiduciary duties under applicable laws. Symbion did not receive any company acquisition proposals prior to May 25, 2007.

As used in the merger agreement, a “superior proposal” means shall mean any bona fide, written company acquisition proposal that the board of directors of Symbion or the special committee in good faith determines by a majority vote (based on such matters as it deems relevant, including the advice of its independent financial advisor and outside counsel, and after taking into account all legal, financial (including any break-up fees, expense reimbursement provisions, and any financing terms of any such proposal), regulatory or other aspects of such proposal, including the likelihood of completion and proposed conditions to closing), would, if consummated, result in a transaction that is more favorable to the stockholders of Symbion, from a financial point of view, than the transactions contemplated hereby; provided that for purposes of the definition of “superior proposal,” the references to “15% or more” in the definition of company acquisition proposal shall be deemed to be references to “a majority.”

Notwithstanding the aforementioned restrictions, at any time prior to approval of the merger agreement by Symbion stockholders, Symbion is permitted to engage in discussions or negotiations with, or to provide any non-public information to any party to the extent that: (1) Symbion receives a written company acquisition proposal from a third party not solicited in violation of Symbion’s non-solicitation obligations that the Symbion board of directors or special committee determines in good faith to be bona fide; and (2) after consultation with its outside counsel, the Symbion board of directors or special committee determines in good faith that the failure to take such action could violate its fiduciary duties under applicable laws. In such instances, Symbion (1) will not, and will not allow its subsidiaries or its or their representatives to, disclose any non-public information to such person without first entering into a confidentiality agreement that contains provisions which are no less favorable to Symbion than those contained in the confidentiality agreement between Symbion and Crestview and (2) will promptly provide to Parent any non-public information concerning Symbion or its subsidiaries provided to such other person which was not previously provided to Parent.

Subject to the terms of the merger agreement, neither the Symbion’s board of directors nor any committee thereof will, directly or indirectly:

(1) withdraw (or modify in an adverse manner to Parent and Merger Sub) or publicly propose to withdraw (or modify in an adverse manner to Parent and Merger Sub) the approval, recommendation or declaration of advisability by such board or committee thereof that Symbion stockholders adopt the merger agreement, the merger or the other transactions contemplated by the merger agreement,

(2) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any alternative company acquisition proposal or

(3) approve or recommend or publicly propose to approve or recommend or allow Symbion or its subsidiaries to execute or enter into a letter of intent, memorandum of understanding or other agreement constituting or related to, or that is intended to or could reasonably be expected to lead to a company acquisition proposal.

Notwithstanding the limitations above, the board may make a recommendation adverse to Parent and Merger Sub under clause (1) or (2) if the board determines in good faith after consultation with outside counsel that failure to take such action could violate the board’s fiduciary duties under applicable laws.

If Symbion receives a company acquisition proposal at any time prior to the approval of the merger agreement by Symbion stockholders which Symbion’s board of directors or special committee determines in good faith (after consultation with its independent financial advisors and outside counsel) constitutes a superior proposal after giving effect to all of the adjustments which may be offered by Parent, as described below, the board or the special committee may make a recommendation adverse to Parent and Merger Sub or cause Symbion to terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal, provided that the board or special committee determines in good faith, after consultation with outside counsel, that the failure to take such action could violate its fiduciary duties under applicable laws. However, any such termination of the merger agreement will be void and of no force or effect unless, concurrently with the termination, Symbion pays Crestview the applicable termination fee, as described under “— Fees and Expenses” below. Prior to making a recommendation adverse to Parent and Merger Sub or terminating the merger agreement to enter into a definitive agreement with respect to a superior proposal, the Symbion board of directors must provide Parent and Merger Sub at least five days prior notice of its intent to take such actions, which notice must specify the material terms and conditions of the superior proposal (including the identity of the party making the superior proposal), and contemporaneously provide a copy of the proposed transaction documents with the party making the superior proposal. Symbion will also, and will cause its financial and legal advisors to, during the five-day notice period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that Symbion acquisition proposal ceases to constitute a superior proposal. In the event of any material revisions to such superior proposal, Symbion must deliver a new written notice to Parent and Merger Sub subject to the same terms and restrictions applicable to the initial five-day notice period described above. The aforementioned requirements to provide Parent and Merger Sub notice of the superior proposal, information relating thereto and obligating Symbion to negotiate with Parent did not, per the terms of the merger agreement, apply to Symbion prior to May 25, 2007.

Symbion has also agreed, from and after May 25, 2007, to keep Parent generally informed on a current basis of the status of and material developments respecting any inquiries, proposals and/or negotiations.

Fees and Expenses

Subject to certain exceptions, each party to the merger agreement shall pay all fees and expenses incurred by it in connection with the merger agreement and the transactions contemplated thereby. Symbion and Parent shall share equally all printing and mailing costs and SEC filing fees in connection with this proxy statement and the Schedule 13E-3 related to the transactions contemplated by the merger agreement.

Under certain circumstances specified in the merger agreement and summarized below, in the event that the merger agreement is terminated (1) Symbion may be required to pay a termination fee to Parent and (2) Parent may be required to pay a termination fee to Symbion.

The termination fee is payable by Symbion if the merger agreement is terminated by:

•	Symbion in order to accept a superior proposal pursuant to the solicitation provisions described above; or

•	Parent because the Symbion board of directors (or one of its committees):

•	approves or recommends an alternative company acquisition proposal; or

•	fails to recommend to Symbion’s stockholders that they approve the merger.

The termination fee is also payable by Symbion if:

•	The merger agreement is terminated:

•	by either party because Symbion’s stockholders fail to approve the merger;

•	by Parent because Symbion materially breaches the merger agreement (as described on page 67 below in “— Termination”); or

•	by either party because the transactions have not been consummated by October 31, 2007 (or such later date if so extended by Parent in accordance with the terms of the merger agreement); and, in each case,

•	prior to the event giving rise to the termination, a company acquisition proposal involving the purchase of not less than a majority of the outstanding shares of Symbion common stock has been publicly announced (or, in the case of the latter two bullet points above, communicated to the Symbion board of directors) and not withdrawn prior to the special meeting on , 2007 (or the extended date), as applicable; and

•	within 12 months after the termination, Symbion enters into a definitive agreement with respect to, or consummates, any company acquisition proposal involving the purchase of not less than a majority of the outstanding shares of Symbion common stock.

If the merger agreement is terminated (1) by Symbion in order to accept a superior proposal from an excluded party, or (2) by Parent because the Symbion’s board of directors changes its recommendation of the merger as a result of receiving a superior proposal from an excluded party, the amount of the termination fee payable by Symbion is $5 million. In any other instance where the termination fee is otherwise payable by Symbion, the termination fee is $12.5 million. Symbion is obligated to pay the actual and reasonably documented out-of-pocket fees and expenses of Parent incurred in connection with the contemplated merger (up to a maximum of $3 million) if no termination fee is otherwise payable at such time and the merger agreement is terminated by either party because Symbion’s stockholders fail to approve the merger agreement.

A termination fee of $12.5 million is payable to Symbion by Parent if:

•	Parent has failed to consummate the merger no later than ten calendar days after the final day of the marketing period (described below) and the closing conditions have been satisfied; and

•	the merger agreement is terminated by either party because the closing of the merger does not occur prior to October 31, 2007 (or such later date if so extended by Parent in accordance with the terms of the merger agreement) and both (1) the closing conditions were satisfied on such date and (2) the last day of the marketing period has occurred.

Brokers or Finders

No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee in connection with any of the transactions contemplated by the merger agreement based upon arrangements made by or on behalf of Symbion, Parent or Merger Sub except for (1) fees and expenses paid by Symbion to its financial advisor, Bear Stearns, and (2) in the event the merger is consummated, certain fees as set forth in the financing commitment letters entered into in connection with the merger.

Directors’ and Officers’ Indemnification and Insurance

From and after the effective time of the merger, Parent shall cause the surviving corporation to indemnify and hold harmless, and to advance expenses as incurred by (subject to an undertaking by the person to whom expenses are advanced to repay such advances if it is ultimately determined that such person is not entitled to indemnification), to the fullest extent permitted under applicable laws, each present and former director and officer of Symbion and its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such person’s service as a director or officer of Symbion or its subsidiaries or services performed by such person at the request of Symbion or its subsidiaries at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time, including the transactions contemplated by the merger agreement.

The certificate of incorporation and bylaws of the surviving corporation will contain provisions with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Symbion and its subsidiaries that are no less favorable than as presently set forth in Symbion’s certificate of incorporation and bylaws. The surviving corporation shall either (1) obtain and maintain “tail” insurance policies with a claims period of at least six years from the effective time of the merger with respect to officers’ and directors’ liability insurance and fiduciary liability insurance for acts and omissions occurring at or prior to the effective time of the merger and covering those persons who are currently covered by Symbion’s existing officers’ and directors’ insurance policies, or (2) maintain such directors’ and officers’ insurance for a period of six years after the effective time of the merger in each case in amount and scope and on other terms no less advantageous to such covered parties than Symbion’s existing insurance coverage. However, the surviving corporation is not required to pay an annual premium in excess of 300% of Symbion’s current annual premium, which is $549,917. If the existing directors’ and officers’ insurance expires, is terminated or cancelled during the six-year period, the surviving corporation will use reasonable efforts to obtain as much directors’ and officers’ insurance as can be obtained for the remainder of the period for a premium on an annualized basis not in excess of 300% of the current annual premium.

If the surviving corporation or any of its successors or assigns: (1) consolidates with or merges into any other person and is not the continuing or surviving entity or (2) transfers all or substantially all of its properties and assets to any person, the surviving or transferee entity shall assume the indemnification and insurance obligations discussed above. In addition, the surviving corporation may not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the surviving corporation unable to satisfy its indemnification and directors’ and officers’ insurance obligations under the merger agreement.

If any claim, action, suit, proceeding or investigation, whether arising before, at or after the effective time of the merger, is made on or prior to the sixth anniversary of the effective time of the merger against any present or former officer or director of Symbion and its subsidiaries, Symbion’s indemnification and directors’ and officers’ insurance obligations under the merger agreement shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

The merger agreement provides that the indemnification and directors’ and officers insurance obligations in the merger agreement will survive the consummation of the merger and will continue for the periods specified in the merger agreement. Each present and former director and officer of Symbion and its subsidiaries may enforce such obligations in the merger agreement, and the indemnification provided for in the merger agreement shall not be deemed exclusive of any other rights to which such persons are entitled. Parent shall, and shall cause the surviving corporation to, honor and perform under all indemnification agreements entered into by Symbion or any of its subsidiaries.

Reasonable Best Efforts; Financing

Each of Symbion, Parent and Merger Sub has agreed, subject to the terms and conditions in the merger agreement, to use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective, the transactions contemplated by the merger agreement. Symbion has agreed to provide, and to cause its subsidiaries and to use its reasonable best efforts to cause its and its subsidiaries’ representatives to provide, all cooperation reasonably requested by Parent or Merger Sub in connection with the arrangement of debt financing or alternative financing. The merger agreement defines debt financing as financing to be received from Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A. pursuant to the debt commitment letter, dated April 24, 2007, between such lenders and Parent. Any financing obtained to replace any unavailable debt financing is referred to as alternative financing. Parent has agreed to, promptly upon request by Symbion, reimburse Symbion for all expenses incurred by Symbion or its subsidiaries in connection with such cooperation and shall indemnify and hold harmless Symbion, its subsidiaries and their respective representatives from and against any and all losses or liabilities suffered or incurred in connection with the arrangement of the debt financing and any information utilized in connection with the debt financing. Symbion has also consented to the use of its and its subsidiaries’ logos in connection with the financing obtained by Parent, subject to certain restrictions.

The merger agreement provides for a “marketing period,” which means the first period of 20 consecutive business days after the date of the merger agreement (1) throughout which (a) Parent shall have received certain financial information from Symbion customarily included in offering circulars relating to private placements under Rule 144A promulgated under the Securities Act and (b) nothing has occurred and no condition exists that would cause certain closing conditions in the merger agreement not to be satisfied assuming the closing were to be scheduled for any time during such period, and (2) at the end of which certain closing conditions in the merger agreement will be satisfied.

Parent and Merger Sub will use reasonable best efforts to arrange the debt financing as promptly as practicable on the terms and conditions described in the debt commitment letter, taking into account the termination date of the merger agreement. In the event that all closing conditions contained in the merger agreement are satisfied or waived (other than with respect to the delivery of officer’s certificates), any debt financing comprised of high yield debt securities shall not be capable of being consummated by the last day of the marketing period and any debt financing comprised of interim or bridge financing to such high yield debt securities is available on the terms and conditions set forth in the debt commitment letter, then Parent and Merger Sub must use the proceeds of such interim or bridge financing to replace such high yield financing no later than the last day of the marketing period. If any portion of the debt financing becomes unavailable on the terms and conditions described in the debt commitment letter, then Parent and Merger Sub shall use their reasonable best efforts to obtain alternative financing in an amount necessary to replace any such unavailable debt financing as promptly as practicable but in no event later than the last day of the marketing period. However, Parent and Merger Sub are not required to obtain alternative financing unless it can be obtained on terms which are in the aggregate not materially less favorable to Parent, the surviving corporation and the stockholders of Parent than the terms of the debt commitment letter (as determined in the reasonable judgment of Parent).

Notwithstanding anything in the merger agreement to the contrary, one or more debt financing letters may be superseded at the option of Parent after the date of the merger agreement but prior to the effective time of the merger by new financing letters which replace existing debt financing letters and/or contemplate co-investment by or financing from one or more other or additional parties. However, the terms of any new financing letters (1) shall not expand upon the conditions precedent to the financing as set forth in the debt financing letters in any material respect, (2) shall not reasonably be expected to delay the closing of the transactions contemplated by the merger agreement, (3) shall not increase the indebtedness to be incurred pursuant to the debt financing by more than 10% of the amount of indebtedness to be incurred as contemplated by the debt financing letters delivered on the date hereof and (4) are no less favorable to Parent, the surviving corporation or Merger Sub in any material respect than the terms set forth in the debt financing letters. As used herein, the debt financing letters shall be deemed to include the debt financing letters that are not so superseded at the time in question and the new financing letters to the extent then in effect.

Publicity

Subject to certain identified exceptions, Symbion, Parent and Merger Sub have agreed to consult with each other before issuing any press release or other public announcement pertaining to the merger, the financing of the merger or the merger agreement except as may be required by applicable law, in which case the party proposing to issue the press release or make the public announcement shall use its reasonable best efforts to consult in good faith with the other parties before any such issuance.

Consents and Approvals; State Takeover Laws

Parent, Merger Sub and Symbion have agreed to cooperate with one another (1) to determine whether any action by or in respect of, or filing with, any governmental entity is required or any actions, consents, approvals or waivers are required from parties to any contracts, agreements, commitments, leases, licenses, arrangements, instruments or obligations in connection with the consummation of the transactions contemplated by the merger agreement and (2) to seek to timely obtain any such actions, consents, approvals or waivers. Further, each of the parties have agreed to use their reasonable best efforts to promptly file with the FTC and the DOJ any notification required to be filed by it or its ultimate parent company under the HSR Act with respect to the transactions contemplated by the merger Agreement and to respond on a timely basis to any requests for additional information. On May 8, 2007, Symbion, Parent and Merger Sub made the required filings under the HSR Act with the FTC and the DOJ. The FTC granted early termination of the applicable waiting period on May 18, 2007.

Each of Parent, Merger Sub and Symbion have agreed to use its reasonable best efforts to resolve any objections or suits threatened or instituted by the FTC, the DOJ or any other applicable governmental entity or any private party challenging any of the transactions contemplated by the merger agreement as violative of any law or which would otherwise prevent, materially impede or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement. Symbion and its board of directors have agreed to use their commercially reasonable efforts to exempt the merger from any takeover, business combination, control share acquisition or similar law and, should the merger agreement or merger become subject to any such law, to use their reasonable best efforts to consummate the merger as promptly as practicable on the terms contemplated by the merger agreement and to minimize the effect of such statute or regulation on the merger.

Notification of Certain Matters

Until the earlier of the effective time of the merger or the termination of the merger agreement, Symbion, Parent and Merger Sub will give prompt oral and written notice to each other of: (1) any written notice or other written communication, or other notice or communication of which certain specified officers of Symbion have knowledge, from any person alleging that a consent of such person is or may be required in connection with the transactions contemplated by the merger agreement, (2) notice or communication from any governmental entity in connection with the transactions contemplated by the merger agreement or (3) the commencement of any Symbion litigation or any other action, suit, arbitration, mediation, appraisal, investigation, inquiry or proceeding against Symbion or any other investigation or proceeding which relates to the consummation of the transactions contemplated by the merger agreement, or the issuance of any governmental order affecting Symbion, its subsidiaries, any company managed facility, or any of their respective properties or assets, which if pending or issued on or prior to the date of the merger agreement, would have been required to be disclosed pursuant to the merger agreement. Symbion shall provide prompt oral and written notice to Parent in the event that Symbion becomes aware of any intentional breach of the material terms of the no-shop provisions by any of the directors of Symbion, its chairman, chief executive officer or chief financial officer, or by Symbion’s senior banking advisors at Bear Stearns. Delivery of such notification is for informational purposes and will not limit or otherwise affect the remedies available under the merger agreement.

Conditions to Completing the Merger

Conditions to Each Party’s Obligation.  The obligations of Symbion, Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver (where permitted by law) by each such party prior to the effective time of the merger of the following conditions:

•	the merger agreement must have been adopted at a special meeting of stockholders by the affirmative vote of the holders of a majority of the outstanding shares of Symbion common stock entitled to vote;

•	any applicable waiting periods under the HSR Act shall have expired or been terminated;

•	no governmental order or law shall be in effect that prevents or restricts the merger or the other transactions contemplated by the merger agreement; and

•	certain state notices, applications, approvals, consents or determination letters agreed to by the parties and contemplated in connection with the change in control of any of Symbion’s facilities shall have been made or obtained except to the extent such facilities for which state notice, application, approval, consent or determination letters have not been made or obtained represent less than 4.5% of the aggregate three-month EBITDA (less minority interest expense) for all such facilities.

Conditions to the Obligation of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the merger is subject to the following conditions, any or all of which may be waived by Parent and Merger Sub on or prior to the effective time of the merger, to the extent permitted by law:

•	each of the representations and warranties of Symbion shall be true and correct (provided that any representation or warranty of Symbion contained in the merger agreement that is subject to a materiality, material adverse effect or similar qualification shall not be so qualified for purposes of the above) as of the closing date of the merger as though made on and as of such date, except where any failure to be so true and correct would not reasonably be expected to have a material adverse effect. Symbion will provide an officers’ certificate to Parent and Merger Sub to the effect set forth above;

•	Symbion shall have performed in all material respects the obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger; and

•	Symbion shall provide Parent and Merger Sub an officers’ certificate to the effect set forth above.

Conditions to the Obligation of Symbion.  The obligation of Symbion to complete the merger is subject to the following conditions, any or all of which may be waived by Symbion on or prior to the effective time of the merger, to the extent permitted by law:

•	each of the representations and warranties of Parent and Merger Sub that are qualified as to materiality shall be true and correct and all other representations and warranties not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a material adverse effect;

•	Parent and Merger Sub shall have performed, in all material respects, the obligations required to be performed by them under the merger agreement on or prior to the closing date of the merger; and

•	Parent and Merger Sub shall each provide Symbion an officer’s certificate to the effect set forth above.

Termination

Under certain circumstances, Symbion, Parent and/or Merger Sub may terminate the merger agreement and abandon the merger prior to the effective time of the merger, whether before or after obtaining the required stockholder approval. Circumstances under which the merger agreement can be terminated include the following:

•	by mutual written consent of Symbion, Parent and Merger Sub;

•	by Parent or Symbion, if (1) a court or other governmental entity issues an order or takes any other action permanently restraining or prohibiting the merger and such order or action is final and non-appealable, (2) the special meeting of the stockholders is held and Symbion fails to obtain the approval of the majority of the holders of Symbion’s outstanding common stock, or (3) the effective time of the merger does not occur on or before 5:00 p.m. Eastern Standard Time on October 31, 2007, which period Parent may extend to the last day of the marketing period if the marketing period has commenced and such last day of the marketing period would be a later date;

•	by Parent, if (1) either (a) any representation or warranty of Symbion in the merger agreement fails to be true or correct, except where such failure would not reasonably be expected to have a material adverse effect on Symbion’s business, financial condition or results of operations or (b) Symbion breaches or fails to comply with any of its obligations under the merger agreement, and in either case the applicable closing conditions in the merger agreement would not be satisfied and such failure or breach is either not curable or is not cured after notice and during a specified cure period, (2) the Symbion board of directors or the special committee withdraws or modifies (or publicly proposes to do the same), in any manner materially adverse to Parent or Merger Sub, its recommendation or approval of the merger agreement and the merger or recommends, adopts or approves (or publicly proposes to do the same) any alternative acquisition proposal submitted by a third party to acquire Symbion, (3) the Symbion board of directors fails to recommend to the Symbion stockholders that they approve the merger agreement and the merger at the special meeting, (4) the Symbion board of directors or any committee thereof resolves to take any actions in clauses (2) or (3) above; or (5) there shall have occurred an intentional breach of any material term of the no-shop provisions by any of the directors of Symbion, its chairman, chief executive officer or chief financial officer or by Symbion’s senior banking advisors at Bear Stearns; or

•	by Symbion, if (1) either (a) any representation or warranty of Parent or Merger Sub fails to be true or correct, except where such failure would not reasonably be expected to have a material adverse effect on Parent or Merger Sub or their respective properties or assets or (b) Parent or Merger Sub breaches or fails to comply with its obligations under the merger agreement, and in either case the applicable closing conditions in the merger agreement would not be satisfied and, such failure or breach is either not curable or is not cured after notice and during a specified cure period, (2) at any time prior to its obtaining the requisite stockholder approval, in compliance with the terms specified in the merger agreement, the Symbion board of directors resolves to enter into a definitive agreement containing an acquisition proposal by a third party that constitutes a superior proposal under the terms of the merger agreement, or (3) if certain material closing conditions have been satisfied and Parent has failed to consummate the merger no later than ten calendar days after the final day of the marketing period.

Amendment

The merger agreement may be amended, modified or supplemented only by written agreement of Parent, Merger Sub and Symbion at any time prior to the effective time of the merger. After the merger agreement is approved by Symbion stockholders, no term or condition in the merger agreement will be amended or modified in any manner that by law requires further approval by Symbion stockholders without first obtaining such further stockholder approval.

Waiver

At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed, (1) extend the time for the performance of any obligation or other acts required by the merger agreement, (2) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (3) waive compliance with any agreement or condition contained in the merger agreement. Any agreement by a party to any extension or waiver will be valid only if set forth in a written instrument signed by such party. No failure or delay by any party in exercising any right, power or privilege under the merger agreement shall operate as a waiver of those rights nor shall any single or partial exercise of rights preclude any further exercise of any right or the exercise of any other right, power or privilege.

Assignment

With limited exceptions, no party to the merger agreement may assign or otherwise transfer the merger agreement or any of its rights, interests or obligations under the merger agreement without the prior written consent of the other parties to the merger agreement. Any attempted assignment or transfer in violation of such requirement will be null and void.

OTHER IMPORTANT INFORMATION REGARDING SYMBION

Selected Historical Financial Information

Set forth below is certain selected historical consolidated financial data relating to Symbion. The financial data has been derived from the audited consolidated financial statements filed and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2006 and the unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in that Form 10-K and Form 10-Q, incorporated by reference into this proxy statement. More comprehensive financial information, including management’s discussion and analysis of financial condition and results of operations, and in other documents filed by Symbion with the SEC, and the following summary is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See “Where You Can Find Additional Information” beginning on page 80.

The historical results presented below are not necessarily indicative of the results to be expected for any future period.

						Three Months Ended
	Year Ended December 31,					March 31,
	2006	2005	2004	2003	2002	2007	2006
	(Dollars in thousands, except per share amounts)					(Unaudited)

Consolidated Statement Of Operations Data:
Revenues	$285,387	$241,877	$194,480	$153,602	$124,134	$77,220	$67,496
Cost of revenues	181,950	148,214	125,143	101,423	79,868	50,952	41,942
General and administrative expense	24,407	21,993	18,449	15,874	14,328	6,543	6,538
Depreciation and amortization	11,913	11,575	9,467	8,004	6,512	3,098	3,225
Provision for doubtful accounts	3,952	3,827	3,376	1,949	4,243	894	607
Loss (income) on equity investments	(2,423)	(1,273)	(1,272)	(402)	(541)	36	(245)
Impairment and loss on disposal of long-lived assets	1,162	1,541	271	437	492	16	39
Gain on sale of long-lived assets	(1,808)	(1,785)	(250)	(571)	(457)	(28)	—
Proceeds from insurance settlement, net	(410)	—	—	—	—	(161)	(410)
Proceeds from litigation settlement, net	(588)	—	—	—	—	—	(588)

Total operating expenses	218,155	184,092	155,184	126,714	104,445	61,260	51,108

Operating income	67,232	57,785	39,296	26,888	19,689	15,960	16,338
Minority interests in income of consolidated subsidiaries	(28,294)	(24,952)	(14,899)	(9,029)	(5,923)	(6,733)	(7,568)
Interest expense, net	(7,108)	(4,884)	(4,571)	(5,216)	(3,880)	(1,967)	(1,501)

Income before income taxes and discontinued operations	31,830	27,949	19,826	12,643	9,886	7,260	7,319
Provision (benefit) for income taxes	12,254	10,428	7,633	(3,214)	(798)	2,831	2,818

Income from continuing operations	19,576	17,521	12,193	15,857	10,684	4,429	4,501
Gain (loss) from discontinued operations, net of taxes	(783)	1,534	1,359	1,667	1,618	(399)	76

Net income	18,793	19,055	13,552	17,524	12,302	4,030	4,577

Net income per share — continuing operations:
Basic	$0.91	$0.82	$0.62	$1.50	$1.03	$0.20	$0.21
Diluted	$0.90	$0.80	$0.60	$1.25	$0.88	$0.20	$0.20

						Three Months Ended
	Year Ended December 31,					March 31,
	2006	2005	2004	2003	2002	2007	2006
	(Dollars in thousands, except per share amounts)					(Unaudited)

Net income per share:
Basic	$0.87	$0.90	$0.69	$1.66	$1.19	$0.19	$0.21
Diluted	$0.86	$0.86	$0.67	$1.38	$1.01	$0.18	$0.21
Shares used to compute net income per share:
Basic	21,546,036	21,285,211	19,736,722	10,536,745	10,349,568	21,667,898	21,461,484
Diluted	21,733,103	22,028,591	20,347,385	12,658,620	12,144,140	22,162,857	22,135,018
Cash Flow Data — continuing operations:
Net cash provided by operating activities	$30,386	$39,450	$25,395	$17,125	$20,957	$6,350	$6,836
Net cash used in investing activities	(63,971)	(67,921)	(100,904)	(64,502)	(14,493)	(1,528)	(14,574)
Net cash provided by financing activities	32,413	32,033	84,875	47,406	5,554	(5,138)	6,875
Other Data:
EBITDA(1)	$50,851	$44,408	$33,864	$25,863	$20,278	$12,325	$12,045
EBITDA as a % of revenues	17.8%	18.4%	17.4%	16.8%	16.3%	16.0%	17.8%
Number of surgical facilities operated as of the end of period(2)	59	59	54	44	34	59	61

						Three Months
	As of December 31,					Ended March 31,
	2006	2005	2004	2003	2002	2007	2006
	(In thousands)					(Unaudited)

Consolidated Balance Sheet Data:
Working capital	$56,643	$48,784	$41,455	$25,979	$24,839	$58,258	$52,428
Total assets	503,806	436,378	365,761	252,784	188,888	498,661	451,106
Total long-term debt, less current maturities	136,533	101,909	69,721	99,419	52,719	129,695	108,598
Total stockholders’ equity	285,279	260,058	237,998	104,015	86,677	290,327	266,562

(1)	When we use the term “EBITDA,” we are referring to net income plus (a) gain (loss) on discontinued operations, (b) income tax expense (provision), (c) interest expense, net and (d) depreciation and amortization. Minority interest expense represents the interests of third parties, such as physicians, hospitals and other health care providers, that own interests in surgical facilities that we consolidate for financial reporting purposes. We consolidate for financial reporting purposes the financial results of 44 of the 50 surgical facilities in which we owned an interest as of December 31, 2006 and March 31, 2007. Our operating strategy involves sharing ownership of our surgical facilities with physicians, physician groups and hospitals. These third parties own an interest in all but one of the facilities in which we own an interest. We believe that it is preferable to present EBITDA because it excludes the portion of net income attributable to these third-party interests and clarifies for investors our portion of EBITDA generated by our surgical facilities and other operations.

We use EBITDA as a measure of liquidity. We have included it because we believe that it provides investors with additional information about our ability to incur and service debt and make capital expenditures. We also use EBITDA, with some variation in the calculation, to determine our compliance with some of the covenants under our senior credit facility, as well as to determine the interest rate and commitment fee payable under the senior credit facility.

EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from EBITDA are significant components in understanding and evaluating financial performance and liquidity. Our calculation of EBITDA is not comparable to the EBITDA measure we have used in prior reports but is consistent with the measure EBITDA less minority interests that we previously reported. Our calculation of these measures may not be comparable to similarly titled measures reported by other companies.

The following table reconciles EBITDA to net cash provided by operating activities — continuing operations:

						Three Months
	Year Ended December 31,					Ended March 31,
	2006	2005	2004	2003	2002	2007	2006
	(In thousands) (Unaudited)					(Unaudited)

EBITDA	$50,851	$44,408	$33,864	$25,863	$20,278	$12,325	$12,045
Depreciation and amortization	(11,913)	(11,575)	(9,467)	(8,004)	(6,512)	(3,098)	(3,225)
Interest expense, net	(7,108)	(4,884)	(4,571)	(5,216)	(3,880)	(1,967)	(1,501)
Income taxes	(12,254)	(10,428)	(7,633)	3,214	798	(2,831)	(2,818)
Gain (loss) on discontinued operations, net of taxes	(783)	1,534	1,359	1,667	1,618	(399)	76

Net income	18,793	19,055	13,552	17,524	12,302	4,030	4,577
Depreciation and amortization	11,913	11,575	9,467	8,004	6,512	3,098	3,225
Non-cash compensation expense	3,865	—	—	—	—	849	1,092
Non-cash gains and losses	(645)	(244)	21	(134)	35	(12)	(576)
Minority interests in income of consolidated subsidiaries	28,294	24,952	14,899	9,029	5,923	6,733	7,568
Provision (benefit) for income taxes	12,254	10,428	7,633	(3,214)	(798)	2,831	2,818
Distributions to minority partners	(25,447)	(23,049)	(14,420)	(10,690)	(6,177)	(6,399)	(5,843)
Income on equity investments	(2,423)	(1,273)	(1,272)	(402)	(541)	36	(245)
Provision for bad debts	3,952	3,827	3,376	1,949	4,243	894	607
Excess tax benefit from share-based compensation	(201)	—	—	—	—	—	—
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(2,955)	(5,353)	(4,735)	(3,283)	(3,392)	694	(592)
Other assets and liabilities	(17,014)	(468)	(3,126)	(1,658)	2,850	(6,404)	(5,795)

Net cash provided by operating activities — continuing operations	$30,386	$39,450	$25,395	$17,125	$20,957	$6,350	$6,836

(2)	Includes surgical facilities that we manage but in which we do not have an ownership interest.

Book Value Per Share

The Company’s net diluted book value per share (which gives effect to the exercise of all outstanding options and warrants) as of December 31, 2006 was approximately $13.58 per share, which is below the $22.35 per share merger consideration.

Price Range of Common Stock

Symbion common stock is quoted on the NASDAQ Global Select Market under the symbol “SMBI.” The following table sets forth for the periods indicated the high and low sale prices per share of Symbion common stock for each quarter during the past two years as reported on The NASDAQ Global Select Market:

	Price
	High	Low

Fiscal Year Ending December 31, 2007
First Quarter	$21.67	$17.49
Second Quarter (through June 14, 2007)	22.92	18.84
Fiscal Year Ended December 31, 2006
First Quarter	$25.10	$22.52
Second Quarter	23.89	19.44
Third Quarter	23.73	18.03
Fourth Quarter	18.92	16.28
Fiscal Year Ended December 31, 2005
First Quarter	$22.95	$18.39
Second Quarter	23.97	21.04
Third Quarter	27.72	22.20
Fourth Quarter	26.79	21.95

Symbion has not declared or paid any dividends on its common stock.

On April 20, 2007, the last completed trading day before Crestview made its proposal to take us private, the high and low sales prices of our common stock were $19.73 and $19.26 per share, respectively, and the closing price was $19.73 per share. On April 23, 2007, the last trading day prior to the public announcement of the execution of the merger agreement, the high and low sales prices of our common stock were $19.71 and $18.98 per share, respectively, and the closing price was $19.03 per share. On          , 2007, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of our common stock were $      and $     , respectively, and the closing price was $      per share. You are urged to obtain a current market price quotation for our common stock.

Security Ownership of Certain Beneficial Owners and Management

The following table provides information as of June 14, 2007 about the ownership of common stock by (1) each person whom we know to be the beneficial owner of more than 5% of the outstanding shares of common stock based on our review of Schedule 13D and Schedule 13G filings with the SEC, (2) each of our directors, (3) each of our executive officers and (4) all of our directors and executive officers as a group. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law.

	Shares	Percent of
	Beneficially	Common Stock
Name of Beneficial Owner	Owned	Beneficially Owned

T. Rowe Price Associates, Inc.(1)	2,775,200	12.7%
Wellington Management Company, LLP(2)	1,137,700	5.2
Richard E. Francis, Jr.(3)(4)	811,468	3.7
Clifford G. Adlerz(4)(5)	490,538	2.2
Kenneth C. Mitchell(4)(6)	143,254	*
R. Dale Kennedy(4)(7)	109,074	*
Frederick L. Bryant(8)	70,144	*
Donald W. Burton(9)	104,796	*
Eve M. Kurtin(10)	34,544	*
Jack Tyrrell(11)	749,376	3.4
David M. Wilds(12)	114,056	*
All directors and executive officers as a group (9 persons)(13)	2,627,250	11.6%

*	Less than 1%

(1)	This information is based on an amendment to Schedule 13G filed as of December 31, 2006 by T. Rowe Price Associates, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. T. Rowe Price Associates, Inc. reported sole voting power as to 649,100 shares and sole dispositive power as to 2,775,200 shares. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(2)	This information is based on a Schedule 13G filed on June 11, 2007 by Wellington Management Company, LLP, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. Wellington Management Company, LLP reported shared voting power as to 566,600 shares and shared dispositive power as to 1,114,100 shares. The address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(3)	Includes 22,571 shares held in a family trust, 47,777 shares of restricted stock and options to acquire 301,454 shares which were exercisable as of June 14, 2007 or become exercisable within 60 days following June 14, 2007.

(4)	The address of each of Messrs. Francis, Adlerz, Mitchell and Kennedy is 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215.

(5)	Includes 3,172 shares held in a family trust, 31,439 shares of restricted stock and options to acquire 223,323 shares which were exercisable as of June 14, 2007 or become exercisable within 60 days following June 14, 2007.

(6)	Includes 15,395 shares of restricted stock and options to acquire 79,701 shares which were exercisable as of June 14, 2007 or become exercisable within 60 days following June 14, 2007.

(7)	Includes 11,332 shares of restricted stock and options to acquire 56,939 shares which were exercisable as of June 14, 2007 or become exercisable within 60 days following June 14, 2007.

(8)	Includes 1,831 shares of restricted stock, 11,000 shares held in a charitable remainder trust and options to acquire 27,713 shares which were exercisable as of June 14, 2007 or become exercisable within 60 days following June 14, 2007. The address for Mr. Bryant is P. O. Box 58705, Nashville, Tennessee 37205.

(9)	Includes 15,446 shares owned by The Burton Partnership, Limited Partnership and 46,338 shares owned by The Burton Partnership (QP), Limited Partnership as to which Mr. Burton may be deemed to have beneficial ownership, 1,831 shares of restricted stock and options to acquire 27,713 shares granted to Mr. Burton which were exercisable as of June 14, 2007 or become exercisable within 60 days following June 14, 2007. Mr. Burton manages The Burton Partnership, Limited Partnership. The address for Mr. Burton and the entities listed in this footnote is 614 West Bay Street, Tampa, Florida 33606.

(10)	Includes 1,831 shares of restricted stock and options to acquire 27,713 shares which were exercisable as of June 14, 2007 or become exercisable within 60 days following June 14, 2007. The address for Ms. Kurtin is 16830 Ventura Blvd., Suite 244, Encino, California 91436.

(11)	Richland Ventures II, L.P. is the direct beneficial owner of 347,711 shares. Richland Ventures III, L.P. is the direct beneficial owner of 370,377 shares. JRS Partners, GP is the direct beneficial owner of 1,400 shares. Jack Tyrrell is the direct beneficial owner of 1,831 shares of restricted stock and currently exercisable options to purchase 27,713 shares which were exercisable as of June 14, 2007 or become exercisable within 60 days following June 14, 2007. Richland Partners II is the general partner of Richland Ventures II, L.P. Richland Partners III is the general partner of Richland Ventures III, L.P. Mr. Tyrrell is a general partner of Richland Partners II, Richland Partners III and JRS Partners and may be deemed to have beneficial ownership of all equity securities held by these entities. The address for Mr. Tyrrell is 1201 16th Avenue South, Nashville, Tennessee 37212.

(12)	Includes 1,831 shares of restricted stock and options to acquire 27,713 shares which were exercisable as of June 14, 2007 or become exercisable within 60 days following June 14, 2007. The address for Mr. Wilds is 30 Burton Hills Boulevard, Suite 550, Nashville, Tennessee 37215.

(13)	Includes 115,098 shares of restricted stock and options to acquire 799,982 shares which were exercisable as of June 14, 2007 or become exercisable within 60 days following June 14, 2007.

Prior Purchases of Symbion Common Stock

The following tables set forth information regarding acquisitions of Symbion common stock by Richard E. Francis, Jr., Clifford G. Adlerz and the Company, showing the number of shares of Symbion common stock purchased by each, the range of prices paid for those shares and the average price paid per quarter for the past two years. The acquisitions were pursuant to option exercises or other purchases under the Company’s equity and/or stock purchase plans.

Quarter Ended
	3/31/05			6/30/05
			Number of			Number of
	Range of Price($)	Average Price($)	Shares	Range of Price($)	Average Price($)	Shares

Richard E. Francis, Jr.	—	—	—	—	—	—
Clifford G. Adlerz	—	—	—	—	—	—
Company	$19.82 - 21.61	$21.33	43,726	$23.03 - 23.64	$23.34	13,855

Quarter Ended
	9/30/05			12/31/05
			Number of			Number of
	Range of Price($)	Average Price($)	Shares	Range of Price($)	Average Price($)	Shares

Richard E. Francis, Jr.	—	—	—	—	—	—
Clifford G. Adlerz	—	—	—	—	—	—
Company	—	—	—	—	—	—

	Quarter Ended
	3/31/06			6/30/06
			Number of			Number of
	Range of Price($)	Average Price($)	Shares	Range of Price($)	Average Price($)	Shares

Richard E. Francis, Jr.(1)	$23.80	$23.80	80,000	—	—	—
Richard E. Francis, Jr.(2)	—	—	1,813	—	—	—
Clifford G. Adlerz(1)	$23.80	$23.80	50,000	—	—	—
Clifford G. Adlerz(2)	—	—	2,695	—	—	—
Company	—	—	—	—	—	—

Quarter Ended
	9/30/06			12/31/06
			Number of			Number of
	Range of Price($)	Average Price($)	Shares	Range of Price($)	Average Price($)	Shares

Richard E. Francis, Jr.	—	—	—	—	—	—
Clifford G. Adlerz	—	—	—	—	—	—
Company	—	—	—	$17.07	$17.07	57,539

	Quarter Ended
	3/31/07			6/30/07(4)
			Number of			Number of
	Range of Price($)	Average Price($)	Shares	Range of Price($)	Average Price($)	Shares

Richard E. Francis, Jr.(1)	$18.32	$18.32	44,500
Richard E. Francis, Jr.(3)	—	—	16,777
Clifford G. Adlerz(1)	$18.32	$18.32	32,000
Clifford G. Adlerz(3)	—	—	12,064
Company	$17.61-20.99	$18.38	9,401

(1)	Represents the number of shares of Symbion common stock that may be purchased upon exercise of stock options under a stock option grant pursuant to Symbion’s Long Term Incentive Plan. The price represents the exercise price per share of Symbion common stock.

(2)	Represents shares of restricted stock received in lieu of a portion of the cash bonus payable for 2005 under Symbion’s Deferred Stock Purchase Program. Mr. Francis surrendered $34,528 of his cash bonus, and Mr. Adlerz surrendered $51,329 of his cash bonus. The shares vested on February 28, 2007.

(3)	Represents a restricted stock award pursuant to Symbion’s Long Term Incentive Plan.

(4)	Through , 2007

Transactions in Symbion’s Securities During the Past 60 Days

On May 8, 2007, the Compensation Committee made an award of 1,831 shares of restricted stock to each non-employee director under the Company’s Long Term Incentive Plan. At the effective time of the merger, all shares of restricted stock will become immediately vested and the holder thereof will be entitled to receive $22.35 in cash for each share of restricted stock.

DISSENTERS’ APPRAISAL RIGHTS

Under the General Corporation Law of the State of Delaware, referred to as the DGCL, you have the right to demand appraisal in connection with the merger and to receive, in lieu of the merger consideration, payment in cash for the fair value of your common stock of Symbion as determined by the Delaware Court of Chancery. Symbion stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Symbion will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Appendix C to this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the adoption of the merger agreement. A copy of Section 262 must be included with such notice. This proxy statement constitutes Symbion’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix C because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to Symbion a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must continuously hold your shares through the effective time of the merger.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Symbion common stock as provided for in the merger agreement if you are the holder of record at the effective time of the merger, but you will have no appraisal rights with respect to your shares of Symbion common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the merger agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.

All demands for appraisal should be addressed to the Secretary of Symbion at 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215, and should be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The demand must reasonably inform Symbion of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Symbion common stock must be made by, or on behalf of, such record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on his or her stock certificate(s). The demand must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Symbion. The beneficial holder must, in such cases, have the owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Symbion common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Symbion stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for such stockholder’s shares of Symbion common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and has no present intention to file such a petition in the event there are dissenting stockholders, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or initiate any negotiations with respect to the fair value of such shares. Accordingly, Symbion stockholders who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of Symbion common stock within the time prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. Within 120 days after the effective time of the merger, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of common stock not voting in favor of the merger and with respect to which demands for appraisal were received by Symbion and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.

After notice to dissenting stockholders, the Chancery Court will conduct a hearing upon the petition, and determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Symbion common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In determining fair value for appraisal purposes under Section 262 of the DGCL, the Chancery Court might, or might not, employ some or all of the valuation analyses utilized by the special committee’s financial advisor as described in summary fashion on page 23 under the heading “Special Factors — Opinion of Financial Advisor.” No representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court, and you should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger or thereafter with the written approval of the surviving corporation, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Symbion common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Chancery Court and such approval may be conditioned upon such terms as the Chancery Court deems just.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, Symbion’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consider consulting their legal advisors.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold a 2008 annual meeting of stockholders. Stockholder proposals intended to be presented at the 2008 annual meeting of stockholders must be received by us at our principal executive offices at 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215 no later than December 5, 2007, in order for the proposals to be included in the proxy statement and form of proxy for that meeting.

Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered written notice to our Secretary (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 90 or more than 120 days prior to the first anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the preceding year’s annual meeting. With respect to the 2008 annual meeting, we must receive notice between December 5, 2007 and January 4, 2008.

OTHER MATTERS

Other Business at the Special Meeting

Management and the Symbion board of directors are not aware of any matters to be presented for action at the meeting other than those set forth in this proxy statement. However, should any other business properly come before the meeting, or any adjournment thereof, the enclosed proxy confers upon the persons entitled to vote the shares represented by such proxy, discretionary authority to vote the same in respect of any such other business in accordance with their best judgment in the interest of Symbion.

Multiple Stockholders Sharing One Address

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless Symbion has received contrary instructions from one or more of the stockholders. Symbion will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to the Secretary of Symbion at Symbion, Inc., 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215, telephone: (615) 234-5900. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Symbion at the address and phone number set forth in the prior sentence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Symbion files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

Symbion’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and Symbion’s website at www.symbion.com. Reports or other information concerning us may also be inspected at the offices of The NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, NY 10006.

Because the merger may be a “going private” transaction, Symbion, Parent, Merger Sub, Crestview and other members of the buying group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows us to “incorporate by reference” into this proxy statement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and supersede this information. Some documents or information, such as that called for by Item 2.02 and Item 7.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement. We incorporate by reference the documents listed below (unless the information is deemed furnished and not filed) and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this proxy statement and before the date of the special meeting:

•	Symbion’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 15, 2007;

•	Symbion’s Quarterly Report on Form 10-Q for the period ended March 31, 2007, filed with the SEC on May 10, 2007;

•	Symbion’s Annual Proxy Statement on Schedule 14A for the 2007 Annual Meeting of Stockholders, filed with the SEC on April 3, 2007;

•	Symbion’s Current Report on Form 8-K, filed on April 24, 2007; and

•	Symbion’s Registration Statement on Form 8-A, as filed with the SEC on February 4, 2004, containing a description of Symbion’s common stock.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to Symbion to R. Dale Kennedy, the Secretary of Symbion at 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215, tel: (615) 234-5900 or to our proxy solicitor, D.F. King & Co., Inc. toll free at 1-800-758-5378 or collect at 1-212-269-5550. If you would like to request documents, please do so by          , 2007, in order to receive them before the special meeting.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained in this proxy statement or incorporated by reference in this proxy statement to vote your shares at the special meeting. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated          , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
AMONG
SYMBOL ACQUISITION, L.L.C.
SYMBOL MERGER SUB, INC.
AND
SYMBION, INC.
Dated as of April 24, 2007

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 24, 2007 (this “Agreement”), is made and entered into by and among Symbol Acquisition, L.L.C., a Delaware limited liability company (“Parent”), Symbol Merger Sub, Inc., a Delaware corporation (“Acquisition”), and Symbion, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of each of Parent, Acquisition and the Company (in the case of the Company acting on the approval and the recommendation of a special committee (the “Special Committee”) formed for the purpose of representing the Company in connection with the possible transactions contemplated hereby) has deemed it advisable and in the best interests of their respective stockholders for Acquisition to merge with and into the Company (the “Merger”) pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of each of Parent, Acquisition and the Company has each adopted resolutions approving and declaring advisable this Agreement, the Merger and the transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Crestview Capital Partners, L.P. (“Guarantor”) has provided the Company with an executed copy of its limited guarantee (the “Guarantee”); and

WHEREAS, Parent, Acquisition and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

1.1.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Acquisition shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Acquisition shall cease and the Company shall continue as the surviving corporation under the name “Symbion, Inc.” (the “Surviving Corporation”) and shall succeed to and assume all of the rights and obligations of the Company and Acquisition in accordance with the DGCL.

1.2.  Closing.  Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 7.1, the consummation of the Merger (the “Closing”) shall take place as promptly as practical following the satisfaction or waiver of all of the conditions (other than those conditions which by their nature are to be satisfied at Closing) set forth in Article VI (and, in any event, not more than two business days following the satisfaction or waiver of all such conditions, subject to the last paragraph of Section 6.1), at the offices of Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, New York, New York 10022, unless another date, time or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

1.3.  Effective Time of the Merger.  At Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective upon such filing or at such time thereafter as Parent, Acquisition and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

1.4.  Effects of the Merger.

(a) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authorities of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Acquisition shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

(b) The directors of Acquisition and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(c) At the Effective Time, (i) the Certificate of Incorporation of the Company shall be amended in its entirety to be the same as the Certificate of Incorporation of Acquisition as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Symbion, Inc.” and the provisions relating to the Company’s registered agent and indemnification and advancement of expenses and exculpation from liability in the Certificate of Incorporation of the Company shall be unchanged from that in effect as of the date hereof, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation following the Effective Time until thereafter amended in accordance with its terms and the DGCL, and (ii) the Bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the Bylaws of Acquisition as in effect immediately prior to the Effective Time, except that the references to Acquisition’s name shall be replaced by references to “Symbion, Inc.” and, as so amended, shall be the Bylaws of the Surviving Corporation following the Effective Time until thereafter amended in accordance with its terms, the Certificate of Incorporation of the Surviving Corporation and the DGCL.

ARTICLE II

EFFECT OF THE MERGER ON THE OUTSTANDING SECURITIES
OF THE COMPANY AND ACQUISITION; EXCHANGE PROCEDURES

2.1.  Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition, the holder of any shares of common stock, par value $.01 per share, of the Company (the “Company Common Stock”), the holder of any limited liability company interests of Parent, or the holder of any shares of common stock, par value $.01 per share, of Acquisition (“Acquisition Common Stock”):

(a) Common Stock of Acquisition.  Each share of Acquisition Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

(b) Cancellation of Treasury Stock and Company Common Stock Owned by Parent or Acquisition.  Each share of Company Common Stock that is owned by Parent or Acquisition or held in the treasury of the Company (collectively, the “Excluded Shares”), shall be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, shall be canceled and converted into the right to receive in cash an amount equal to $22.35 in cash (the “Merger Consideration”).

(d) Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who was entitled to and has validly demanded appraisal rights in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s appraisal rights under the DGCL, but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such appraisal right pursuant to the DGCL, each Dissenting Share of such holder shall be treated as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(c). The Company shall give prompt notice to Parent of any demands, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(e) Cancellation and Retirement of Company Common Stock.  As of the Effective Time, all shares of Company Common Stock (other than Dissenting Shares) that are issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of Company Common Stock (a “Certificate”) being converted into the right to receive the Merger Consideration payable therefor pursuant to Section 2.1(c) shall cease to have any rights with respect to such shares of Company Common Stock, except the right to receive a cash amount equal to the Merger Consideration per share multiplied by the number of shares so represented, to be paid in consideration therefor in accordance with Section 2.2(b).

(f) Certain Adjustments.  In the event that after the date hereof and prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), combination or exchange of shares, stock dividend or stock distribution thereon with a record date during such period which in any such event is made on a pro rata basis to all holders of Company Common Stock, there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock, then the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.

2.2.  Exchange of Certificates; Paying Agent

(a) Paying Agent.  Prior to the Effective Time, Parent shall (i) appoint a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably satisfactory to the Company, with such Paying Agent to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof) in accordance with this Article II from time to time after the Effective Time. At the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for the benefit of the holders of such surrendered Certificates, for use in the payment of the Merger Consideration in accordance with this Article II, as needed, cash sufficient to make all payments pursuant to Section 2.1(c) (such cash consideration being hereinafter referred to as the “Merger Fund”). The Paying Agent shall, pursuant to irrevocable instructions of the Surviving Corporation given on the Closing Date, make payments of the Merger Consideration out of the Merger Fund. The Merger Fund shall not be used for any other purpose.

(b) Exchange Procedures.  Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail or deliver to each Person who was, at the Effective Time, a holder of record of Company Common Stock and whose shares are being converted into the Merger Consideration pursuant to Section 2.1(c) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the

Certificates shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent, and shall otherwise be in a form and have such other provisions as the Surviving Corporation may reasonably specify) containing instructions for use by holders of Company Common Stock to effect the exchange of their shares of Company Common Stock for the Merger Consideration as provided herein. Upon surrender to the Paying Agent of such Certificate or Certificates (or effective affidavits of loss in lieu thereof) and such letter of transmittal duly executed and completed in accordance with the instructions thereto (together with such other documents as the Paying Agent may reasonably request) (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares of Company Common Stock on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock)), be entitled to payment of an amount of cash (payable by check or wire transfer, at the election of the Surviving Corporation) equal to the Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate or Certificates. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment is to be remitted to a Person other than the Person in whose name the Certificate surrendered for payment is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), at any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the Merger Consideration payable for the shares represented thereby upon such surrender as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration.

(c) No Further Ownership Rights in Company Common Stock Exchanged for Cash.  All cash paid upon the surrender for exchange of Certificates representing shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such Certificates, and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged as provided in this Article II.

(d) Termination of Merger Fund.  Any portion of the Merger Fund which remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of the Merger Consideration, subject to escheat and abandoned property and similar Laws.

(e) No Liability.  None of Parent, Acquisition, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to the time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(f) Investment of Merger Fund.  The Paying Agent shall invest any cash in the Merger Fund, as directed by the Surviving Corporation; provided, however, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent shall promptly provide (or cause to be provided) additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

(g) Withholding Rights.  The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Restricted Shares such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

(h) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement.

2.3.  Effect of the Merger on Company Stock Options and Restricted Shares.

(a) At, or immediately prior to, the Effective Time the Board of Directors of the Company or any committee administering each of the Company’s equity-based compensation or stock option plans (collectively, the “Stock Plans”) shall use its reasonable best efforts to obtain any consents necessary so that all outstanding options (whether or not then vested) to acquire shares of Company Common Stock under the Stock Plans (the “Company Stock Options”) heretofore granted under any Stock Plan shall become fully vested and exercisable at the Effective Time and any Company Stock Options which have not been exercised immediately, prior to the Effective Time shall be canceled in exchange for the right to receive a cash payment by the Surviving Corporation of an amount equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option. Payment of the amount contemplated hereunder shall be made at the Effective Time.

(b) At, or immediately prior to, the Effective Time the Board of Directors of the Company or any committee administering each of the Stock Plans shall use its reasonable best efforts to obtain any consents necessary so that each share of Company Common Stock granted subject to vesting or other lapse restrictions pursuant to any Stock Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time (except with respect to Restricted Shares that the holders thereof and Parent shall have otherwise agreed) shall vest and become free of such restrictions as of the Effective Time to the extent provided by the terms thereof (as such plans may be amended prior to the Effective Time in accordance with the terms hereof) and, at the Effective Time, the holder thereof shall, subject to this Article II, be entitled to receive the Merger Consideration with respect to each such Restricted Share in accordance with Section 2.1(b).

(c) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.3 to any holder of Company Stock Options such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1.  Representations and Warranties of the Company.  The Company hereby represents and warrants to Parent and Acquisition that, except as set forth in the Company Disclosure Schedule delivered by the Company to Parent and Acquisition concurrently with entering into this Agreement (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section or subsection to which the relevance of such disclosure is reasonably apparent) (the “Company Disclosure Schedule”) or, subject to Section 9.15, as disclosed in the Company SEC Documents filed prior to the date of this Agreement:

(a) Organization, Standing and Power.  Each of the Company, its Subsidiaries and, to the Company’s knowledge, its Joint Ventures is a corporation, partnership or a limited liability company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization (with respect to jurisdictions that recognize the concept of good standing) and has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where any such failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company, its Subsidiaries and, to the Company’s knowledge, its Joint Ventures is duly qualified or licensed to do business as a foreign corporation, partnership or limited liability company and in good standing to conduct business (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or be licensed to do business as a foreign corporation, partnership or limited liability company or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent and Acquisition (or Parent and Acquisition have otherwise had access to) and Acquisition complete and correct copies of the certificates of incorporation and bylaws (or other organizational documents, as applicable) of the Company and each of its Subsidiaries and, to the Company’s knowledge, Joint Ventures.

(b) Capital Structure.

(i) The Company.  The authorized capital stock of the Company consists of (1) 225,000,000 shares of Common Stock, par value $.01 per share (the “Company Common Stock”), and (2) 10,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”), of which 500,000 shares are designated as Series A Junior Participating Preferred Stock (“Series A Junior Preferred Stock”). As of the close of business on April 20, 2007 (the “Capitalization Date”), 21,829,328 shares of Company Common Stock were issued and outstanding (including 146,439 Restricted Shares); 0 shares of Preferred Stock were issued and outstanding; 0 shares of Company Common Stock were held in the Company’s treasury; 2,194,722 shares of Company Common Stock were reserved for issuance pursuant to the outstanding Company Stock Options; 236,492 shares of Company Common Stock were reserved for future issuance under the Company ESPP; and there were outstanding rights (“Rights”) with respect to one one-thousandths of a share of Series A Junior Preferred Stock of the Company under the Rights Agreement dated as of February 6, 2004 between the Company and Computershare Trust Company, N.A., as successor to SunTrust Bank, as rights agent (the “Rights Agreement”); and 57,300 warrants were outstanding to acquire shares of Common Stock. Since the Capitalization Date, no shares of capital stock of the Company and no other securities directly or indirectly convertible into, or exchangeable or exercisable for, capital stock of the Company have been issued, other than shares of Company Common Stock issued upon the exercise of Company Stock Options outstanding on the Capitalization Date. Except as set forth above or with respect to the Rights, the Company ESPP or Stock Plans, there are no outstanding shares of capital stock of the Company or securities, directly or indirectly, convertible into, or exchangeable or exercisable for, shares of capital stock of the Company or any outstanding “phantom”

stock, “phantom” stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards, or other stock-based awards. Except as set forth above or with respect to the Rights, the Company ESPP or Stock Plans, there are no puts, calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company is a party or by which it is bound, the Company to issue, deliver, sell, purchase, redeem or acquire, any equity securities of the Company or securities convertible into, or exercisable or exchangeable for equity securities of the Company. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Section 3.1(b)(i) of the Company Disclosure Schedule sets forth a complete and correct list of each outstanding Company Stock Option and rights under the Company ESPP (but not including stock purchased through the Company ESPP by payroll deductions) to purchase shares of Company Common Stock, including the holder, date of grant, exercise price, vesting schedule for options granted prior to January 1, 2007, and number of shares of Company Common Stock subject thereto.

(ii) Agreements Relating to Capital Stock.  Except as set forth in this Agreement, there are not as of the date hereof any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. The Company is not a party to any registration rights agreements, stockholders’ agreements or voting agreements.

(iii) Subsidiaries and Joint Ventures.  Section 3.1(b)(iii) of the Company Disclosure Schedule sets forth, as of the date hereof, the name of each Subsidiary of the Company, and, with respect to each, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of its authorized equity interests, the number and class of equity interests thereof duly issued and outstanding, the number of equity interests owned by the Company and the Company’s percentage interest therein. Section 3.1(b)(iii) of the Company Disclosure Schedule sets forth, as of the date hereof, the name of each Joint Venture of the Company, and, with respect to each, the jurisdiction in which it is incorporated or organized and the number of equity interests owned by the Company. All outstanding shares of capital stock of, or other ownership interests in, the Subsidiaries and the Joint Ventures of the Company that are owned, directly or indirectly, by the Company are free and clear of all pledges, liens, hypothecations, claims, charges, security interests or other encumbrances of any kind (collectively, “Liens”) other than Permitted Liens. All such issued and outstanding shares of capital stock or other ownership interests are validly issued, fully paid and nonassessable There are no outstanding securities directly or indirectly convertible into, or exchangeable or exercisable for, shares of capital stock of or equity interests in any Subsidiary or, to the Company’s knowledge, Joint Venture of the Company or any outstanding “phantom” stock, “phantom” stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards, or other stock-based awards. There are no puts, calls, preemptive rights, commitments or agreements to which the Company or any of its Subsidiaries or Joint Ventures is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries or, to the Company’s knowledge, Joint Ventures to issue, deliver, sell, purchase, redeem or acquire, any equity securities of any Subsidiary or Joint Venture of the Company or securities convertible into, or exercisable or exchangeable for equity securities of any Subsidiary or Joint Venture of the Company.

(c) Authority; No Violations; Consents and Approvals.

(i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote thereon (such vote being hereinafter referred to as the “Required Vote”) (the “Company Stockholder Approval”), to perform its obligations under this Agreement. The Company’s execution and delivery of this Agreement and, subject to the Company Stockholder Approval, the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Acquisition, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as the enforcement hereof may be limited by

(A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). At a meeting duly called and held, the Company’s Board of Directors, upon the unanimous approval and recommendation of the Special Committee to this same effect, has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 5.2) to recommend approval and adoption of this Agreement by its stockholders.

(ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company will not (A) conflict with or violate any provision of the certificate or articles of incorporation or bylaws (or other organizational documents) of (x) the Company or (y) any of its Subsidiaries or, to the Company’s knowledge, Joint Ventures, (B) conflict with, or result in any breach or violation of, or default under, or the loss of any benefit under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation under, or the creation of any Lien under (any of the foregoing, a “Violation”), any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, Company Plan, Company Permit or other agreement, obligation, instrument, concession, franchise or license to which the Company or any Subsidiary or, to the Company’s knowledge, Joint Venture (to the extent that the lender thereunder is not the Company or any of its Subsidiaries) of the Company is a party or by which any of their respective properties or assets are bound, (C) assuming that all consents, approvals, authorizations and other actions described in Section 3.1(c)(iii) have been obtained and all filings and other obligations described in Section 3.1(c)(iii) have been made or fulfilled, conflict with or violate any Laws or Orders applicable to the Company or any of its Subsidiaries or, to the Company’s knowledge, Joint Ventures, or their respective properties or assets, except, in the case of clauses (B) and (C) only, for any Violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (which definition shall be read without clause (3) thereof for purposes of this Section 3.1(c)(ii)).

(iii) No consent, approval, franchise, license, certificate of need, order or authorization of, or registration, declaration or filing with, notice, application or certification to, or permit, inspection, waiver or exemption from any Governmental Entity, is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) compliance with the applicable requirements of the HSR Act, (B) the applicable requirements of the Exchange Act, including the filing of a proxy statement in preliminary form and in definitive form for distribution to the stockholders of the Company in advance of the Special Meeting in accordance with Regulation 14A under the Exchange Act (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the “Proxy Statement”) and a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) relating to the Merger and the transactions contemplated hereby, (C) the filing of the Certificate of Merger and any related documents with the Secretary of State of the State of Delaware and appropriate documents, if any, with the relevant authorities of other states in which the Company does business, (D) compliance with any applicable requirements of state blue sky, securities or takeover Laws or Nasdaq Global Select Market listing requirements, (E) state or local consents, notices and approvals required under applicable Law relating to licenses held in connection with the direct or indirect operation of the Company’s and its Subsidiaries’ businesses, and (F) such other consents, approvals, franchises, licenses, certificates of need, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (which definition shall be read without clause (3) thereof for purposes of this Section 3.1(c)(iii)).

(d) Company SEC Documents.

(i) The Company has filed all reports, forms, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since December 31, 2004 (all such forms, reports, statements, certificates and other documents filed since December 31, 2004, with any amendments or supplements thereto, collectively, the “Company SEC Documents”), each of which as finally amended prior to the date of this Agreement, complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, as of the date filed with the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed with the SEC did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or Regulation S-X of the SEC) and present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein (subject, in the case of the unaudited statements, to the absence of notes and to normal year-end audit adjustments and any other adjustments described therein).

(iii) Except where the failure to do so would not result in a Company Material Adverse Effect, the management of the Company has (A) established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and chief financial officer of the Company by others within those entities, which disclosure controls and procedures are reasonably effective in timely alerting the chief executive officer and chief financial officer of the Company to material information required to be included in the Company’s periodic reports required under the Exchange Act, and (B) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s board of directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (y) any fraud known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to Parent (or Parent has otherwise had access to) a summary of any material disclosure described in the foregoing Section 3.1(d)(iii) made by the management to the Company’s outside auditors and audit committee since December 31, 2005.

(iv) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3B-7 under the Securities Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act of 2002, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act of 2002 which action would reasonably be expected to result in a Company Material Adverse Effect.

(e) Information Supplied.  The Proxy Statement and, to the extent required, the Schedule 13E-3 will not on the date the Proxy Statement is first mailed to the holders of the Company Common Stock or on the date (the “Meeting Date”) of the related Special Meeting (or at the time of any amendment or supplement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and Schedule 13E-3 will comply as to form, in all material respects, with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by Parent or Acquisition (or their respective affiliates) for inclusion or incorporation by reference in the Proxy Statement.

(f) Compliance.  Each of the Company, its Subsidiaries and, to the Company’s knowledge, its Joint Ventures and their respective businesses has been since December 31, 2004 and is in compliance with all applicable Laws, with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Company Permits.  The Company, its Subsidiaries and, to the Company’s knowledge, its Joint Ventures, hold all of the permits, licenses, variances, exemptions, orders, franchises, authorizations, rights, registrations, certifications, accreditations and approvals of Governmental Entities that are necessary for the lawful conduct of the businesses of the Company, its Subsidiaries (each a “Company Permit”) and its Joint Ventures, and are in compliance (to the Company’s knowledge with respect to the Joint Ventures) with the terms thereof, except where the failure to hold such Company Permit or to be in compliance with the terms thereof would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Litigation; Inspections and Investigations, etc.  As of the date hereof, there is no claim, suit, action, arbitration, mediation, audit, investigation, review, inquiry or other proceeding of or before a Governmental Entity in any forum pending against the Company or any of its Subsidiaries or Joint Ventures or, to the Company’s knowledge, threatened, against the Company, any of its Subsidiaries or Joint Ventures, or, to the Company’s knowledge, any present or former officer, director or employee of the Company or any of its Subsidiaries or Joint Ventures for which the Company or its Subsidiaries are responsible for the damages therefor (“Company Litigation”), except for any Company Litigation the resolution of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Order outstanding against the Company or any of its Subsidiaries or Joint Ventures or affecting any of their properties, assets or business operations, in each case, the operation or effect of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Taxes.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries (A) has filed with the appropriate taxing authority all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and such Tax Returns are true, correct and complete in all respects; (B) has paid in full (or the Company has paid on its behalf) or made adequate provision in accordance with GAAP in the Company’s accounting records for all Taxes for all past and current periods for which the Company or any of its Subsidiaries is liable; and (C) has complied with all applicable Laws relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper governmental entities all amounts required to be so withheld and paid over; (ii) the most recent financial statements contained in the Company SEC Documents filed prior to the date hereof reflect adequate reserves in accordance with GAAP for all Taxes payable by the Company and its Subsidiaries with respect to all taxable periods and portions thereof ended on or before the period covered by such financial statements; (iii) no United States federal, or state, local or foreign tax audits or other administrative proceedings or other court proceedings are currently pending with respect to the Company or any of its Subsidiaries; (iv) no deficiencies for any Taxes have been proposed, asserted or assessed in writing, or to the knowledge of any of the directors or officers (and employees responsible for Tax matters) of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries (including, without limitation, any deficiency with respect to any jurisdiction in which the Company or any of its Subsidiaries does not currently file Tax Returns) pursuant to any such audit or proceeding involving the Company or any of its Subsidiaries; (v) to the Company’s knowledge, none of the Company or any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract or otherwise; (vi) neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries); (vii) none of the Company or, to the Company’s knowledge, any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any similar provision of state or local law) except to the extent required by the consummation of the transactions provided for in this Agreement; (viii) during the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code; and (ix) to the Company’s knowledge, neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). As used in this Agreement (i) the term “Taxes” means all United States federal, state or local or foreign income, franchise, property, sales, use, ad valorem, payroll, social security, unemployment, assets, value added, withholding, excise, severance, transfer, employment, alternative or add-on minimum and other taxes, charges, fees, levies, imposts, duties, license and governmental fees or other like assessments including obligations for withholding taxes from payments due or made to any other person, together with any interest, penalties, fines or additional amounts imposed by any taxing authority or additions to tax and (ii) the term “Tax Returns” means returns, reports, forms and other documentation (including any additional supporting material and any amendments or supplements) required to be filed with any governmental authority of the United States or any other relevant jurisdiction responsible for the imposition or collection of Taxes, including any information returns, claims for refunds, amended returns, or declarations of estimated Taxes.

(j) Pension and Benefit Plans; ERISA.

(i) Section 3.1(j)(i) of the Company Disclosure Schedule sets forth a correct and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other material employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements) health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or similar material plan or program administered, contributed to, sponsored or maintained by the Company or any of its Subsidiaries within the three year period ending on the date of this Agreement for the benefit of any current or former employee or director of the Company or any of its Subsidiaries (collectively, the “Company Employees”), or with respect to which the Company or, to the Company’s knowledge, any of its Subsidiaries has any liability (such plans, programs, policies, agreements and arrangements, collectively, “Company Plans”). With respect to each Company Plan, the Company has made available to Parent or its employees, consultants, agents or advisors a copy thereof together with all amendments and, if applicable, related trust or funding agreements or insurance policies and the most recent annual report (Form 5500 including, if applicable, Schedule B thereto).

(ii) Except as would not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect, each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable laws, rules and regulations. Each Company Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and has been so qualified during the period since its adoption, and, to the Company’s knowledge, no event has occurred since the date of such determination that would adversely affect such qualification. Each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. The Company has provided or made available to Parent the most recent determination letter of the Internal Revenue Service relating to each such Company Plan.

(iii) No Company Plan is, and neither the Company nor any of its Subsidiaries or any other entity that would be considered as a single employer with the Company or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Sections 414(b) or (c) of the Code (an “ERISA Affiliate”) has any liability with respect to, contributes to, is obligated to contribute to, or has at any time contributed to or been obligated to contribute to, any Company Plan that is, (A) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), or (B) any single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code. To the Company’s knowledge, no event has occurred nor does any circumstance exist that has given or could give rise to a liability of the Company or any ERISA Affiliate under Title I or Title IV of ERISA or Chapter 43 of the Code that would be reasonably likely to result in a Company Material Adverse Effect.

(iv) Section 3.1(j)(iv) of the Company Disclosure Schedule sets forth a correct and complete list of each Company Plan under which the execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement (i) constitutes an event under any Company Plan or any trust or loan related to any of those plans or agreements that, either by itself or in connection with any other act or event related to the transactions contemplated hereunder, will result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, or (ii) results in the triggering or imposition of (x) any restrictions or limitations on the right of the Company or any of its Subsidiaries to amend or terminate any Company Plan, or (y) results in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(v) No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Company Plan which is covered by Title I of ERISA, which transaction has or will cause the Company or any of its Subsidiaries to incur any material liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption. The assets of the Company and all of its Subsidiaries are not now, nor will they after the passage of time be, subject to any Lien imposed under Code Section 412(n) by reason of any action, or failure to act, by the Company or any Subsidiary on or prior to the Effective Time.

(vi) Neither the Company nor any Subsidiary has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for any Company Employee, except as required to avoid excise tax under Section 4980B of the Code or pursuant to any individual or group severance arrangement disclosed on Section 3.1(j)(vi) of the Company Disclosure Schedule.

(k) Absence of Certain Changes or Events.  Since December 31, 2006 to the date of this Agreement, (i) each of the Company and, to the Company’s knowledge, its Subsidiaries has conducted its business, in all material respects, only in the ordinary course of business consistent with past practice or as otherwise permitted pursuant to this Agreement, and (ii) there has not been any change, event, condition, circumstance or state of facts, individually or in the aggregate, that would reasonably be expected to have, a Company Material Adverse Effect.

(l) No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities reflected in or reserved against in the Company’s financial statements (together with the related notes thereto) filed with the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement, (iii) liabilities that were incurred in the ordinary course of business since December 31, 2006, (iv) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (v) liabilities that have been discharged or paid in full prior to the date of this Agreement.

(m) Opinion of Financial Advisor.  The Board of Directors of the Company has received the written opinion of the Financial Advisor that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger (other than Parent, Acquisition and their respective subsidiaries and affiliates) is fair from a financial point of view to such holders.

(n) Vote Required.  Assuming the accuracy of the representations set forth in Section 3.2(e), the Required Vote is the only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Law) to adopt this Agreement and to consummate the Merger and perform the other transactions contemplated hereby.

(o) Board Recommendation.  The Board of Directors of the Company, acting upon the recommendation of the Special Committee, at a duly held meeting has, by the vote of those directors present and not abstaining (i) determined that it is in the best interest of the Company and its stockholders (other than holders of shares of Company Common Stock that are affiliates of Parent), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Special Meeting.

(p) Contracts.  The Company has made available to Parent (or Parent has otherwise had access to) correct and complete copies of each contract, agreement, commitment, lease, license, arrangement, instrument or obligation, whether written or oral (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets (excluding Joint Venture properties or assets) is bound, as of the date hereof, that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act or disclosed by the Company on a current report on Form 8-K that has not been filed or incorporated by reference in the Company SEC Documents;

(ii) contain covenants that limit the freedom of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict the ability of the Surviving Corporation) to compete in any business or with any Person or in any area;

(iii) relates to the formation, creation, management or control of any material partnership, limited liability company or other Joint Venture;

(iv) relates to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $1,000,000; and

(v) relates to the acquisition or disposition, directly or indirectly (by merger or otherwise), of all or substantially all of the assets or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $2,500,000.

Each contract of the type described in clauses (i) through (v) above is referred to herein as a “Material Contract.”

Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) none of the Company or, to the Company’s knowledge, any of its Subsidiaries is in breach or default under Material Contract, (B) to the Company’s knowledge, none of the other parties to any such Material Contract is in breach or default thereunder and (C) neither the Company nor, to the Company’s knowledge, any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such Material Contract.

(q) Affiliate Contracts and Affiliated Transactions.  Except for this Agreement and the Merger, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and the Company’s affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(r) Rights Agreement Amendment.  The Company has entered into an amendment to the Rights Agreement pursuant to which the Rights Agreement and the Rights will not be applicable to this Agreement, the Merger and the transactions contemplated hereby.

(s) Antitakeover Statutes.  Assuming the accuracy of the representations set forth in Section 3.2(e), no “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under any U.S. state Law (with the exception of Section 203 of the DGCL) or federal Law applicable to the Company or its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby, and the Board of Directors of the Company has taken all action necessary such that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to the Merger and the other transactions contemplated by this Agreement.

(t) Insurance.  Section 3.1(t) of the Company Disclosure Schedule lists, as of the date hereof, the material insurance policies maintained by the Company and its Subsidiaries during the past 4 years. There is no material claim by the Company or its Subsidiaries pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.

(u) Environmental Matters.  Notwithstanding anything to the contrary in Sections 3.1(f), (g), or (h) of this Agreement, no representations and warranties are made with respect to Environmental Matters other than those set forth in this Section 3.1(u).

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each of the Company, its Subsidiaries and, to the Company’s knowledge, its Joint Ventures is and has been (since the date of its acquisition by the Company, its Subsidiaries or its Joint Ventures) in compliance with all Environmental Laws and has, and is in compliance with, all Company Permits required by Environmental Laws; (B) to the Company’s knowledge, no notice, notification, demand, request for information, citations, summons or order has been received by the Company, its Subsidiaries or its Joint Ventures, no complaint has been filed against the Company, its Subsidiaries or its Joint Ventures, and no penalty has been assessed against the Company, its Subsidiaries or its Joint Ventures, with respect to any matters relating to the Company, any Subsidiary or any Joint Venture and relating to or arising out of any Environmental Law; and (C) to the Company’s knowledge, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, to, on or from any facility or property now or previously owned, leased or operated by the Company, any Subsidiary or any Joint Venture or at, to, on or from any facility or property to which any waste generated by the Company, any Subsidiary or any Joint Venture has been sent.

(ii) As of the date hereof, none of the Company, its Subsidiaries or its Joint Venture owns, leases or operates any properties or facilities in the States of New Jersey or Connecticut.

(v) Labor Matters

(i) The Company and its Subsidiaries are in compliance with all currently applicable Laws respecting employment and employment practices, terms and conditions of employment, employee classification and wages and hours, and are not engaged in any unfair labor practice, except for non-compliance with any of the above that either individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

(ii) Neither the Company nor any of its Subsidiaries has been a party to any collective bargaining agreement or other labor agreement with any union or labor organization and, to the Company’s knowledge, there has not been any activity or proceeding of any labor organization or employee group to organize any such employees. Furthermore: (A) there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board; (B) there are no labor strikes, work slowdowns or work stoppages actually pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries; (C) there are no representation claims or petitions pending before the National Labor Relations Board; and (D) there are no material grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(iii) Neither the Company nor any of its Subsidiaries has (A) effectuated a “plant closing” or a “mass layoff” each (as defined in the Worker Adjustment and Retraining Notification Act “WARN”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (B) engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law similar to WARN that either individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

(w) Real Property

(i) Section 3.1(w)(i) of the Company Disclosure Schedule sets forth a correct and complete list of all real property owned by the Company or its Subsidiaries as of the date hereof (the “Owned Real Property”). Copies of all deeds, existing title insurance policies and surveys pertaining to the Owned Real Property in the possession of or reasonably available to the Company have been made available by the Company to Parent.

(ii) Section 3.1(w)(ii) of the Company Disclosure Schedule sets forth a correct and complete list of all leased real property held by the Company or its Subsidiaries under a lease, sublease or other use or occupancy arrangement (the “Leased Real Property”). Copies of all leases, subleases or other use or occupancy documents relating to the Leased Real Property (including all amendments and other modifications thereof) in the possession of or reasonably available to the Company have been made available by the Company to Parent (or Parent has had access to such documents).

(iii) The Company, and its Subsidiaries have good, valid and marketable, title to all Owned Real Property, subject to Permitted Liens.

(x) Intellectual Property

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company holds all right, title and interest in and to all Company Owned Intellectual Property, free and clear of any Lien (other than Permitted Liens). The Company Owned Intellectual Property and the Licensed Intellectual Property together constitute all the Intellectual Property used or held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries or, to the Company’s knowledge, Joint Ventures has infringed, misappropriated or otherwise violated any Intellectual Property of any third person. To the Company’s knowledge, no Person has infringed, misappropriated or otherwise violated any Company Owned Intellectual Property. The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Company Owned Intellectual Property and to prevent unauthorized access to such confidential Company Owned Intellectual Property.

(iii) Section 3.1(x) of the Company Disclosure Schedule contains a complete and accurate listing, as of the date hereof, of (A) all Company Owned Intellectual Property that is registered (and all applications for registration) and all other Company Owned Intellectual Property (other than trade secrets) that is material to the assets, properties, business, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole and (B) all material agreements that involve the licensing to or from the Company or any of its Subsidiaries of any Company Owned Intellectual Property or any Licensed Intellectual Property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole (other than (1) agreements for off-the-shelf commercial software that are generally available on non-discriminatory pricing terms and (2) non-exclusive trademark licenses granted in the ordinary course of business).

(y) No Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person engaged by the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except for the Financial Advisor (a copy of whose engagement letter has been provided to Parent), whose fees and expenses will be paid by the Company in accordance with the Company’s agreements with such firm.

3.2.  Representations and Warranties of Parent and Acquisition.  Parent and Acquisition hereby jointly and severally represent and warrant to the Company as follows:

(a) Organization, Standing and Power.  Each of Parent and Acquisition is a limited liability company or corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company or corporate power, as applicable, and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where any such failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (defined below). Parent owns beneficially and of record all of the outstanding capital stock of Acquisition free and clear of all Liens.

(b) Authority; No Violations; Consents and Approvals.

(i) Each of Parent and Acquisition has all requisite limited liability company or corporate power, as applicable, and authority to enter into this Agreement and to perform its obligations under this Agreement. Each of Parent’s and Acquisition’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition have been duly authorized by all necessary action on the part of Parent and Acquisition. This Agreement has been duly executed and delivered by Parent and Acquisition and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Acquisition enforceable against them in accordance with its terms except as the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition will not (A) conflict with or violate any provision of the organizational documents of Parent or Acquisition, (B) conflict with, or result in any Violation of any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, or other agreement, obligation, instrument, concession, franchise or license to which Parent or Acquisition is a party or by which any of their properties or assets are bound, (C) assuming that all consents, approvals, authorizations and other actions described in Section 3.2(b)(iii) have been obtained and all filings and obligations described in Section 3.2(b)(iii) have been made or fulfilled, conflict with or violate any Laws or Orders applicable to Parent or Acquisition or their respective properties or assets, except, in the case of clauses (B) and (C) only, for any Violations that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Acquisition to perform its obligations under this Agreement (a “Parent Material Adverse Effect”).

(iii) No consent, approval, franchise, license, order or authorization of, or registration, declaration or filing with, notice, application or certification to, or permit, inspection, waiver or exemption from any Governmental Entity is required by or with respect to Parent or Acquisition in connection with its execution and delivery of this Agreement by Parent or Acquisition or the consummation by Parent or Acquisition of the transactions contemplated hereby, except for (A) compliance with the applicable requirements of the HSR Act, (B) the applicable requirements of the Exchange Act, including the filing of the Schedule 13E-3 relating to the Merger and the transactions contemplated hereby, (C) the filing of the Certificate of Merger and any related documents with the Secretary of State of the State of Delaware, (D) compliance with any applicable requirements of state blue sky, securities or takeover Laws, and (E) such other consents, approvals, franchises, licenses, certificates of need, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Information Supplied.  Parent and Acquisition will use their reasonable best efforts to assure that none of the information to be supplied by Parent and Acquisition specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, on the date it is first mailed to the holders of Company Common Stock or on the Meeting Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) all documents that Parent and Acquisition are responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, neither Parent nor Acquisition makes any representation or warranty with respect to the information supplied or to be supplied by the Company (or any of its affiliates) for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

(d) Litigation.  As of the date hereof, there are no suits claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent, Acquisition or any other of its Subsidiaries, if any, other than any such suit, claim, action, proceeding or investigation that (i) would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or (ii) otherwise prevent or materially delay the performance by Parent or Acquisition of their obligations under this Agreement. As of the date hereof, neither Parent nor any of its Subsidiaries are subject to any Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(e) Ownership of Company Common Stock.  Parent, Acquisition and their respective controlled affiliates do not own, directly or indirectly, beneficially or of record, any shares of Company Common Stock other than de minimus amounts held for passive investment purposes, and none of Parent, Acquisition or their respective controlled affiliates holds any rights to acquire any shares of Company Common Stock except pursuant to this Agreement, or would be considered an “Interested Stockholder” under Section 203 of the DGCL.

(f) Limited Operations of Parent and Acquisition.  Parent and Acquisition were each formed on April 20, 2007 solely for the purpose of engaging in the transactions contemplated hereby. Except for (i) obligations or liabilities incurred in connection with its organization and the transactions contemplated hereby and (ii) this Agreement and any other agreements and arrangements contemplated hereby or entered into in furtherance hereof, neither Parent nor Acquisition has incurred, and prior to the Effective Time will not incur, any obligations or liabilities or engaged in any business activities.

(g) Financing.  Parent has received a fully executed commitment letter, dated as of the date hereof (the “Debt Commitment Letter”) from Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A. (the “Lenders”), pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to provide to Acquisition $525,000,000 (such financing described in the Debt Commitment Letter, the “Debt Financing”). In addition, Parent has received the fully executed commitment letter (the “Equity Commitment Letter” and together with the Debt Commitment Letter, the “Financing Letters”), dated as of the date hereof from Crestview Capital Partners, L.P. (together with its affiliated funds “Crestview”), pursuant to which Crestview has committed, subject to the terms and conditions set forth therein, to provide to Parent cash in the amounts set forth therein in exchange for shares of capital stock of Parent (such amounts provided in exchange for shares of capital stock of Parent, the “Equity Financing” and together with the Debt Financing, the “Financing”). Correct and complete copies of the Financing Letters have been furnished to the Company or its employees, consultants, agents or advisors. As of the date of this Agreement, (i) none of the Financing Letters has been amended or modified and (ii) the respective commitments contained in the Financing Letters have not been withdrawn or rescinded in any respect. The Equity Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. As of the date of this Agreement, the Debt Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Acquisition and, to the knowledge of Parent, the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as set forth in the Financing Letters (the “Disclosed Conditions”) and no Person has any right to impose (i) any condition precedent to such funding other than the Disclosed Conditions nor (ii) any reduction to the aggregate amount available under the Financing Letters on the Closing Date (nor any term or condition which would have the effect of reducing the aggregate amount under the Financing Letters on the Closing Date). Parent has fully paid any and all commitment fees or other fees incurred in connection with the Financing Letters that have become due and payable. Subject to its terms and conditions, the Financing, when funded in accordance with the Financing Letters, will provide funds at the Effective Time sufficient to consummate the Merger and the other transactions contemplated hereby (including payment of all amounts that may become payable under any Company Plan) upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including payment of all amounts under Article II of this Agreement, any fees and expenses payable under the Equity Commitment Letter and the refinancing of any indebtedness of the Company and its Subsidiaries required in connection with the transactions contemplated hereby.

(h) Solvency.  Assuming (i) the satisfaction of the conditions to Parent’s obligation to consummate the Merger (or waiver of such conditions) and (ii) that the representations and warranties of the Company contained in this Agreement (and the bring down thereof in any certificate delivered by the Company pursuant to Section 6.2) are true and correct, and after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any alternative financing, the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in the Debt Commitment Letters and payment of all related fees and expenses, the Surviving Corporation on a consolidated basis will be Solvent at the Effective Time. For the purposes of this Section 3.2(h), the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (x) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (y) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

(i) Guarantee.  Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantee executed by Guarantor. The Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of Guarantor enforceable against the Guarantor in accordance with its terms except as the enforcement thereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(j) No Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person engaged by Parent or Acquisition is or will be entitled to receive from the Company before the Effective Time any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition, except pursuant to the Financing Letters in the event that the Merger is consummated.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1.  Affirmative Covenants of the Company.  During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, except (i) as set forth on Section 4.2 of the Company Disclosure Schedule or as otherwise expressly required or contemplated by this Agreement (including Section 4.2) or (ii) to the extent that Parent shall otherwise consent in writing (which shall not be unreasonably withheld or delayed), the Company shall use its reasonable best efforts to, and shall cause each of its Subsidiaries to use its reasonable best efforts to:

(a) carry on their respective businesses in the ordinary course in the same manner as heretofore conducted;

(b) preserve intact its business organization and goodwill;

(c) maintain in effect all material Company Permits;

(d) retain the services of its officers and key employees; and

(e) maintain its current relationships with customers, suppliers and Persons with which the Company or its Subsidiaries have material business relationships.

4.2.  Negative Covenants of the Company.  During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, except (i) as set forth on Section 4.2 of the Company Disclosure Schedule or as otherwise expressly required or contemplated by this Agreement, (ii) as required by Law or (iii) to the extent that Parent shall otherwise consent in writing (which shall not be unreasonably withheld or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(a) (i) other than, in the case of Subsidiaries, in the ordinary course of business consistent with past practice, declare, set aside or pay dividends on, or make other distributions (whether in cash, stock or property) in respect of, any capital stock or other equity interests of the Company or any of its Subsidiaries, (ii) other than in the case of Subsidiaries, adjust, split, combine or reclassify any capital stock or other equity interests of the Company or any of its Subsidiaries, or, other than, in the case of Subsidiaries, in the ordinary course of business consistent with past practice, issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock of the Company or its Subsidiaries, or (iii) except for the purchase or redemption of equity interests of the Company’s Subsidiaries in the ordinary course of business consistent with past practice and other than as required to comply with Section 2.3, purchase, redeem or otherwise acquire any capital stock or securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other equity interests of the Company (except for the acquisition of shares of Company Common Stock tendered by employees or former employees in connection with a cashless exercise of Company Stock Options or in order to pay taxes in connection with the exercise of Company Stock Options or the lapse of restrictions in respect of Restricted Shares, in each case, pursuant to and to the extent permitted by Company Plans);

(b) except for (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or in connection with other stock-based awards outstanding as of the date hereof including issuances of restricted Common Stock to directors of the Company in amounts consistent with past practice, in each case in accordance with the terms of any Company Plan or the Company ESPP, (B) issuances in accordance with the Rights Plan, (C) as required pursuant to Material Contracts existing as of the date hereof to which the Company or any of its Subsidiaries is a party, or (D) options to purchase up to an aggregate of 30,000 shares of Company Common Stock in connection with the hiring of any new employee at the Company or any Subsidiary of the Company consistent with past practices (provided that the form of options will provide for cash payment in lieu of exercise for change in control), (i) issue, deliver, hypothecate, pledge, sell or otherwise encumber any shares of capital stock, any other voting securities or any securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other voting securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or (ii) amend the terms of any outstanding debt or equity security (including any Company Stock Option or Restricted Share) or any Company Plan other than as required pursuant to Section 4.5 hereunder;

(c) amend its certificate or articles of incorporation or bylaws (or other organizational documents), except for amendments to any such organizational documents of Subsidiaries of the Company that are entered into in the ordinary course of business consistent with past practice;

(d) (i) merge or consolidate with, or acquire any interest or investment in, any Person, material amount of assets or division or unit thereof, other than (A) for acquisitions, pursuant to Material Contracts existing as of the date hereof or described on the Company Disclosure Schedule and other potential acquisitions of interests in Subsidiaries, or any other Person in which the Company or any of its Subsidiaries or any Joint Ventures to which either is a party and has an interest as of the date hereof, (B) for acquisitions of inventory, equipment and raw materials in the ordinary course of business and consistent with past practice or (C) for acquisitions not otherwise covered by the foregoing clauses (A) and (B) with a purchase price (including assumed indebtedness) that does not exceed $10,000,000 individually, or (ii) make any loan, advance or capital contribution to, or otherwise make any investment in, any Person, other than (A) loans or advances to, or investments in, Subsidiaries of the Company, or any other Person in which the Company or any of its Subsidiaries is a party to any Joint Ventures listed on the Company Disclosure Schedule in the ordinary course of business consistent with past practice in an amount that does not exceed $2,500,000 individually or (B) extensions of credit from the Company to its Subsidiaries or any other Person in which the Company or any of its Subsidiaries is a party to any Joint Ventures on arms’ length terms in the ordinary course of business consistent with past practice in an amount that does not exceed $2,500,000 individually;

(e) sell, lease, or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any Joint Venture (or any interest therein) or any of the Company’s or its Subsidiaries’ material assets, other than (A) sales of inventory and other assets in the ordinary course of business consistent with past practice, (B) sales of equity interests in Persons in which the Company or its Subsidiaries own an equity interest or to health systems or other Joint Venture partners in each case, in amounts and on terms and conditions that are in the ordinary course of business consistent with past practice or (C) other dispositions so long as the aggregate value of all assets so disposed does not exceed $5,000,000;

(f) except (A) for increases in the compensation of employees (but not including officers and directors) made in the ordinary course of business and consistent with past practice, (B) as may be required by applicable law or pursuant to any Company Plan or Contract existing on the date of this Agreement or (C) as may otherwise be contemplated by this Agreement, (i) grant to any director, officer or key employee any increase in compensation, severance, termination pay or fringe or other benefits, (ii) enter into any new, or amend (including by accelerating rights or benefits under) any existing employment, indemnification, change of control, severance or termination agreement with any director, officer or key employee, or (iii) establish, adopt or become obligated under any new Company Plan or collective bargaining agreement or amend (including by accelerating rights or benefits under) any such Company Plan or arrangement in existence on the date hereof;

(g) terminate the employment of any employee who is a participant in the Symbion, Inc. Executive Change in Control Severance Plan (other than a termination of any such employee for cause);

(h) assume, incur, endorse or guarantee any indebtedness for borrowed money, other than (A) in connection with drawdowns in the ordinary course of business with respect to existing credit facilities that are Material Contracts existing as of the date hereof, (B) in connection with the refinancing of indebtedness of Subsidiaries of the Company outstanding under instruments existing on the date hereof on terms no less favorable to the Company than the terms of such indebtedness being refinanced and no greater in original principal amount, (C) in respect of indebtedness between the Company and one of its Subsidiaries or any other Person in which the Company or any of its Subsidiaries is a party to any Joint Ventures, on the one hand, and any of its other Subsidiaries, on the other hand (so long as the notes evidencing that indebtedness and any related security for that indebtedness may be pledged by the Company or any of its Subsidiaries to secure indebtedness of the Company or such Subsidiary), or

(D) indebtedness not in excess of $10,000,000 in the aggregate plus the amount of indebtedness set forth in Section 4.2 of the Company Disclosure Schedule incurred in connection with the acquisitions set forth on such Section of the Company Disclosure Schedule;

(i) other than as required by SEC guidelines or GAAP, make any material changes with respect to accounting policies, procedures and practices or to change its fiscal year;

(j) settle or compromise any, litigations, arbitrations or other proceedings (A) involving potential payments by the Company or any of its Subsidiaries of more than $1,000,000 in the aggregate, (B) that admit liability or consent to non-monetary relief such as to prohibit or materially prevent the Company and its Subsidiaries from operating their business as they have historically, (C) the settlement or compromise of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (D) directly relate to this Agreement or the transactions contemplated hereby;

(k) except in a manner consistent with past practice or as required by Law (i) make, change or rescind any tax election; (ii) change an annual tax accounting period; (iii) adopt or change any method of tax accounting; (iv) file any amended Tax Return; (v) file any claims for Tax refunds; (vi) enter into any closing agreements; or (vii) settle or compromise any claim, action, suit, arbitration, investigation, audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy or surrender any right to claim a Tax refund, offset or other reduction of Tax, in each case relating to an amount of taxes not exceeding $500,000;

(l) make any capital expenditures, except for (i) capital expenditures specifically contemplated by the Company’s 2007 budget included with Section 4.2 of the Company Disclosure Schedule or (ii) any other capital expenditures which do not exceed $2,500,000 in the aggregate;

(m) modify, amend, cancel or terminate any Material Contract that is or would be material to the Company and its Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice; or

(n) agree to or make any commitment, whether orally or in writing, to take any actions prohibited by this Section 4.2.

4.3.  Conduct of Business of Parent and Acquisition Pending the Merger.  Each of Parent and Acquisition agrees that, from the date of this Agreement to the Effective Time, it shall not take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Acquisition to consummate the Merger or other transactions contemplated by this Agreement.

4.4.  No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

4.5.  Suspension and Termination of Company ESPP.

The Company shall take all action as is necessary to cause new offerings under the Company’s Employee Stock Purchase Plan (the “Company ESPP”) to be suspended effective as of a date not later than the end of the calendar month of the date of this Agreement, such that the “offering period” ending April 30, 2007 will be the final offering period under the Company ESPP, and, as of the Effective Time and subject to the consummation of the transactions contemplated by this Agreement, the Company shall terminate the Company ESPP.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1.  Access to Information; Confidentiality.  During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior notice, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent and Acquisition (including prospective lenders involved in the Financing or any alternative financing (and their officers, employees, counsel and advisors)), during normal business hours and upon reasonable prior notice, reasonable access, consistent with applicable Law, to all of the Company’s and its Subsidiaries’ properties, books, records, leases, contracts, commitments, officers and employees as such Persons may from time to time reasonably request. In addition, the Company shall use its reasonable best efforts to provide such Persons, if so requested, with reasonable access to its accountants, counsel and other representatives. Notwithstanding the foregoing, Parent and the prospective lenders shall use their reasonable best efforts to conduct any such investigation or consultation in such a manner as not to unreasonably interfere with the business or operations of the Company or its Subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Law or agreement to which the Company or its Subsidiaries is a party. The Confidentiality Agreement dated March 8, 2007 between Crestview Partners, L.P. and the Company (the “Confidentiality Agreement”), has applied and shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby or hereby.

5.2.  No Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (EDT) on May 25, 2007 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, affiliates and other representatives (the “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage Company Acquisition Proposals (including by way of providing access to non-public information, but only pursuant to one or more Acceptable Confidentiality Agreements solely to the extent such Persons receive confidential information about the Company and its Subsidiaries); provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent and (ii) enter into and maintain or continue discussions or negotiations with any Person or group of Persons with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b) Subject to Sections 5.2(c), 5.2(d) and 5.2(e), the Company shall, and shall cause any of its Subsidiaries and shall use reasonable best efforts to cause its Representatives, to (i) on the No-Shop Period Start Date, immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to a Company Acquisition Proposal; and (ii) from the No-Shop Period Start Date until the Effective Time or the earlier termination of this Agreement, not (A) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or (B) grant any release or waiver under any standstill or similar agreement relating to the Company or any of its Subsidiary. Notwithstanding the foregoing, the Company and its Subsidiaries and Representatives may take the actions set forth in clause (A) and (B) above and (x) and (y) in Section 5.2(c) prior to the Company Stockholder Approval with respect to any Person (subject to such Person entering into an Acceptable Confidentiality Agreement solely to the extent that such Person receives confidential information about the Company and its Subsidiaries) that has made a bona fide, written Company Acquisition Proposal prior to the No-Shop Period Start Date that the Board of Directors of the Company or the Special

Committee determines in good faith, after consulting with its financial and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal from such Person and that the failure to take such action could violate its fiduciary duties under applicable Law (such Person an “Excluded Party”); provided that any such Person shall cease to be an Excluded Party for all purposes under this Agreement at such time as any Company Acquisition Proposal made by such Person is withdrawn.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b) that would otherwise restrict any of the Company’s and its Subsidiaries’ or their Representatives’ actions, if at any time after the No-Shop Period Start Date but prior to obtaining Company Stockholder Approval, (i) the Company or any of its Representatives has received a Company Acquisition Proposal from a Person not solicited in violation of this Section 5.2 that the Board of Directors of the Company or Special Committee determines in good faith to be bona fide, and (ii) the Board of Directors of the Company or the Special Committee determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal from such Person and that the failure to take such action could violate its fiduciary duties under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (y) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that with respect to such Person the Company (A) will not, and will not allow its Subsidiaries or its or their Representatives to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement and (B) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure required by applicable Law, but if such disclosure constitutes an Adverse Recommendation Change, it shall have the effects applicable to an Adverse Recommendation Change as otherwise contemplated by this Agreement.

(d) Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i) (A) withdraw (or modify in a manner adverse to Parent and Acquisition), or publicly propose to withdraw (or modify in a manner adverse to Parent and Acquisition), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof that the stockholders of the Company adopt this Agreement, the Merger or the other transactions contemplated by this Agreement, or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any alternative Company Acquisition Proposal, including any Permitted Alternative Agreement (any action described in this clause (A) and (B) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement). Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining Company Stockholder Approval, the Board of Directors of the Company may make an Adverse Recommendation Change (regardless of whether or not in connection with a Company Acquisition Proposal) if the Board of Directors (or the Special Committee, as applicable) determines in good faith (after consultation with outside counsel) that the failure to take such action would violate its fiduciary duties under applicable Law, and such Adverse Recommendation Change shall have the effects applicable to an Adverse Recommendation Change as contemplated by this Agreement. In addition, notwithstanding anything to the contrary in this Agreement, the Company shall not be prohibited from taking the action contemplated by clause (ii) above in connection with the entering into of a Permitted Alternative Agreement in accordance with and subject to Section 5.2(e).

(e) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining Company Stockholder Approval, the Company receives a Company Acquisition Proposal which the Board of Directors of the Company or the Special Committee determines in good faith (after consultation with its independent financial advisors and outside counsel) constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (ii) below, the Board of Directors of the Company or the Special Committee may (x) effect an Adverse Recommendation Change and/or (y) cause the Company to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal (a “Permitted Alternative Agreement”) if the Board of Directors of the Company or the Special Committee determines in good faith, after consultation with outside counsel, that the failure to take such action would violate its fiduciary duties under applicable Law; provided, however that the Company shall not effect an Adverse Recommendation Change pursuant to foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y), unless concurrently with and as a precondition to the effectiveness of such termination the Company pays the Termination Fee payable pursuant to Section 5.3(b); and provided, further, that on or after May 8, 2007, the Board of Directors may not terminate this Agreement pursuant to the foregoing clause (y) with respect to a Permitted Alternative Agreement unless: (i) the Company shall have provided prior written notice to Parent and Acquisition, at least five days in advance (the “Notice Period”), of its intention to so terminate this Agreement (which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal), or to make an Adverse Recommendation Change in connection therewith; and (ii) prior to so terminating this Agreement or making an Adverse Recommendation Change in connection with a Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and Acquisition in good faith (to the extent Parent and Acquisition desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and Acquisition and to comply anew with the requirements of this Section 5.2(e) with respect such new written notice.

(f) After the No-Shop Period Start Date, the Company shall notify Parent promptly after receipt by the Company (or any of its advisors) of any Company Acquisition Proposal received after the No-Shop Period Start Date (including from a Excluded Person the Company remains in discussions with regarding a Company Acquisition Proposal after the No-Shop Period Start Date), any indication that a third party is considering making a Company Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party that may be considering making, or has made, a Company Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the third party making, and the general terms and conditions of, any such Company Acquisition Proposal, indication or request. The Company shall keep Parent informed, on a reasonably current basis, of the status and material details of any such Company Acquisition Proposal.

(g) On and after the No-Shop Period Start Date, the Company shall promptly request that each third party (other than Excluded Parties and such other Persons acquiring confidential information of the Company and its Subsidiaries permitted by Section 5.2(c)), if any, that has executed an Acceptable Confidentiality Agreement within the 12-month period prior to the date hereof in connection with its consideration of any Company Acquisition Proposal return or destroy all confidential information previously furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information). If any such Person fails to provide, as required by the terms of the applicable Confidentiality Agreement between such Person, any certification of the destruction of all confidential information of the Company furnished to such Person and the Company within the time period allotted in the relevant confidentiality agreement (or if no such period is specified, then within a reasonable time period after the date hereof), then the Company shall use its reasonable best efforts to secure its rights and ensure the performance of such other party’s obligations thereunder as promptly as practicable.

5.3.  Fees and Expenses.

(a) Except as otherwise provided in this Section 5.3 and except with respect to claims for damages incurred as a result of a material and willful breach of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. The Company and Parent shall share equally all printing and mailing costs and SEC filing fees in connection with the Proxy Statement and any Schedule 13E-3 related to the transactions contemplated hereby.

(b) In the event of any termination of this Agreement (i) by Parent under Section 7.1(f), or (ii) by the Company under Section 7.1(g), then the Company shall pay to Parent the Termination Fee in cash, by wire transfer of immediately available funds to an account designated by Parent.

(c) In the event of any termination of this Agreement by Parent or the Company under Section 7.1(h) under circumstances in which the Termination Fee is not payable, then the Company shall reimburse Parent as promptly as practicable (but in any event within two business days) following receipt of an invoice and supporting documentation reasonably acceptable to the Company of all of Parent’s actual and reasonably documented third party out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Parent and its affiliates prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Parent Expenses”); provided that in no event shall the amount of Parent Expenses to be reimbursed by the Company hereunder exceed $3,000,000.

(d) The Company shall pay the Termination Fee to Parent (x) in the case of a termination pursuant to Section 7.1(g), on the day and as a precondition to the effectiveness of termination of this Agreement, and (y) in the case of a termination pursuant to Section 7.1(f) as promptly as possible (but in any event within five business days) following termination of this Agreement.

(e) In the event of any termination of this Agreement by the Company pursuant to Section 7.1. (i) , Parent and Acquisition shall pay $12,500,000 to the Company as promptly as possible (but in any event within five business days) following termination of this Agreement, by wire transfer of immediately available funds.

(f) If an Additional Payment Event shall occur, then the Company shall pay to Parent the Additional Payment Fee as promptly as possible (but in any event within five business days following the occurrence of the Additional Payment Event).

(g) Any payment by or on behalf of any party hereto under any of Sections 5.3(b), 5.3(c), 5.3(d), 5.3(e) or 5.3(f) to another party hereto shall be the sole and exclusive remedy of the other such party for damages against the paying party and their respective Affiliates and Representatives with respect to the termination or breach giving rise to that payment.

5.4.  [INTENTIONALLY LEFT BLANK]

5.5.  Indemnification; Directors’ and Officers’ Insurance.

(a) After the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall cause the Surviving Corporation to also advance expenses as incurred to the fullest extent permitted under applicable Law) each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnitee’s service as a director or officer of the Company or its Subsidiaries or services performed by such Indemnitee at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement.

(b) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnitees than are presently set forth in the Company’s Certificate of Incorporation and Amended and Restated Bylaws,

which provisions shall not be amended, repealed or otherwise modified, except as required by applicable Law, in any manner that would adversely affect the rights thereunder of any of the Indemnitees.

(c) As of the Effective Time, the Surviving Corporation shall either (i) obtain and maintain “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to officers’ and directors’ liability insurance and fiduciary liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, to the extent available covering Indemnitees who are currently covered by the Company’s existing officers’ and directors’ or fiduciary liability insurance policies or (ii) maintain such type of insurance (the “D&O Insurance”) for a period of six years after the Effective Time, in each case in amount and scope, and on other terms no less advantageous in the aggregate to such Indemnitees than such existing insurance (copies of which policies have been made available to Parent and Acquisition (or Parent and Acquisition have otherwise had access to)); provided, that the Surviving Corporation will not be required to pay an amount therefor in excess of the multiple set forth on Section 5.5 of the Company Disclosure Schedule of the last annual premium paid prior to the date hereof, which the Company represents and warrants to be equal to the amount set forth in Section 5.5 of the Company Disclosure Schedule (the “Current Premium”); provided, further, that if the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for an amount not in excess of such multiple of the Current Premium as set forth on Section 5.5 of the Company Disclosure Schedule. At the election of the Company, the Company may, with the consent of Parent (such consent not to be unreasonably withheld) obtain the “tail” insurance contemplated by (i) above on or prior to the Effective Time.

(d) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person (including by dissolution), proper provisions shall be made so that such Person assumes the obligations set forth in this Section 5.5.

(e) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (wither arising before, at or after the Effective Time) is made against any Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.5 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(f) This Section 5.5, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the Company, the Surviving Corporation and the Indemnitees, each of whom may enforce the provisions of this Section 5.5 (whether or not parties to this Agreement). The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnitee is entitled, whether pursuant to Law, contract or otherwise. Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.

5.6.  Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including the provisions of Section 5.2), each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable Law or otherwise, to consummate and make effective the transactions contemplated by this Agreement.

(b) Parent and Acquisition shall use reasonable best efforts to arrange the Debt Financing as promptly as practicable taking into account the Termination Date on the terms and conditions described in the Debt Commitment Letter, including their reasonable best efforts to (i) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained therein (including any related flex provisions) or on other terms and conditions no less favorable to Parent and Acquisition, including with respect to conditionality, (ii) maintain in effect the Financing commitments, (iii) satisfy on a timely basis all conditions applicable to Parent and Acquisition in such definitive agreements that are within their respective control (including by consummating the Equity Financing pursuant to the terms of the Equity Commitment Letter), (iv) consummate the Financing at or prior to the Closing, and (v) enforce their rights under the Debt Commitment Letter. In the event that any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms, taken as whole, that are no more adverse to Parent and the Company as promptly as practicable following the occurrence of such event but in no event later than the last day of the Marketing Period. In furtherance of the provisions of this Section 5.6(b), one or more Debt Commitment Letters may be amended, restated, supplemented or otherwise modified or superseded at the option of Parent after the date of this Agreement but prior to the Effective Time by instruments (the “New Financing Letters”) which replace the existing Debt Commitment Letters and/or contemplate co-investment by or financing from one or more other or additional parties; provided, that the terms of the New Financing Letters (a) shall not expand upon the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letters, (b) shall not reasonably be expected to delay or hinder the Closing, (c) reduce the aggregate amount of available Debt Financing and (d) are no less favorable to Parent, the Surviving Corporation or Acquisition in any material respect than the terms set forth in the Debt Commitment Letters. In such event, the term “Debt Commitment Letters” as used herein shall be deemed to include the Debt Commitment Letters that are not so superseded at the time in question and the New Financing Letters to the extent then in effect. For purposes of this Agreement, “Marketing Period” shall mean the first period of 20 consecutive business days (A) during which (1) Parent shall have the Required Information that the Company is required to provide Parent pursuant to Section 5.6(c) (the 45 day period specified in subclause (ii) therein running concurrently with the 20 consecutive business days in this definition of “Marketing Period”) and (2) no event has occurred and no conditions exist that would cause any of the conditions set forth in Section 6.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive business day period, and (B) the conditions set forth in Section 6.1 have been satisfied (other than conditions that by their nature can only be satisfied at the Closing).

(c) The Company agrees to provide, and shall cause its Subsidiaries to provide and shall use its reasonable best efforts to cause its Representatives to provide, all cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in a reasonable number of meetings, drafting sessions, due diligence sessions, “road shows” and sessions with rating agencies, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries (the “Required Information”) as may be reasonably requested by Parent, including audited financial statements for the Company for each of the three fiscal years ended December 31, 2004, 2005 and 2006, and unaudited financial statements for each fiscal quarter ended after December 31, 2006 and at least 45 days prior to the Effective Time (and the comparable period in the prior year), which interim financial statements shall have been reviewed by the independent accountants of the Company as provided in Statement of Auditing Standards No. 71 or 100 and all other financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in the offering memoranda for private placements under Rule 144A of the Securities Act, (iii) reasonably assisting Parent and its financing sources in the preparation of (A) any offering document for any financing to be raised to complete the Merger and (B) materials for rating agency presentations, (iv) reasonably facilitating the pledging of collateral, (v) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys, and title insurance as may be reasonably requested by Parent, and (vii) providing and executing customary documents as may be reasonably requested by Parent, including a customary solvency certificate by the executive financial officer of the Company at Closing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company, its Subsidiaries and their Representatives in connection with such cooperation.

5.7.  Publicity.  Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 5.2 or Article VII, so long as this Agreement is in effect, the parties will, to the maximum extent practicable, consult with each other before issuing any press release or other public announcement or releasing or using any document or taking any action that would require a filing obligation under Rule 14a-6(b) or Rule 14a-12(b) of the Exchange Act, in each case, pertaining to the Merger, the Financing or this Agreement. The parties have agreed that the Company may issue the press release attached hereto as Exhibit A promptly following the execution and delivery of this Agreement.

5.8.  Consents and Approvals; Antitakeover Laws.

(a) Parent, Acquisition and the Company shall cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, agreements, commitments, leases, licenses, arrangements, instruments or obligations, in connection with the consummation of the transactions contemplated hereby and (ii) seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the generality of the foregoing, each of the parties hereto shall file or cause to be filed with the FTC and the Antitrust Division any notification required to be filed by it or its “ultimate parent” company under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated by this Agreement. Such parties will use their reasonable best efforts to make such filings promptly (but in any event, with respect to the filing with the FTC and the Antitrust Division, no later than 15 business days after the date hereof) and to respond on a timely basis to any requests for additional information made by either of such agencies. Each of the parties hereto agrees to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective Representatives, on the one hand, and the FTC, the Antitrust Division or any other Governmental Entity or members or their respective staffs, on the other hand, with respect to the Merger. Without limiting the foregoing, the parties shall request and use reasonable best efforts to obtain early termination of the waiting period provided for in the HSR Act.

(b) Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use its reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity or any third parties required to be obtained or made by Parent, Acquisition or the Company or any of their respective affiliates in connection with the Merger or the taking of any other action contemplated by this Agreement.

(c) Each party hereto agrees to furnish the other with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entities, including any filings necessary under the provisions of the HSR Act.

(d) In furtherance and not in limitation of the covenants of the parties contained above in this Section 5.8, if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the Antitrust Division or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Acquisition and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby; provided, however, that, notwithstanding anything in this Agreement to the contrary, the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include and no party shall be required to, and the Company may not (without the prior written consent of Parent) (i) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with any challenges described above or (ii) (A) divest or otherwise hold separate at the request of any Governmental Entity (including by establishing a trust or otherwise), or (B) take any other material action (or otherwise agree to do any of the foregoing), in each case, with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective affiliates’ businesses, assets or properties in resolution of such challenges.

(e) Without limiting the foregoing, the Company and its Board of Directors shall (i) use their reasonable best efforts to take all action necessary or otherwise reasonably requested by Parent or Acquisition to exempt the Merger from the provisions of any applicable takeover, business combination, control share acquisition or similar Law and (ii) if any takeover, business combination, control share acquisition or similar Law becomes applicable to this Agreement or the Merger, use their reasonable best efforts to take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

5.9.  Notification of Certain Matters.  From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall give prompt oral and written notice to each other party of (a) any written notice or other written communication, or other notice or communication of which the Company’s officers identified on Section 9.5 of the Company Disclosure Schedule have knowledge, in each case, from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, or (c) knowledge of any actions, suits, claims, investigations or proceedings commenced or threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed under this Agreement or that relate to the consummation of the transactions contemplated by this Agreement. The Company shall provide prompt oral and written notice to Parent in the event the Company becomes aware of any intentional breach of the material terms of Sections 5.2 by any of the directors of the Company, the Company’s chairman, chief executive officer or chief financial officer, or by the Company’s senior banking advisors at Bear Stearns. The delivery of any notice pursuant to this Section 5.9 is for informational purposes and shall not limit or otherwise affect the remedies available hereunder to any party or parties receiving such notice.

5.10.  Preparation of the Proxy Statement; Special Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall prepare in accordance with the provisions of the Exchange Act and file with the SEC the Proxy Statement, and the parties hereto shall prepare in accordance with the provisions of the Exchange Act and file with the SEC the Schedule 13E-3. The parties will cooperate with each other in connection with the preparation of the Proxy Statement and the Schedule 13E-3. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC and mailed to its stockholders as promptly as reasonably practicable after such filing, and the parties hereto will use their reasonable best efforts to have the Schedule 13E-3 cleared by the SEC as promptly as practicable after such filing. The Company will as promptly as reasonably practicable notify Parent of (i) the receipt of any oral or written comments from the SEC and (ii) any request by the SEC for any amendment to the Proxy Statement or the Schedule 13E-3 or for additional information. The parties hereto shall provide each other with reasonable opportunity to review and comment on drafts of the Proxy Statement (including each amendment or supplement thereto) and the Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, the parties will cooperate with each other in connection with the preparation of an appropriate amendment or supplement describing such information, which amendment or supplement will be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

(b) Subject to the terms and conditions of this Agreement (including the provisions of Section 5.2), the Company shall, acting through its Board of Directors and in accordance with applicable Law and the Certificate of Incorporation and Bylaws of the Company, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as promptly as reasonably practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger and, subject to Section 5.2(d), shall use its reasonable best efforts to obtain the Company Stockholder Approval; provided that the Company shall not be required to call or give notice of the Special Meeting prior to the No-Shop Period Start Date.

ARTICLE VI

CONDITIONS PRECEDENT

6.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, where permitted by applicable Law, by each party hereto prior to the Effective Time of the following conditions:

(a) This Agreement shall have been adopted at the Special Meeting (or an adjournment or postponement thereof) by the Required Vote.

(b) Any applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated.

(c) No Order or Law shall be in effect that prohibits or restrains the consummation of the Merger.

(d) The state notices, applications, approvals, consents or determination letters set forth on Section 6.1(d) of the Company Disclosure Schedule (the “Required Consents”) contemplated in connection with the change of control of any ambulatory surgical center or hospital of the Company, any Subsidiary or any Joint Venture shall have been made or obtained as contemplated by such schedule except to the extent that such ambulatory surgery centers or hospitals for which such state notices, applications, approvals, consents or determination letters have not been made or obtained represent less than 4.5% of the aggregate three-month EBITDA (less minority interest expense) for all such facilities calculated in accordance with the schedule provided to Parent and Acquisition.

Notwithstanding the foregoing, if the conditions set forth in this Section 6.1 and Section 6.2 have been satisfied but all of the Required Consents have not been made or obtained, then Parent may elect by written notice (the “Extension Notice”) delivered on or 2 business days after such date, not to consummate the Closing until the earlier of (x) 5 business days after the date that all of the Required Consents have been obtained or made, (y) the sixtieth day following delivery of the Extension Notice and (z) 5 business days prior to the Termination Date (such earlier date, the “Required Consent Closing Date”).

6.2.  Conditions to the Obligation of Parent and Acquisition to Effect the Merger.  The obligation of Parent and Acquisition to effect the Merger is further subject to the following conditions, any or all of which may be waived, in whole or in part by Parent and Acquisition, on or prior to the Effective Time, to the extent permitted by applicable Law:

(i) Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (provided that (x) to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date, and (y) any representation or warranty of the Company contained herein that is subject to a materiality, Company Material Adverse Effect, knowledge or similar qualification shall not be qualified for purposes of this clause (without affecting Section 3.01(k)), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,

(ii) the Company shall have performed in all material respects the material obligations required to be performed by it under this Agreement on or prior to the Closing Date, and

(iii) Parent shall have received a certificate signed by the chief executive officer of the Company to the foregoing effects.

6.3.  Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the following conditions, any or all of which may be waived, in whole or in part by the Company, on or prior to the Effective Time, to the extent permitted by applicable Law:

(i) Each of the representations and warranties of the Parent and Acquisition set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (provided that (x) to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date and (y) any representation or warranty of the Parent and Acquisition contained herein that is subject to a materiality, Parent Material Adverse Effect, knowledge or similar qualification shall not be qualified for purposes of this clause) except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect,

(ii) Parent and Acquisition shall have performed in all material respects the material obligations required to be performed by them under this Agreement on or prior to the Closing Date, and

(iii) the Company shall have received a certificate signed by an officer of Parent to the foregoing effect.

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1.  Termination and Abandonment.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of Company Stockholder Approval:

(a) by mutual written consent of the Company, Parent and Acquisition;

(b) by Parent or the Company, if any court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order or other action shall have become final and non-appealable;

(c) by Parent or the Company, if the Effective Time shall not have occurred on or before 5:00 p.m., Eastern Standard Time, on October 31, 2007 (such date and time, the “Termination Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill or breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(d) by Parent, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.2. (i) would not be satisfied, or (ii) the Company shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.2. (i) would not be satisfied (in either case, other than as a result of a breach by Parent or Acquisition of any of their respective obligations under this Agreement that would cause the conditions set forth in Section 6.2. to not be satisfied) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such twenty-day period extend beyond the second day preceding the Termination Date);

(e) by the Company, if (i) any of the representations and warranties of Parent and Acquisition contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.3(i) would not be satisfied, or (ii) Parent or Acquisition shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 6.3(ii) would not be satisfied (in either case, other than as a result of a breach by the Company of any of its obligations under this Agreement that would cause the conditions set forth in Section 6.3. to not be satisfied) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty days after Parent has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such twenty-day period extend beyond the earlier of (x) the second day preceding the Termination Date and (y) in the case of a breach in connection with obtaining proceeds pursuant to the Financing or using such proceeds as contemplated hereunder, the final day of the Marketing Period);

(f) by Parent, if (i) the Board of Directors or any committee thereof shall have made an Adverse Recommendation Change, (ii) the Board of Directors of the Company shall have failed to include a recommendation in the Proxy Statement that the Company’s stockholders approve the Merger or (iii) there shall have occurred an intentional breach of any material term of Section 5.2 by any of the directors of the Company, the Company’s chairman, chief executive officer or chief financial officer or by the Company’s senior banking advisors at Bear Stearns, and, in the case of this clause (iii), the Parent terminates this Agreement within 10 days of such action;

(g) by the Company, in accordance with the terms of Sections 5.2(e) and 5.3;

(h) by Parent or the Company, if the Special Meeting is held and the Company fails to obtain Company Stockholder Approval at the Special Meeting (or any reconvened meeting after any adjournment or postponement thereof); or

(i) by the Company, if all of the conditions set forth in Sections 6.1 and 6.2 (other than the condition in Section 6.2(iii)) have been satisfied and Parent has failed to consummate the Merger no later than 10 calendar days after the end of the Marketing Period (or, in the event the Extension Notice has been delivered to the Company, no later than the Required Consent Closing Date).

Any party desiring to terminate this Agreement pursuant to the terms hereof shall give written notice of such termination to the other parties.

7.2.  Effect of Termination.  In the event of any termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no further liability or obligation hereunder on the part of any party hereto or their respective affiliates, officers, directors or stockholders, except that (a) the last sentence of Section 5.1, Section 5.3, this Section 7.2 and Article VIII shall survive such termination (as well as the Guarantee referred to herein) and (b) no such termination shall relieve any party from liability for a material and willful breach of any provision hereof.

ARTICLE VIII

DEFINITIONS

8.1.  Definitions.

For purposes of this Agreement the following terms have the respective meanings set forth below.

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that contains provisions which are no less favorable to the Company in any material respect than those contained in the Confidentiality Agreement.

“Acquisition” shall have the meaning set forth in the Preamble.

“Acquisition Common Stock” shall have the meaning set forth in Section 2.1 hereof.

“Additional Payment Event” means the termination of this Agreement pursuant to Section 7.1(h) but only if (i) prior to the Special Meeting a Company Acquisition Proposal shall have been made and publicly disclosed and (ii) within 12 months following the date of such termination the Company merges with or into, or is acquired, directly or indirectly, by merger, tender offer or otherwise by, a third party as a result of which the Company Common Stock is converted into the right to receive cash or securities of a third party.

“Additional Payment Fee” means, (i) if the Additional Payment Event results in the stockholders of the Company receiving proceeds in the form of cash or securities of a third party (or a combination thereof)

having a value at the time of the Special Meeting in excess of $22.35 per share of Company Common Stock, an amount equal to $12,500,000 minus the amount of Parent Expenses and (ii) if the Additional Payment Event results in the stockholders of the Company receiving proceeds in the form of cash or securities of a third party (or a combination thereof) having a value at the time of the Special Meeting of $22.35 or less per share of Company Common Stock, an amount equal to $5,000,000 minus the amount of Parent Expenses.

“Adverse Recommendation Change” shall have the meaning set forth in Section 5.2(d) hereof.

“Agreement” shall have the meaning set forth in the Preamble.

“Antitrust Division” shall mean the Antitrust Division of the Department of Justice.

“Capitalization Date” shall have the meaning set forth in Section 3.1(b)(i) hereof.

“Certificate” shall have the meaning set forth in Section 2.1(e) hereof.

“Certificate of Merger” shall have the meaning set forth in Section 1.3 hereof.

“Closing” shall have the meaning set forth in Section 1.2 hereof.

“Closing Date” shall have the meaning set forth in Section 1.2 hereof.

“Code” shall have the meaning set forth in Section 2.2(g) hereof.

“Company” shall have the meaning set forth in the Preamble.

“Company Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person or group of Persons relating to any direct or indirect acquisition or purchase of a business or assets that constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of the Company Common Stock, any tender offer or exchange offer or other transaction that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the outstanding Company Common Stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), other than the transactions contemplated by this Agreement.

“Company Common Stock” shall have the meaning set forth in Section 2.1 hereof.

“Company Disclosure Schedule” shall have the meaning set forth in Section 3.1. hereof.

“Company Employees” shall have the meaning set forth in Section 3.1(j)(i) hereof.

“Company ESPP” shall have the meaning set forth in Section 4.5. hereof.

“Company Litigation” shall have the meaning set forth in Section 3.1(h) hereof.

“Company Material Adverse Effect” shall mean any Effect that would have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any Effect resulting from (1) any Effect affecting the United States economy generally, (2) changes in GAAP or proposed changes in Law, (3) the announcement of this Agreement or the pendency or consummation of the Merger and/or the other transactions contemplated hereby (but only to the extent that such Effect has been proximately caused by such announcement or consummation), including any legal proceedings made or brought by any current or former stockholders of the Company or any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries, (4) the identity of Parent or any of its affiliates as the acquirer of the Company, (5) compliance with the terms of, or the taking of any action required by, this Agreement or consented to by Parent or Acquisition, (6) changes in the price or trading volume of the Company Common Stock or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that, in each case, the underlying causes of such changes in price or volume or such failure nonetheless shall be considered in determining whether there is a Company Material Adverse Effect), or (7) any outbreak or escalation of hostilities, any occurrence or threat of acts commonly referred to as terrorist attacks or any armed hostilities associated therewith or any escalation thereof, unless, in the case of each of clauses (1) and (7) above, such Effects have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other comparable participants in the industry in which the Company and its Subsidiaries operate.

“Company Owned Intellectual Property” shall mean all Intellectual Property that is owned by the Company or one of its Subsidiaries, including any registrations thereof and pending applications therefor.

“Company Permit” shall have the meaning set forth in Section 3.1(g) hereof.

“Company Plan” shall have the meaning set forth in Section 3.1(j)(i) hereof.

“Company SEC Documents” shall have the meaning set forth in Section 3.1(d)(i) hereof.

“Company Stock Options” shall have the meaning set forth in Section 2.3(a) hereof.

“Company Stockholder Approval” shall have the meaning set forth in Section 3.1(c)(i) hereof.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.1. hereof.

“Contract” shall have the meaning set forth in Section 3.1(p) hereof.

“Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of March 21, 2005, as amended by the First Amendment to the Amended and Restated Credit Agreement, dated April 4, 2006, among the Company, the Subsidiaries of the Company named therein, Bank of America, N.A., Credit Suisse First Boston, Keybank National Association, and the other lenders party thereto, as the same has been amended or modified.

“Current Premium” shall have the meaning set forth in Section 5.5(c) hereof.

“DGCL” shall have the meaning set forth in the Recitals.

“Debt Commitment Letter” shall have the meaning set forth in Section 3.2(g) hereof.

“Debt Financing” shall have the meaning set forth in Section 3.2(g) hereof.

“Disclosed Conditions” shall have the meaning set forth in Section 3.2(g) hereof.

“Dissenting Shares” shall have the meaning set forth in Section 2.1(d) hereof.

“D&O Insurance” shall have the meaning set forth in Section 5.5(c) hereof.

“Effect” shall mean any fact, circumstance, event, change, effect or occurrence.

“Effective Time” shall have the meaning set forth in Section 1.3 hereof.

“Environmental Laws” means any federal, state or local Law, treaty, judicial decision, judgment, order, decree, injunction, permit or governmental requirement relating to human health and safety, the environment, including the regulation of pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Equity Commitment Letter” shall have the meaning set forth in Section 3.1. (g) hereof.

“Equity Financing” shall have the meaning set forth in Section 3.2(g) hereof.

“ERISA” shall have the meaning set forth in Section 3.1(j)(i) hereof.

“ERISA Affiliate” shall have the meaning set forth in Section 3.1(j)(iii) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Party” shall have the meaning set forth in Section 5.2(b) hereof.

“Excluded Shares” shall have the meaning set forth in Section 2.1(b) hereof.

“Financial Advisor” shall mean Bear, Stearns & Co., Inc.

“Financing” shall have the meaning set forth in Section 3.2(g) hereof.

“Financing Letters” shall have the meaning set forth in Section 3.2(g) hereof.

“FTC” shall mean the Federal Trade Commission.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, tribunal, judicial body, arbitrator, stock exchange, administrative or regulatory agency, self-regulatory organization, body or commission or other governmental or quasi-governmental authority or instrumentality, whether local, state or federal, domestic or foreign.

“Guarantee” shall have the meaning set forth in the Recitals.

“Guarantor” shall have the meaning set forth in the Recitals.

“Hazardous Substances” means (i) any pollutant, contaminant, waste or chemical, (ii) any toxic, radioactive, infectious, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or (iii) any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including biological waste, asbestos-containing materials, mold, petroleum, its derivatives, by-products and other hydrocarbons regulated under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnitees” shall have the meaning set forth in Section 5.5(a) hereof.

“Intellectual Property” shall mean all patents, copyrights, trade secrets, trademarks, trade names, service marks, brand names, trade dress, domain names, urls, and all other proprietary intellectual property rights of any kind or nature, in any form, throughout the world, including all goodwill associated with any of the foregoing.

“Joint Ventures” shall mean the entities set forth in Schedule 8.1(a) hereof.

“Law” shall mean any statute, law (including common law), ordinance, rule or regulation of a Governmental Entity.

“Leased Real Property” shall have the meaning set forth in Section 3.1. (w) (ii) hereof.

“Licensed Intellectual Property” shall mean all Intellectual Property owned by a third party and licensed or sublicensed to either the Company or any Subsidiary.

“Liens” shall have the meaning set forth in Section 3.1(b)(iii) hereof.

“Marketing Period” shall have the meaning set forth in Section 5.6. (b) hereof.

“Material Contract” shall have the meaning set forth in Section 3.1. (p) (v) hereof.

“Meeting Date” shall have the meaning set forth in Section 3.1(e) hereof.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c) hereof.

“Merger Fund” shall have the meaning set forth in Section 2.2(a) hereof.

“New Financing Letters” shall have the meaning set forth in Section 5.6(b) hereof.

“No-Shop Period Start Date” shall have the meaning set forth in Section 5.2(a) hereof.

“Notice Period” shall have the meaning set forth in Section 5.2(e) hereof.

“Order” shall mean any writ, judgment, decree, temporary restraining order, temporary or permanent injunction, stay, ruling or order of any Governmental Entity.

“Owned Real Property” shall have the meaning set forth in Section 3.1. (w) (i) hereof.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Expenses” shall have the meaning set forth in Section 5.3(c) hereof.

“Parent Material Adverse Effect” shall have the meaning set forth in Section 3.2(b)(ii) hereof.

“Paying Agent” shall have the meaning set forth in Section 2.2(a) hereof.

“Permitted Alternative Agreement” shall have the meaning set forth in Section 5.2(e) hereof.

“Permitted Liens” shall mean (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings (for which adequate accruals or reserves have been established on the Company’s books) in accordance with GAAP); (ii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that are being contested in good faith and by appropriate proceedings (for which adequate accruals or reserves have been established on the Company’s books in accordance with GAAP); (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (v) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not materially detract from the value or materially adversely affect any present use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries or Joint Ventures; and; (vi) any Liens granted as collateral for the obligations under the Credit Agreement; and (vii) any other Liens that do not materially detract from the value or materially interfere with any present use or benefit to the owner of the assets or properties subject to such Liens.

“Person” shall mean any natural person, firm, partnership, limited liability company, joint venture, business trust, trust, association, corporation, company, unincorporated entity or other entity.

“Preferred Stock” shall have the meaning set forth in Section 3.1(b)(i) hereof.

“Proxy Statement” shall have the meaning set forth in Section 3.1(c)(iii) hereof.

“Representatives” shall have the meaning set forth in Section 5.2(a) hereof.

“Required Information” shall have the meaning set forth in Section 5.6. (c) hereof.

“Required Vote” shall have the meaning set forth in Section 3.1(c)(i) hereof.

“Restricted Shares” shall have the meaning set forth in Section 2.3(b) hereof.

“Rights” shall have the meaning set forth in Section 3.1(b)(i) hereof.

“Rights Agreement” shall have the meaning set forth in Section 3.1(b)(i) hereof.

“Schedule 13E-3” shall have the meaning set forth in Section 3.1(c)(iii) hereof.

“Securities Act” shall mean the Securities Act of 1933, and the rules and regulations of the SEC promulgated thereunder.

“Series A Junior Preferred Stock” shall have the meaning set forth in Section 3.1(b)(i) hereof.

“Special Committee” shall have the meaning set forth in the Recitals.

“Special Meeting” shall have the meaning set forth in Section 5.10. (b) hereof.

“Stock Plans” shall have the meaning set forth in Section 2.3(a) hereof.

“Subsidiary” shall mean, with respect to any party, any Person (A) of which such party or any other Subsidiary of such party is a general partner, (B) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is held directly or indirectly by such party or (C) of which more than 50% of the equity interests (or economic equivalent) of such Person are, directly or indirectly, owned or controlled by such party.

“Superior Proposal” shall mean any bona fide, written Company Acquisition Proposal that the Board of Directors of the Company or the Special Committee in good faith determines by a majority vote (based on such matters as it deems relevant, including the advice of its independent financial advisor and outside counsel, and after taking into account all legal, financial (including any break-up fees, expense reimbursement provisions, and any financing terms of any such proposal), regulatory or other aspects of such proposal, including the likelihood of completion and proposed conditions to Closing), would, if consummated, result in a transaction that is more favorable to the stockholders of the Company, from a financial point of view, than the transactions contemplated hereby; provided that for purposes of the definition of “Superior Proposal”, the references to “15% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “a majority”.

“Surviving Corporation” shall have the meaning set forth in Section 1.1 hereof.

“Taxes” shall have the meaning set forth in Section 3.1(i) hereof.

“Tax Returns” shall have the meaning set forth in Section 3.1(i) hereof.

“Termination Date” shall have the meaning set forth in Section 7.1(c) hereof.

“Termination Fee” shall mean (i) $5,000,000, in the event that the Agreement is terminated by (A) the Company pursuant to Section 7.1(g) in order to enter into a Permitted Alternative Agreement with an Excluded Party or (B) Parent pursuant to Section 7.1(f) in a circumstance in which the event giving rise to the right of termination is based on an Adverse Recommendation Change having occurred in response to a Company Acquisition Proposal by an Excluded Party and (ii) $12,500,000 in the case of termination for any other reason under Section 7.1(g) or 7.1(f).

“Violation” shall have the meaning set forth in Section 3.1(c)(ii) hereof.

“WARN” shall have the meaning set forth in Section 3.1. (v) (iii) hereof.

ARTICLE IX

MISCELLANEOUS

9.1.  Survival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time except for covenants and agreements that contemplate performance after the Effective Time (which covenants and agreements shall survive in accordance with their terms), and then only to such extent.

9.2.  No Other Representations and Warranties.  Except for the representations and warranties contained in this Agreement, each of Parent and Acquisition acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent or Acquisition in connection with the transactions contemplated hereunder. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Acquisition or any other Person resulting from the distribution to Parent or Acquisition, or Parent’s or Acquisition’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Acquisition (or Parent or Acquisition have otherwise had access to) in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement or otherwise, unless any such information is expressly included in a representation or warranty contained in this Agreement.

9.3.  Specific Performance.  The parties hereto acknowledge and agree that any breach or threatened breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

9.4.  Notices.  Any notice or communication required or permitted hereunder shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to electronic confirmation of such facsimile transmission and the sending (on the date of such facsimile transmission) of a confirmation copy of such facsimile by nationally recognized overnight courier service or by certified or registered mail, postage prepaid). Any such notice or communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) one business day after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, or (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (EDT) on any business day or the next succeeding business day if sent by facsimile after 5:00 p.m. (EDT) on any business day or on any day other than a business day (subject to a confirmation of receipt), in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

if to Parent or Acquisition, to it:

Symbol Acquisition, L.L.C.
c/o Crestview Capital Partners, L.P.
667 Madison Avenue
New York, New York 10021
Attn: Thomas S. Murphy, Jr.
Facsimile: (212) 906-0750

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attn: John D. Amorosi, Esq.
Facsimile: (212) 450-3010

if to the Company, to:

Symbion, Inc.
40 Burton Hills Boulevard, Suite 500
Nashville, Tennessee 37215
Attn: Richard E. Francis
Facsimile: (615) 234-5999

with a copies to:

Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, New York 10022
Attn: Patrick Dooley, Esq.
      David D’Urso, Esq.
Facsimile: (212) 872-1002

and

Waller Lansden Dortch & Davis LLP
511 Union Street, Suite 2700
Nashville, Tennessee 37219
Attn: J. Reginald Hill, Esq.
      Donald R. Moody, Esq.
Facsimile: (615) 244-6804

9.5.  Interpretation.  As used herein, the words “hereof”, “herein”, “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “Article” and “Section” are references to the articles and sections of this Agreement unless otherwise specified. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. Unless otherwise provided herein, each accounting term used in this Agreement has the meaning given to it in accordance with GAAP. As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. When used herein, the phrase “to the Company’s knowledge” means the actual knowledge of the persons set forth in Section 9.5 of the Company Disclosure Schedule, and the phrase “to the knowledge of” when made with respect to a Person other than the Company means the actual knowledge of the officers and directors of such Person and such Person’s Subsidiaries and other individuals who have similar powers and duties as the officers of such Persons. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement or statute referred to herein means such agreement or statute as from time to time amended, qualified or supplemented, including, in the case of statutes, by succession of comparable successor statutes. References to the Securities Act and to the Exchange Act are also references to the rules and regulations of the SEC promulgated thereunder. References to a Person are also to its successors and permitted assigns. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

9.6.  Counterparts.  This Agreement may be executed in two or more counterparts (and may be delivered by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.7.  Entire Agreement; No Third Party Beneficiaries.  This Agreement, including the schedules and exhibits hereto, together with the confidentiality and nondisclosure provisions of the Confidentiality Agreement and the Guarantee, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof (other than the confidentiality and nondisclosure provisions of the Confidentiality Agreement which shall survive the execution and delivery of this Agreement). This Agreement shall be binding upon and inure to the benefit of each party hereto and to their respective successors and permitted assigns. Except as provided in Section 5.5 nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8.  Amendment.  This Agreement may be amended, modified or supplemented, only by written agreement of Parent, Acquisition and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided that after Company Stockholder Approval is obtained, no term or condition contained in this Agreement shall be amended or modified in any manner that by Law requires further approval by the stockholders of the Company without so obtaining such further stockholder approval; and provided further, that on and after the Effective Time, Section 5.5 may not be amended without the consent of each Indemnitee.

9.9.  Waiver.  At any time prior to the Effective Time, either party hereto (for the purposes of this Section 9.9 treating the Company as one party and Parent and Acquisition, together, as another party) may, to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts required hereby by the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto by the other party and (c) waive compliance with any of the agreements or conditions contained herein by the other party. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.10.  Governing Law.  This Agreement, and all claims arising hereunder or relating hereto or to the negotiation or performance hereof, shall be governed and construed and enforced in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of Law thereof that would cause the Law of any other jurisdiction to be applied.

9.11.  Submission to Jurisdiction.  In any proceeding, between any of the parties hereto arising out of and relating to this Agreement, each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery or, in the event (but only in the event) such court does not have complete subject matter jurisdiction, any other court of the State of Delaware or the United States District Court for the District of Delaware. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding between the parties arising out of or relating to this Agreement in the Delaware Court of Chancery or, if such court does not have complete subject matter jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4 in connection with such action between the parties. Nothing in this Section 9.11 shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

9.12.  WAIVER OF TRIAL BY JURY.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK OR ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13.  Assignment.  No party hereto shall assign or otherwise transfer this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that any party may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment (x) shall not relieve such party of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to such party and (y) such assignment shall not inhibit or delay the Closing. Any attempted assignment or transfer in violation of the foregoing shall be null and void.

9.14.  Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction, by final judgment no longer subject to review, to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as neither the economic nor legal substance of the transactions contemplated herein is affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

9.15.  Certain Other Matters.

Notwithstanding the lead-in to Article III hereof, in no event (a) shall any information solely contained in any section of any Company SEC Document filed prior to the date hereof entitled “Risk Factors” or “Forward-Looking Statements” (without additional disclosure otherwise set forth in the Company Disclosure Schedule) be deemed to be an exception to (or, as applicable, a disclosure for purposes of) any representation(s) and warranty(ies) of the Company that is contained in this Agreement and (b) shall any other information contained in any section of any Company SEC Document filed prior to the date hereof be deemed to be an exception to (or, as applicable, a disclosure for purposes of) and representation(s) and warranty(ies) of the Company that is contained in this Agreement, except for factual statements included in the Company SEC Documents (excluding subjective opinions or judgments of management).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

THE COMPANY:

SYMBION, INC.

By:	/s/ Richard E. Francis, Jr.
Richard E. Francis, Jr.
Chairman of the Board and
Chief Executive Officer

PARENT:

SYMBOL ACQUISITION, L.L.C.

By:	/s/ Thomas S. Murphy, Jr.
Name: Thomas S. Murphy, Jr.

Title:	Vice President

ACQUISITION:

SYMBOL MERGER SUB, INC.

By:	/s/ Thomas S. Murphy, Jr.
Name: Thomas S. Murphy, Jr.

Title:	Director

[Signature Page to Merger Agreement]

APPENDIX B

Bear, Stearns & Co. Inc. 383 Madison Avenue New York, NY 10179 Tel (212) 272-2000 www.bearstearns.com

April 24, 2007

The Special Committee of the Board of Directors
The Board of Directors
Symbion, Inc.
40 Burton Hills Boulevard
Suite 500
Nashville, TN 37215

Ladies and Gentlemen:

We understand that Symbion, Inc. (“Symbion”), Symbol Acquisition, L.L.C. (“Parent”) and Symbol MergerSub, Inc. (“Merger Sub”) intend to enter into an Agreement and Plan of Merger to be dated as of April 24, 2007 (the “Agreement”), pursuant to which Merger Sub, a wholly owned subsidiary of Parent, will merge with and into Symbion and Symbion will become a wholly owned subsidiary of Parent (the “Merger”). Pursuant to the Agreement, each of the issued and outstanding shares of the common stock of Symbion, subject to certain customary exceptions, will be converted into the right to receive $22.35 in cash (the “Consideration to be Received”). We also understand that certain members of Symbion’s senior management (the “Rollover Equity Holders”) may roll over all or a portion of their existing shares of common stock and stock options of Symbion into shares of common stock or other equity interests in the surviving company or an affiliate thereof. You have provided us with a draft of the Agreement in substantially final form.

You have asked us to render our opinion as to whether the Consideration to be Received is fair, from a financial point of view, to the shareholders of Symbion, excluding the Rollover Equity Holders and Parent and its affiliates.

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed a draft of the Agreement, dated April 24, 2007;

•	reviewed a draft of the equity commitment letters from Parent and debt commitment papers from Parent’s financing sources;

•	reviewed Symbion’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2006, 2005 and 2004, its preliminary results for the quarter ended March 31, 2007 and its Current Reports on Form 8-K filed since December 31, 2006;

•	reviewed certain operating and financial information relating to Symbion’s business and prospects, including projections for the six years ended December 31. 2012 (the “Projections”), all as prepared and provided to us by Symbion’s management;

•	met with certain members of Symbion’s senior management to discuss Symbion’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of the common shares of Symbion;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Symbion;

ATLANTA BEIJING BOSTON  CHICAGO  DALLAS  DENVER  DUBLIN HONG KONG  LONDON
LOS ANGELES  LUGANO  MILAN  NEW YORK  SAN FRANCISCO  SAN JUAN  SÃO PAOLO  SHANGHAI  SINGAPORE  TOKYO

•	reviewed the terms of recent mergers and acquisitions involving companies which we deemed generally comparable to Symbion;

•	performed discounted cash flow analyses based on the Projections; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Symbion or obtained by us from public sources, including, without limitation, the Projections. With respect to the Projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Symbion as to the expected future performance of Symbion. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the Projections, and we have further relied upon the assurances of the senior management of Symbion that they are unaware of any facts that would make the information or Projections incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Symbion, nor have we been furnished with any such appraisals. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Symbion or any other alternative transaction involving Symbion, but we note that Symbion and its advisors have the right in accordance with the Agreement to do so for a prescribed period of time following the execution of the Agreement, subject to the terms set forth therein. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Symbion.

We do not express any opinion as to the price or range of prices at which the shares of common stock of Symbion may trade subsequent to the announcement of the Merger.

We have acted as a financial advisor to the Special Committee of the Board of Directors of Symbion in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. In addition, Symbion has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement. Bear Stearns (i) has previously provided Symbion certain investment banking and other services on matters unrelated to the Merger and (ii) has previously been engaged (and may currently be engaged) by Parent and its affiliates to provide investment banking and other services on matters unrelated to the Merger, for which we have received (or expect to receive) customary fees. Bear Stearns may seek to provide Symbion and Parent and their respective affiliates with certain investment banking and other services unrelated to the Merger in the future.

Bear Stearns and/or certain of its personnel and affiliates may have passive minority investments in certain investment funds managed directly or indirectly by Parent and/or its affiliates, and in portfolio companies of such funds. Additionally, a Senior Managing Director of Bear Stearns who is involved in advising the Special Committee of the Board of Directors of Symbion is the owner of less than 0.1% of Symbion’s outstanding shares.

Consistent with applicable legal and regulatory requirements, Bear Stearns has adopted policies and procedures to establish and maintain the independence of Bear Stearns’ research departments and personnel. As a result, Bear Stearns’ research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Symbion, the Merger and other participants in the Merger that differ from the views of Bear Stearns’ investment banking personnel.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade for its own account and for the accounts of its customers equity and debt securities, bank debt and/or other financial instruments issued by Symbion and/or Parent and their respective affiliates, as well as derivatives thereof, and, accordingly, may at any time hold long or short positions in such securities, bank debt, financial instruments and derivatives.

It is understood that this letter is intended for the benefit and use of the Special Committee of the Board and the Board of Directors of Symbion and does not constitute a recommendation to the Special Committee of the Board or the Board of Directors of Symbion or any holders of Symbion common stock as to how to vote in connection with the Merger or otherwise. This opinion does not address Symbion’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Symbion or the effects of any other transaction in which Symbion might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Symbion common stock in connection with the Merger. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be Received is fair, from a financial point of view, to the shareholders of Symbion, excluding the Rollover Equity Holders and Parent and its affiliates.

Very truly yours,

BEAR, STEARNS & CO. INC.

Senior Managing Director

APPENDIX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX D

INFORMATION RELATING TO THE BUYING GROUP
AND SYMBION’S DIRECTORS AND EXECUTIVE OFFICERS

Symbion Directors and Executive Officers

The following information sets forth the names and titles of our directors and executive officers, their present principal occupation and their business experience during the past five years. During the last five years, none of Symbion, its executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the directors and executive officers listed below are U.S. citizens. The business address of each director or officer listed below is c/o Symbion, Inc., 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215 and the business telephone number of each director or officer listed below is (615) 234-5900.

Richard E. Francis, Jr.
Chairman of the Board and Chief Executive Officer

Mr. Francis has served as the Chairman of the Board of Symbion since May 2002 and as its Chief Executive Officer since 1996. Mr. Francis also served as President of Symbion from 1996 to May 2002. Mr. Francis served from 1992 to 1995 as Senior Vice President, Development of HealthTrust, Inc. From 1990 to 1992, Mr. Francis served as Regional Vice President, Southern Region for HealthTrust, where he oversaw operations of 11 hospitals.

Clifford G. Adlerz
Director, Chief Operating Officer and President

Mr. Adlerz has served as President of Symbion since May 2002 and as its Chief Operating Officer since 1996. Mr. Adlerz also served as Secretary of Symbion from 1996 to May 2002. Mr. Adlerz served as Regional Vice President, Midsouth Region for HealthTrust, Inc. from 1992 until its merger with HCA in May 1995, at which time he became Division Vice President of HCA and served in that position until September 1995. Mr. Adlerz served as Chief Executive Officer of South Bay Hospital in Sun City, Florida from 1987 to 1992.

Eve M. Kurtin
Director

Ms. Kurtin has served as a Managing Partner of Pacific Venture Group, L.P. since its inception in 1995. Prior to joining Pacific Venture Group, Ms. Kurtin served as Chief Executive Officer of Physician Venture Management, a joint venture of UniHealth America and HCA Inc. (formerly Columbia/HCA Healthcare Corporation), from 1994 to 1996. Ms. Kurtin was President and Chief Executive Officer of Kurtin Communications, serving as a consultant in the area of managed care for major pharmaceutical companies and major providers, including UniHealth, from 1991 to 1994.

Jack Tyrrell
Director

Mr. Tyrrell has been a founder of five venture capital funds since 1985 and currently serves as managing partner of Richland Ventures I, L.P., Richland Ventures II, L.P. and Richland Ventures III, L.P. He is currently a director of two privately held companies.

Frederick L. Bryant
Director

Mr. Bryant is President of Bryant Capital Management, LLC. He served as a General Partner of ABS Capital Partners, L.P., a private equity firm, from 1993 to 2003, when he retired from that position. Prior to 1993, Mr. Bryant served as head of the mergers and acquisitions department and as a founder of the Alex. Brown & Sons Incorporated private equity investment program.

Donald W. Burton
Director

Mr. Burton serves as managing general partner of South Atlantic Venture Fund I, II and III, Limited Partnerships and Chairman of South Atlantic Private Equity Fund IV, Limited Partnership. Mr. Burton has also managed The Burton Partnership, Limited Partnership which invests in public and private companies, since 1979. Mr. Burton serves on the boards of directors of Capital Southwest Corporation, KNOLOGY, Inc. and the BlackRock Cluster A Group of Mutual Funds.

David M. Wilds
Director

Mr. Wilds has served as a managing director of First Avenue Partners, L.P., a venture capital firm, since 1998. From 1995 until 1998, he was a principal at Nelson Capital Corp. From 1991 to 1995, Mr. Wilds was Chairman of the Board of Cumberland Health Systems, Inc. Mr. Wilds serves on the board of directors of Dollar General Corporation.

Kenneth C. Mitchell
Senior Vice President of Finance and Chief Financial Officer

Mr. Mitchell has served as Chief Financial Officer of Symbion since May 2002 and as Senior Vice President of Finance since December 2002. Mr. Mitchell served as Vice President of Finance of Symbion from 1996 to December 2002. Mr. Mitchell served as Chief Financial Officer of American HealthMark, Inc. from 1989 to 1995 and as Vice President — Controller for HCA Management Company from 1988 to 1989. Prior to that time, Mr. Mitchell served as Assistant Vice President-Development and Regional Controller for HCA Management Company.

R. Dale Kennedy
Senior Vice President of Management Services and Secretary

Mr. Kennedy has served Secretary of Symbion since May 2002 and Senior Vice President of Administrative Services since December 2002. Mr. Kennedy served as Vice President of Management Services from 1996 to December 2002. Mr. Kennedy served as Chief Operations Officer for IPN Network, LLC, a company that managed the business office functions of healthcare entities, from 1991 until 1995. Prior to that time, Mr. Kennedy served in regional financial roles for HealthTrust, Inc. and HCA.

The Members of the Buying Group

The members of the buying group are Crestview Partners, L.P., Crestview Partners GP, L.P., Crestview Offshore Holdings (Cayman), L.P., Crestview Holdings (TE), L.P., Crestview Partners (ERISA), L.P., Crestview Partners (PF), L.P., Symbol Acquisition, L.L.C., Symbol Merger Sub, Inc., Richard E. Francis, Jr. and Clifford G. Adlerz. During the last five years, none of the members of the buying group has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such member from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The principal office address of each member of the buying group is c/o Crestview

Partners, L.P., 667 Madison Avenue, New York, New York 10021 and the principal phone number at such address is (212) 906-0700.

The following sets forth information on the principal business of each member of the buying group (other than Richard E. Francis, Jr. and Clifford G. Adlerz, because their information is set forth above):

•	Symbol Acquisition, L.L.C., is a Delaware limited liability company that was formed solely for the purpose of effecting the merger and the transactions related to the merger. It has not engaged in any business except in furtherance of this purpose.

•	Symbol Merger Sub, Inc. is a Delaware corporation and a direct wholly-owned subsidiary of Symbol Acquisition, L.L.C. Symbol Merger Sub, Inc. was formed solely for the purpose of effecting the merger. Upon consummation of the merger, Symbol Merger Sub, Inc. will cease to exist and Symbion will continue as the surviving corporation.

•	Crestview Partners, L.P. is a Delaware limited partnership. Its principal business is that of a private equity fund.

•	Crestview Partners GP, L.P. is a Delaware limited partnership. Its principal business is that of a general partner of persons primarily engaged in the business of making private equity investments.

•	Crestview Offshore Holdings (Cayman), L.P. is a limited partnership organized under the laws of the Cayman Island. Its principal business is that of a private equity fund.

•	Crestview Holdings (TE), L.P. is a Delaware limited partnership. Its principal business is that of a private equity fund.

•	Crestview Partners (ERISA), L.P. is a Delaware limited partnership. Its principal business is that of a private equity fund.

•	Crestview Partners (PF), L.P. is a Delaware limited partnership. Its principal business is that of a private equity fund.

The following sets forth the names and titles of the directors and executive officers of Symbol Acquisition, L.L.C. and Symbol Merger Sub, Inc., their present principal occupation and their business experience during the past five years. All of such directors and executive officers listed below are U.S. citizens. During the last five years, none of such directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The business address of each director or officer listed below is c/o Crestview Partners, L.P., 667 Madison Avenue, New York, New York 10021.

Barry S. Volpert
Director of Symbol Merger Sub, Inc.
President of Symbol Acquisition, L.L.C. and Symbol Merger Sub, Inc.

     Mr. Volpert has served as Managing Director of Crestview, L.L.C. since co-founding it in 2004. Mr. Volpert joined Goldman, Sachs & Co. in 1986 and retired in 2003 as head of its Merchant Banking Division in Europe and co-Chief Operating Officer of its Principal Investment Area worldwide.

Thomas S. Murphy, Jr.
Director of Symbol Merger Sub, Inc.
Vice-President of Symbol Acquisition, L.L.C. and Symbol Merger Sub, Inc.

     Mr. Murphy has served as Managing Director Crestview, L.L.C. since co-founding it in 2004. Mr. Murphy joined Goldman, Sachs & Co. in 1986 and retired in 2003 as head of its Financial Sponsors Group.

Wing Sommers Keith
Director of Symbol Merger Sub, Inc.
Vice-President, Secretary and Treasurer of Symbol Acquisition, L.L.C. and
Symbol Merger Sub, Inc.

     Ms. Keith has served as Chief Operating Officer of Crestview, L.L.C. since 2004. Prior to joining Crestview, Ms. Keith served as Chief Operating Officer of Oak Hill Capital Management, Inc. from 1999 to 2004.

Crestview Partners GP, L.P., formed in 2004 with a principal occupation of investment that continues to present, is the sole general partner of Crestview Partners, L.P., Crestview Offshore Holdings (Cayman), L.P., Crestview Holdings (TE), L.P., Crestview Partners (ERISA), L.P. and Crestview Partners (PF), L.P. Crestview L.L.C., a Delaware limited liability company, is the sole general partner of Crestview Partners GP, L.P. The following information sets forth the names of the managing directors of Crestview, L.L.C. and their business experience during the past five years. All of such managing directors are U.S. citizens. During the last five years, none of such individuals has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The business address of each managing member listed below is c/o Crestview Partners, L.P., 667 Madison Avenue, New York, New York 10021.

Barry S. Volpert
Managing Director, Crestview, L.L.C.

     Mr. Volpert has served as Managing Director of Crestview, L.L.C. since co-founding it in 2004. Mr. Volpert joined Goldman, Sachs & Co. in 1986 and retired in 2003 as head of its Merchant Banking Division in Europe and co-Chief Operating Officer of its Principal Investment Area worldwide.

Thomas S. Murphy, Jr.
Managing Director, Crestview, L.L.C.

     Mr. Murphy has served as Managing Director of Crestview, L.L.C. since co-founding it in 2004. Mr. Murphy joined Goldman, Sachs & Co. in 1986 and retired in 2003 as head of its Financial Sponsors Group.

PROXY

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF
SYMBION, INC.
This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints Richard E. Francis, Jr. and Clifford G. Adlerz (together, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Special Meeting of Stockholders of Symbion, Inc. (the “Company”) to be held at the offices of Waller Lansden Dortch & Davis, LLP, 511 Union Street, Suite 2700, Nashville, Tennessee 37219 on [date] at [time] and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Please mark your votes as indicated in this example.

PLEASE SEE REVERSE SIDE.

(Continued and to be marked, dated and signed on reverse side.)

Detach here from proxy voting card.

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Central Time the business day prior to Special Meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone
[website]		[number]		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

Your shares will be voted as specified below. If no specification is made, the Record Keeper will vote FOR Proposals 1 and 2. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1 AND 2.

	FOR	AGAINST	ABSTAIN

Proposal 1 — Approval and adoption of the Agreement and Plan of Merger, dated as of April 24, 2007, among Symbion, Inc., Symbol Acquisition, L.L.C. and Symbol Merger Sub, Inc.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
Proposal 2 — Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the Agreement and Plan of Merger, dated as of April 24, 2007, among Symbion, Inc., Symbol Acquisition, L.L.C. and Symbol Merger Sub, Inc.	☐	☐	☐

Proposal 3 — In the discretion of the proxies, on any other matter that may properly come before the special meeting.

IMPORTANT — PLEASE SIGN AND RETURN PROMPTLY.

     Signature                 Signature, if held jointly                 Dated           , 2007

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Detach here from proxy voting card.

IF YOU WISH TO VOTE BY TELEPHONE IN THE UNITED STATES, PUERTO RICO OR CANADA, PLEASE FOLLOW THE INSTRUCTIONS BELOW. IF YOU VOTE BY THE INTERNET OR TELEPHONE, PLEASE DO NOT RETURN YOUR CARD BY MAIL.

HAVE YOUR PROXY CARD IN HAND. TO VOTE BY PHONE THROUGH OUR TABULATOR, [NAME OF TABULATOR]:

(A) On a touch-tone telephone call Toll Free [telephone number] — 24 hours a day — 7 days a week.

(B) Enter your           -digit Control Number which is indicated below.

Option 1:	To vote as the Board of Directors recommends, press 1. If you wish to vote separately for any Proposal, press 0.

When you press 1, your vote will be confirmed and cast as you directed. END OF CALL

Option 2:	If you choose to vote separately for any Proposal, you will hear the following instructions:

You may make your selection at any time.

To vote FOR, press 1;
To vote AGAINST, press 2;
To ABSTAIN, press 0.

Your vote will be repeated and you will have an opportunity to confirm it.

SYMBION, INC.

THANK YOU FOR VOTING	Special Meeting , 2007
Admission Ticket